                                                                     EXHIBIT 2.2

LATHAM & WATKINS LLP
     Michael S. Lurey (State Bar #048235)
     Robert A. Klyman (State Bar #142723)
     Eric D. Brown (State Bar #211512)
633 West Fifth Street, Suite 4000
Los Angeles, California  90071-2007
Telephone:  (213) 485-1234
Facsimile:  (213) 891-8763

Counsel for
Debtors and Debtors-in-Possession

                         UNITED STATES BANKRUPTCY COURT

                        SOUTHERN DISTRICT OF CALIFORNIA

In re                                                     Chapter 11 Case No.:  03-3470-All
                                                                                through 03-3535-All
LEAP WIRELESS INTERNATIONAL, INC.,
and CRICKET COMMUNICATIONS, INC., et                      (Jointly Administered)
al.,
                                                          Chapter 11
                  Debtors.

                                                          DISCLOSURE STATEMENT
                                                          ACCOMPANYING THIRD AMENDED
                                                          JOINT PLAN OF REORGANIZATION,
                                                          AS MODIFIED, DATED AS OF JULY
                                                          18, 2003
Fed. Tax Id. Nos. 33-0811062 and 33-0879924
                                                                     HEARING

                                                          Date:  July 22, 2003
                                                          Time:  10:00 a.m.
                                                          Place: Courtroom 2

                                                          Judge: The Honorable Louise DeCarl Adler

LATHAM & WATKINS LLP
   ATTORNEYS AT LAW
     LOS ANGELES

                                 I. INTRODUCTION

                  Leap Wireless International, Inc. ("Leap"), its indirect wholly owned subsidiary Cricket Communications, Inc. ("Cricket") and their respective 64 subsidiaries and/or affiliates(1) (collectively, the "Debtors") hereby submit this disclosure statement (the "Disclosure Statement") pursuant to
Section 1125 of the Bankruptcy Code, for use in the solicitation of votes on their Third Amended Joint Plan of Reorganization, as modified (as it may be amended, modified or supplemented, the "Plan"), filed with the United States Bankruptcy Court for the Southern District of California on or about July 18, 2003.

                  On April 13, 2003 (the "Petition Date"), each of the Debtors filed with the Clerk of the United States Bankruptcy Court for the Southern District of California (the "Court") a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtors have also filed with the Court the Plan, which sets forth the manner in which Claims against, and Interests

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(1) Cricket Communications Holdings, Inc., a Delaware corporation; Backwire.com, Inc., a Delaware corporation; Telephone Entertainment Network, Inc., a Delaware corporation; Chasetel Licensee Corporation, a Delaware corporation; Cricket Licensee (Albany), Inc., a Delaware corporation; Cricket Licensee (Columbus), Inc., a Delaware corporation; Cricket Licensee (Denver), Inc., a Delaware corporation; Cricket Licensee (Lakeland), Inc., a Delaware corporation; Cricket Licensee (Macon), Inc., a Delaware corporation; Cricket Licensee (North Carolina), Inc., a Delaware Corporation; Cricket Licensee (Pittsburgh), Inc., a Delaware corporation; Cricket Licensee (Reauction), Inc., a Delaware corporation; Cricket Licensee I, Inc., a Delaware corporation; Cricket Licensee II, Inc., a Delaware corporation; Cricket Licensee III, Inc., a Delaware corporation; Cricket Licensee IV, Inc., a Delaware corporation; Cricket Licensee V, Inc., a Delaware corporation; Cricket Licensee VI, Inc., a Delaware corporation; Cricket Licensee VII, Inc., a Delaware corporation; Cricket Licensee VIII, Inc., a Delaware corporation; Cricket Licensee IX, Inc., a Delaware corporation; Cricket Licensee X, Inc., a Delaware corporation; Cricket Licensee XI, Inc., a Delaware corporation; Cricket Licensee XII, Inc., a Delaware corporation; Cricket Licensee XIII, Inc., a Delaware corporation; Cricket Licensee XIV, Inc., a Delaware corporation; Cricket Licensee XV, Inc., a Delaware corporation; Cricket Licensee XVI, Inc., a Delaware corporation; Cricket Licensee XVII, Inc., a Delaware corporation; Cricket Licensee XVIII, Inc., a Delaware corporation; Cricket Licensee XIX, Inc., a Delaware corporation; Cricket Licensee XX, Inc., a Delaware corporation; Cricket Holdings Dayton, Inc., a Delaware corporation; MCG PCS Licensee Corporation, Inc., a Delaware corporation; Chasetel Real Estate Company, Inc., a Tennessee corporation; Cricket Alabama Property Company, a Delaware corporation; Cricket Arizona Property Company, a Delaware corporation; Cricket Arkansas Property Company, a Delaware corporation; Cricket California Property Company, a Delaware corporation; Cricket Colorado Property Company, a Delaware corporation; Cricket Florida Property Company, a Delaware corporation; Cricket Georgia Property Company, inc., a Delaware corporation; Cricket Idaho Property Company, a Delaware corporation; Cricket Illinois Property Company, a Delaware corporation; Cricket Indiana Property Company, a Delaware corporation; Cricket Kansas Property Company, a Delaware corporation; Cricket Kentucky Property Company, a Delaware corporation; Cricket Michigan Property Company, a Delaware corporation; Cricket Minnesota Property Company, a Delaware corporation; Cricket Mississippi Property Company, a Delaware corporation; Cricket Nebraska Property Company, a Delaware corporation; Cricket Nevada Property Company, a Delaware corporation; Cricket New Mexico Property Company, a Delaware corporation; Cricket New York Property Company, Inc., a Delaware corporation; Cricket North Carolina Property Company, a Delaware corporation; Cricket Ohio Property Company, a Delaware corporation; Cricket Oklahoma Property Company, a Delaware corporation; Cricket Oregon Property Company, a Delaware corporation; Cricket Pennsylvania Property Company, a Delaware corporation; Cricket Texas Property Company, a Delaware corporation; Cricket Utah Property Company, a Delaware corporation; Cricket Washington Property Company, a Delaware corporation; Cricket Wisconsin Property Company, a Delaware corporation; Leap PCS Mexico, Inc., a California corporation.

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   ATTORNEYS AT LAW
     LOS ANGELES
in, the Debtors will be treated. The Plan is attached to the Disclosure Statement as Exhibit A. This Disclosure Statement describes certain aspects of the Plan, the Debtors' businesses, and related matters. Unless otherwise defined herein, each capitalized term contained herein has the meaning ascribed thereto in the Plan.

                  The Plan represents a global settlement of all Intercompany Claims and Litigation Claims between the Debtors and their Estates, the Holders of Old Vendor Debt (in their capacity as such Holders) and Holders of Leap General Unsecured Claims (in their capacity as such Holders), and is the product of months of investigation and negotiations among the foregoing parties (and the Leap Informal Noteholder Committee prior to the appointment of the Leap Official Committee of Unsecured Creditors). As a result of the foregoing settlement, the Debtors have been able to file the Plan - which provides for the preservation of the Debtors as viable going-concern businesses - and expect to confirm the Chapter 11 Cases on an expedited timetable. Without the settlement memorialized in the Plan, the Chapter 11 Cases could deteriorate into free-fall chapter 11 cases and Holders of Allowed Claims and Interests would receive distributions (if any) only after the conclusion of lengthy and expensive complex litigation. Those distributions, moreover, would be reduced substantially due to the likely deterioration of the value of the Debtors during prolonged Chapter 11 Cases and the millions of dollars in legal and expert fees which would be incurred to litigate the Intercompany Claims and Litigation Claims.

                  THE OFFICIAL COMMITTEE HAS INFORMED THE DEBTORS THAT A SUBSTANTIAL DELAY IN CONFIRMING THE PLAN COULD JEOPARDIZE THE CAREFULLY CRAFTED GLOBAL SETTLEMENT DESCRIBED ABOVE. IN ADDITION, THE DEBTORS BELIEVE THAT THE BANKRUPTCY FILINGS HAVE ADVERSELY AFFECTED THE DEBTORS' BUSINESS. FOR EXAMPLE, AS OF MAY 31, 2003, CRICKET HAD 1,475,406 SUBSCRIBERS, DOWN 38,071 SUBSCRIBERS FROM MARCH 31, 2003. THE DEBTORS ALSO BELIEVE THAT PROLONGED BANKRUPTCY PROCEEDINGS WILL REDUCE THE RECOVERY AVAILABLE TO CREDITORS AND WILL CONTINUE TO ADVERSELY AFFECT THE CRICKET BUSINESS. ACCORDINGLY, TO EXPEDITE THE DEBTORS' EMERGENCE FROM BANKRUPTCY, THE DEBTORS URGE HOLDERS OF CLAIMS AND INTERESTS TO READ THE DISCLOSURE STATEMENT AND TO VOTE IN FAVOR OF THE PLAN.

                  In sum, the Plan provides for a reorganization of the Debtors under Reorganized Leap. Specifically, the means of executing and implementing the Plan are as follows:

                  On the Effective Date, (i) the Old License Holding Company Common Stock will be cancelled and each Reorganized License Holding Company will issue to Reorganized Leap 100% of the issued and outstanding shares of New License Holding Company Common Stock, (ii) the Old Other Subsidiary Common Stock will be cancelled and each Reorganized Other Subsidiary will issue to Reorganized Leap 100% of the issued and outstanding shares of New Other Subsidiary Common Stock, and (iii) the Old Property Holding Company Common Stock will be cancelled and each Reorganized Property Holding Company will issue to Reorganized Cricket 100% of the issued and outstanding shares of New Property Holding Company Common Stock.

                  Also on the Effective Date, (i) the Old Leap Common Stock will be cancelled, (ii) Reorganized Leap will issue and contribute 96.5% of the issued and outstanding shares of New Leap Common Stock to CCH, (iii) Reorganized Leap will contribute all of the New License Holding Company Common Stock to CCH, and (iv) CCH will contribute all of such New Leap Common Stock and New License Company Common Stock to Reorganized Cricket. Following such contributions, on the Effective Date, CCH will be merged with and into Reorganized Cricket in a "tax-free" reorganization in compliance with Section 368(a)(1)(G) of the Internal Revenue Code, pursuant to which the Old CCH Common Stock will be converted into 100% of the issued and outstanding shares of New Cricket Common Stock. As a result, Reorganized Leap will own 100% of the issued and outstanding shares of Reorganized Cricket and each of the Reorganized Other Subsidiaries, and Reorganized Cricket will own 100% of the issued and

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outstanding shares of each of the Reorganized License Holding Companies, 100% of the issued and outstanding shares of each of the Reorganized Property Holding Companies and, temporarily until the distribution thereof to the Holders of Old Vendor Debt Claims, 96.5% of the New Leap Common Stock.

                  On the Effective Date, or as soon thereafter as practicable, the Holders of Old Vendor Debt Claims will receive from Cricket, on a Pro Rata basis, 96.5% of the issued and outstanding shares of New Leap Common Stock and New Senior Notes aggregating $350 million in principal amount.

                  On the Initial Distribution Date, and notwithstanding the occurrence of the Effective Date: (a) Holders of Allowed Leap General Unsecured Claims, including the Holders of Old Leap Notes, will receive, on a Pro Rata basis, beneficial interests in the Leap Creditor Trust; (b) the Leap Creditor Trust will receive the Leap General Unsecured Claim Cash Distribution (approximately $80.0 million, minus a reserve in the approximate amount of $5 million for Administrative Claims against Leap, the actual amount of which may vary materially; the amount initially withheld in reserve for Administrative Claims and Priority Claims will be subject to negotiation between the Debtors and the Official Committee); and (c) Holders of Allowed 12 1/2% Senior Secured Claims will receive, on a Pro Rata basis, the 12 1/2% Senior Secured Claim Distribution (approximately $200,000).

                  In addition, on the later of the Effective Date and the Initial Distribution Date, Reorganized Leap will issue and transfer to the Leap Creditor Trust: (a) 3.5% of the issued and outstanding shares of New Leap Common Stock as of the Effective Date for Distribution to the Leap General Unsecured Creditors and (b) the Leap Creditor Trust Assets (comprised of other assets that have a value estimated to be approximately $30.0 million-$50.0 million)(2) for subsequent sale and Distribution of the proceeds to the Leap General Unsecured Creditors. The "Leap Creditor Trust Assets" to be transferred to the trust are the following assets:

                  (i) the PCS licenses in the Bemidji, Minnesota (10 MHz); Brainerd, Minnesota (10 MHz); Escanaba, Michigan (10
                           MHz); Pueblo, Colorado (10 MHz); and Salem, Oregon (10 MHz) Basic Trading Areas ("BTAs") and any cause(s) of action resulting from the proposed sale thereof pursuant to a previously executed agreement;

                  (ii)     Leap's stake in the Idaho joint venture with NTCH;

                  (iii) any Leap cause(s) of action listed in Leap's Schedules, including the cause of action related to the Endesa note receivable, together with any Leap causes of action that are not otherwise released under the Plan and that do not have, or could reasonably be expected to have, a material adverse effect on the Debtors or the Reorganized Debtors or their respective businesses or prospects, as reasonably determined by the Informal Vendor Debt Committee in accordance with the Plan;

                  (iv) any cause of action that is part of the Leap Estate arising from Bankruptcy Code sections 542, 543, 544, 545, 547, 548, 549 or 550, that is not otherwise released under the Plan and that is not against a potential defendant that is a vendor, customer or other party with whom the Debtors

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(2) This range has been estimated by the Debtors based on prior testimony in the Chapter 11 Cases that these assets had an aggregate value of approximately $30 million, which the Debtors then increased to reflect what the Debtors believe is an appropriate range of values for these assets including the Endesa note receivable.

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                           or the Reorganized Debtors have, or reasonably expect to have, a material business relationship, as reasonably determined by the Informal Vendor Debt Committee in accordance with the Plan;

                  (v) any and all Tax Refunds that are to be delivered to the Leap Creditor Trust in accordance with the Plan;

                  (vi) Cash to be paid by Cricket in an amount equal to the Leap Deposits (estimated to be approximately $2.5 million, but if all such deposits are assumed by the Reorganized Debtors and corresponding amounts are paid by Cricket, the maximum amount would be approximately $3.3 million); and

                  (vii) the PCS licenses in the Bozeman, Montana (20 MHz); Casper, Wyoming (15 MHz); Lewiston, Idaho (15 MHz); and Redding, California (15 MHz) BTAs and any cause(s) of action resulting from the proposed sale thereof pursuant to a previously executed agreement.

IN ACCORDANCE WITH THE NEGOTIATED SETTLEMENT BETWEEN THE LEAP INFORMAL NOTEHOLDER COMMITTEE AND THE INFORMAL VENDOR DEBT COMMITTEE LEADING TO THE PLAN, ALL OTHER ASSETS OF LEAP THAT ARE NOT SPECIFICALLY LISTED ABOVE AND DEFINED AS LEAP CREDITOR TRUST ASSETS IN THE PLAN WILL NOT BE TRANSFERRED TO THE LEAP CREDITOR TRUST AND WILL REMAIN WITH REORGANIZED LEAP, INCLUDING FOR EXAMPLE ONLY, OFFICE FURNITURE, FIXTURES, EQUIPMENT AND SUPPLIES; LEAP INTELLECTUAL PROPERTY, INCLUDING THE "LEAP" TRADEMARK; RETIREMENT PLAN ASSETS; AND AN INTER-COMPANY PAYABLE FROM CRICKET WHICH IS BEING RELEASED UNDER THE PLAN.

                  Following the Effective Date, after the satisfaction of all Allowed Administrative Claims and Allowed Priority Claims against Leap and the resolution of all Disputed Administrative Claims and Disputed Priority Claims against Leap, any remaining Cash held in reserve by Leap will be distributed to the Leap Creditor Trust. Notwithstanding anything set forth herein, if any Leap Creditor Trust Assets are converted to Cash on or after the Initial Distribution Date but prior to the Effective Date, the Cash proceeds shall be transferred to the Leap Creditor Trust as soon as practicable upon such monetization, notwithstanding the fact that the Effective Date has not occurred.

                  Holders of Old Leap Common Stock will receive nothing on account of their Interests.

                  FOR AN ILLUSTRATION THAT DEPICTS THE GENERAL CORPORATE STRUCTURE OF THE DEBTORS BEFORE AND AFTER THE REORGANIZATION UNDER THE PLAN AND THAT SUMMARIZES THE DISTRIBUTIONS UNDER THE PLAN TO LEAP'S GENERAL UNSECURED CREDITORS AND THE HOLDERS OF OLD VENDOR DEBT CLAIMS, PLEASE SEE THE CHARTS ATTACHED HERETO AS EXHIBIT O.

                  The Holders of Old Vendor Debt hold valid, perfected and duly enforceable security interests in all of the stock and assets of the License Holding Companies, the assets of CCH, the stock and assets of Cricket and the stock and assets of the Property Holding Companies. The only assets available to Holders of Old Leap Notes under the Plan are the Leap General Unsecured Claim Cash Distribution and those assets that will be transferred to the Leap Creditor Trust for the benefit of such Holders pursuant to the Plan. There are no material assets available for any Holders of Unsecured Claims against Cricket, the License Holding Companies, the Property Holding Companies or the Other Subsidiaries under the Plan (and in a chapter 7 liquidation such holders would receive nothing). As a result, 96.5% of the New Leap Common Stock will be distributed for the benefit of the Holders of Old Vendor Debt. All New Cricket Common Stock and New Other Subsidiary Common Stock will be held directly by Reorganized Leap for the benefit of the Holders of New Leap Common Stock. Reorganized Cricket will hold

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directly all New License Holding Company Common Stock and New Property Holding Company Common Stock. The issuance of all of the aforementioned stock does not reflect any so-called "new value" plan or substantive consolidation of the Debtors; instead, such issuance reflects the economic realities of these Chapter 11 Cases. In other words, if the Holders of Old Vendor Debt foreclosed on their collateral, such Holders would own the Old License Holding Company Common Stock (and the assets of the License Holding Companies, subject to the FCC Claim), the Old Cricket Common Stock (and the assets of Cricket) and the Old Property Holding Company Common Stock (and the assets of the Property Holding Companies). Moreover, the Intercompany Releases provided on account of Intercompany Claims do not take any value away from any Holder of a Claim against or Interest in Cricket, the License Holding Companies or the Property Holding Companies because any such Intercompany Claims are pledged to the Holders of Old Vendor Debt and any recovery thereon would inure solely to the benefit of such Holders.

                  THE PLAN IS THE PRODUCT OF NEGOTIATIONS AMONG THE DEBTORS, THE INFORMAL VENDOR DEBT COMMITTEE, THE INFORMAL NOTEHOLDER COMMITTEE (PRIOR TO THE APPOINTMENT OF THE OFFICIAL COMMITTEE) AND THE OFFICIAL COMMITTEE. THE DEBTORS BELIEVE THE PLAN REPRESENTS THE BEST POSSIBLE RETURN TO HOLDERS OF CLAIMS AND INTERESTS AND URGE SUCH HOLDERS TO VOTE IN FAVOR OF THE PLAN.

                  THE INFORMAL VENDOR DEBT COMMITTEE URGES HOLDERS OF OLD VENDOR DEBT TO READ THE DISCLOSURE STATEMENT AND VOTE IN FAVOR OF THE PLAN.

                  THE OFFICIAL COMMITTEE URGES HOLDERS OF LEAP GENERAL UNSECURED CLAIMS TO READ THE DISCLOSURE STATEMENT AND VOTE IN FAVOR OF THE PLAN.

                  ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. NO MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND THE EXHIBITS AND SCHEDULES ATTACHED THERETO OR REFERENCED THEREIN, HAVE BEEN APPROVED BY THE DEBTORS FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THE PLAN.

                                   * * * * *

                  MCG PCS, INC., A CREDITOR OF LEAP AND LEAP'S LARGEST STOCKHOLDER, HAS SUBMITTED A COUNTERPOINT TO DEBTORS' DISCLOSURE STATEMENT, WHICH IS ATTACHED AS EXHIBIT 1 TO THIS DISCLOSURE STATEMENT.

                                   * * * * *

                  MCG'S COUNTERPOINT TO DEBTORS' DISCLOSURE STATEMENT EXPRESSES SOLELY THE VIEWS OF MCG PCS. THE DEBTORS, THE INFORMAL VENDOR DEBT COMMITTEE AND THE OFFICIAL COMMITTEE DISPUTE MCG'S COUNTERPOINT. THEIR RESPONSES TO MCG'S COUNTERPOINT ARE ATTACHED AS EXHIBITS 2, 3 AND 4 TO THIS DISCLOSURE STATEMENT.

                                   * * * * *

                  This Disclosure Statement is submitted pursuant to Section 1125 of the Bankruptcy Code to holders of Interests or Claims against the Debtors in connection with (i) the solicitation of acceptances of the Plan and
(ii) the hearing to consider confirmation of the Plan, scheduled for [_________], 2003 at 8:30 a.m.

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                  Attached as Exhibits to this Disclosure Statement are copies of the following:

                  - Counterpoint to Debtors' Disclosure Statement from MCG PCS, Inc. (Exhibit 1);

                  - Response of the Debtors to Counterpoint to Debtors' Disclosure Statement from MCG PCS, Inc. (Exhibit 2);

                  - Response of the Informal Vendor Debt Committee to Counterpoint to Debtors' Disclosure Statement from MCG PCS, Inc. (Exhibit 3);

                  - Response of the Official Committee to Counterpoint to Debtors' Disclosure Statement from MCG PCS, Inc. (Exhibit 4);

                  -     The Plan (Exhibit A);

                  - An Order of the Court dated [_________], 2003 (the "Disclosure Statement Order") approving the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

                  - Leap Wireless International, Inc. Organizational Chart (Exhibit C);

                  - Leap Wireless International, Inc. Annual Report on Form 10-K/A for the year ending December 31, 2002 (excluding exhibits) (Exhibit D);

                  - Leap Wireless International, Inc. Quarterly Report on Form 10-Q for the quarter ending March 31, 2003 (excluding exhibits) (Exhibit E);

                  -     Liquidation Analyses (Exhibit F);

                  -     Projections for Reorganized Leap (Exhibit G);

                  -     Leap Budget (Exhibit H);

                  -     Cricket Budget (Exhibit I),

                  - Description of New Leap Common Stock and Related Risk Factors, New Cricket Common Stock, New License Holding Company Common Stock, New Property Holding Company Common Stock and New Other Subsidiary Common Stock (Exhibit J);

                  - Description of New Senior Notes and Related Risk Factors (Exhibit K);

                  -     Schedule of Litigation Claims (Exhibit L);

                  - Valuation of Reorganized Leap from UBS Securities LLC (Exhibit M);

                  - Reconciliation of Total Liabilities Reported in Leap's Petition, Form 10-Q and Schedules (Exhibit N); and

                  - Charts depicting Pre- and Post-Reorganization Corporate Structure of the Debtors (Exhibit O).

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                  If you did not receive a copy of the Exhibits to the Disclosure Statement, you may obtain the Exhibits by logging on to the Debtors' website for the Chapter 11 Cases, www.leapreorganization.com, or by contacting the Debtors' counsel (IN WRITING) as follows: Robert A. Klyman, Esq., Latham & Watkins LLP, 633 W. Fifth St., Suite 4000, Los Angeles, California 90071; (213) 891-8763 (facsimile).

                  In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Interests that the Debtors believe are entitled to vote to accept or reject the Plan. You also may obtain a Ballot by logging on to the Debtors' website, www.leapreorganization.com, or by contacting the Voting Agent, Poorman-Douglas at:

                  If by U.S. Mail:

                                    Poorman-Douglas Corporation
                                    P.O. Box 4390
                                    Portland, Oregon 97208-4390
                                    Tel:  (503) 350-5800
                                    Fax:  (503) 350-5890
                                    Attn: Leap Wireless International, Inc.,
                                    Cricket Communications Inc. and
                                    Affiliated Entities Claims Agent

                  If by Overnight or Hand Delivery:

                                    Poorman-Douglas Corporation
                                    10300 SW Allen Boulevard
                                    Beaverton, Oregon 97005
                                    Tel:  (503) 350-5800
                                    Fax:  (503) 350-5890
                                    Attn: Leap Wireless International, Inc.,
                                    Cricket Communications Inc. and
                                    Affiliated Entities Claims Agent

                  On [_________], 2003, after notice and a hearing, the Court entered the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of Holders of Claims against and Interests in the Debtors to make an informed judgment as to whether to accept or reject the Plan. Approval of the Disclosure Statement does not constitute a determination by the Court as to the fairness or merits of the Plan.

                  The Disclosure Statement Order sets forth in detail the deadlines, procedures and/or instructions for, inter alia, (a) voting to accept or reject the Plan, (b) filing objections to Confirmation of the Plan, (c) the Record Date, and (d) the applicable standards for tabulating votes. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan.

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                            II. OVERVIEW OF THE PLAN

                  The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan.(3)

                  The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or an Allowed Interest. Unless otherwise specified herein, each Debtor shall assume responsibility for paying, satisfying or otherwise discharging all Allowed Claims against it and shall not be responsible for paying, satisfying or otherwise discharging any Claim against any other Debtor.

CLAIMS AGAINST AND INTERESTS IN LEAP

                TYPE OF ALLOWED                                                                ESTIMATED
CLASS          CLAIM OR INTEREST                          TREATMENT                             RECOVERY
-----       ------------------------   ------------------------------------------------       -----------
-           Administrative Claims      Paid in full in Cash by Leap on the                        100%
                                       Effective Date or as soon as practicable
                                       thereafter (unless the Holder of a
                                       particular Claim and Leap agree to less
                                       favorable treatment), or in accordance
                                       with the terms and conditions of
                                       transactions or agreements relating to
                                       obligations incurred in the ordinary
                                       course of business during the pendency of
                                       the Chapter 11 Cases.

-           Priority Tax Claims        Paid in full in Cash by Leap on the Effective              100%
                                       Date or as soon as practicable thereafter.

            SECURED CLAIMS:

1A          GLH Claim                  Impaired; on the Effective Date or as soon as              100%
                                       practicable thereafter, GLH shall receive the
                                       GLH Collateral.

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(3) As this table merely provides a summary of the classification and treatment of Claims and Interests under the Plan, reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests.

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                TYPE OF ALLOWED                                                                ESTIMATED
CLASS          CLAIM OR INTEREST                          TREATMENT                             RECOVERY
-----       ------------------------   ------------------------------------------------       -----------
1B          12 1/2% Senior Secured     Unimpaired; on the Initial Distribution Date or            100%
            Claim                      as soon as practicable thereafter, each Holder
                                       of an Allowed 12 1/2% Senior Secured
                                       Claim shall receive, on a Pro Rata basis,
                                       the 12 1/2% Senior Secured Claim
                                       Distribution (approximately $200,000
                                       remaining in a pledged account).

1C          Old Vendor Debt Claim      Impaired; on the Initial Distribution Date,              30-37%
                                       each Holder of an Allowed Old Vendor Debt Claim
                                       shall receive in full satisfaction, settlement,
                                       release and discharge of and in exchange for
                                       its Claim against Leap and its Estate, the
                                       benefit of the Intercompany Releases, and on
                                       the Effective Date or as soon as practicable
                                       thereafter, on a Pro Rata basis, the Old Vendor
                                       Debt Distribution.

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                TYPE OF ALLOWED                                                                ESTIMATED
CLASS          CLAIM OR INTEREST                          TREATMENT                             RECOVERY
-----       ------------------------   ------------------------------------------------       -----------
2A et seq.  Other Secured Claims       Unimpaired if paid in full in Cash or                      100%
                                       Reinstated on the Effective Date or as soon as
                                       practicable thereafter; Impaired if Holder of
                                       Allowed Class 2A et seq. Claim receives
                                       alternative treatment. Each Holder of an
                                       Allowed Class 2A et seq. Claim shall, in the
                                       discretion of the Debtor with the consent of
                                       the Informal Vendor Debt Committee, receive any
                                       one or a combination of any of the following:
                                       (i) Cash in an amount equal to such Allowed
                                       Class 2A et seq. Claim; (ii) deferred Cash
                                       payments totaling at least the Allowed amount
                                       of such Allowed Class 2A et seq. Claim, of a
                                       value, as of the Effective Date, of at least
                                       the value of such Holder's interest in the
                                       Collateral securing the Allowed Class 2A et
                                       seq. Claim; (iii) the Collateral securing such
                                       Holder's Allowed Class 2A et seq. Claim;
                                       (iv) payments or Liens amounting to the
                                       indubitable equivalent of the value of such
                                       Holder's interest in the Collateral securing
                                       the Allowed Class 2A et seq. Claim;
                                       (v) Reinstatement of such Allowed Class 2A et
                                       seq. Claim; or (vi) such other treatment as the
                                       Debtor and such Holder shall have agreed upon
                                       in writing. The Debtor will make the foregoing
                                       election and provide notice of such election to
                                       the applicable Holder of an Allowed Class 2A et
                                       seq. Claim no later than 14 days prior to the
                                       Voting Deadline. To the extent the Debtor
                                       elects clause (i), (ii), (iv), (v) or (vi)
                                       above, any liability associated with such
                                       treatment shall be satisfied with funds from
                                       Cricket.

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                TYPE OF ALLOWED                                                                ESTIMATED
CLASS          CLAIM OR INTEREST                          TREATMENT                             RECOVERY
-----       ------------------------   ------------------------------------------------       -----------
            UNSECURED CLAIMS:

3           Priority Claims            Unimpaired; paid in full by Leap on or before              100%
                                       the later of (i) the Effective Date or as soon
                                       as practicable thereafter, (ii) the date such
                                       Claim becomes an Allowed Claim and (iii) the
                                       date that such Claim would be paid in
                                       accordance with the terms and conditions of any
                                       agreements or understandings relating thereto
                                       between Leap and the Holder of such Claim.

4           General Unsecured Claims   Impaired; each Holder of an Allowed Class 4                 14%
                                       Claim to receive a Pro Rata distribution of
                                       beneficial interests in the Leap Creditor
                                       Trust.

4A          Subordinated General       Impaired; each Holder of an Allowed Class 4A                 0%
            Unsecured Claims of MCG    Claim to receive no Cash or property on account
            PCS, Inc.                  of such Claim.

5           Intercompany Claims        Impaired; each Holder of an Allowed Class 5                  0%
                                       Claim to receive the Intercompany Release
                                       as of the Initial Distribution Date.

6           Old Leap Common Stock      Impaired; each Holder of an Allowed Class 6                  0%
            and Securities Claims      Interest to receive no Cash or property on
            against Leap               account of such Interest.

7           Old Stock Rights in Leap   Impaired; each Holder of an Allowed Class 7                  0%
            and All Claims Arising     Interest to receive no Cash or property on
            Out of Such Old Stock      account of such Interest.
            Rights

LATHAM & WATKINS LLP
   ATTORNEYS AT LAW
     LOS ANGELES

CLAIMS AGAINST AND INTERESTS IN CCH

                TYPE OF ALLOWED                                                                ESTIMATED
CLASS          CLAIM OR INTEREST                          TREATMENT                             RECOVERY
-----       ------------------------   ------------------------------------------------       -----------
-           Administrative Claims      Paid in full in Cash by CCH on the                         100%
                                       Effective Date or as soon as practicable
                                       thereafter (unless the Holder of a
                                       particular Claim and CCH agree to some
                                       other treatment), or in accordance with
                                       the terms and conditions of transactions
                                       or agreements relating to obligations
                                       incurred in the ordinary course of
                                       business during the pendency of the
                                       Chapter 11 Cases.

-           Priority Tax Claims        Paid in full in Cash by CCH on the Effective               100%
                                       Date or as soon as practicable thereafter.

                 SECURED CLAIMS:

1A          Old Vendor Debt Claim      Impaired; on the Effective Date or as soon as            30-37%
                                       practicable thereafter, each Holder of an
                                       Allowed Old Vendor Debt Claim shall receive, on
                                       a Pro Rata basis, the Old Vendor Debt
                                       Distribution.

LATHAM & WATKINS LLP
   ATTORNEYS AT LAW
     LOS ANGELES

                TYPE OF ALLOWED                                                                ESTIMATED
CLASS          CLAIM OR INTEREST                          TREATMENT                             RECOVERY
-----       ------------------------   ------------------------------------------------       -----------
2A et seq.  Other Secured Claims       Unimpaired if paid in full in Cash or                      100%
                                       Reinstated on the Effective Date or as soon as
                                       practicable thereafter; Impaired if Holder of
                                       Allowed Class 2A et seq. Claim receives
                                       alternative treatment. Each Holder of an
                                       Allowed Class 2A et seq. Claim shall, in the
                                       discretion of the Debtor with the consent of
                                       the Informal Vendor Debt Committee, receive any
                                       one or a combination of any of the following:
                                       (i) Cash in an amount equal to such Allowed
                                       Class 2A et seq. Claim; (ii) deferred Cash
                                       payments totaling at least the Allowed amount
                                       of such Allowed Class 2A et seq. Claim, of a
                                       value, as of the Effective Date, of at least
                                       the value of such Holder's interest in the
                                       Collateral securing the Allowed Class 2A et
                                       seq. Claim; (iii) the Collateral securing such
                                       Holder's Allowed Class 2A et seq. Claim;
                                       (iv) payments or Liens amounting to the
                                       indubitable equivalent of the value of such
                                       Holder's interest in the Collateral securing
                                       the Allowed Class 2A et seq. Claim;
                                       (v) Reinstatement of such Class 2A et seq.
                                       Claim; or (vi) such other treatment as the
                                       Debtor and such Holder shall have agreed upon
                                       in writing. The Debtor will make the foregoing
                                       election and provide notice of such election to
                                       the applicable Holder of an Allowed Class 2A et
                                       seq. Claim no later than 14 days prior to the
                                       Voting Deadline. To the extent the Debtor
                                       elects clause (i), (ii), (iv), (v) or (vi)
                                       above, any liability associated with such
                                       treatment shall be satisfied with funds from
                                       Cricket.

LATHAM & WATKINS LLP
   ATTORNEYS AT LAW
     LOS ANGELES

                TYPE OF ALLOWED                                                                ESTIMATED
CLASS          CLAIM OR INTEREST                          TREATMENT                             RECOVERY
-----       ------------------------   ------------------------------------------------       -----------

            UNSECURED CLAIMS:

3           Priority Claims            Unimpaired; paid in full by CCH on or before               100%
                                       the later of (i) the Effective Date or as soon
                                       as practicable thereafter, (ii) the date such
                                       Claim becomes an Allowed Claim and (iii) the
                                       date that such Claim would be paid in
                                       accordance with the terms and conditions of any
                                       agreements or understandings relating thereto
                                       between CCH and the Holder of such Claim.

4           General Unsecured Claims   Impaired; each Holder of an Allowed Class 4                 0%
                                       Claim shall receive no Cash or property on
                                       account of such Claim.

5           Intercompany Claims        Impaired; each Holder of an Allowed Class 5                 0%
                                       Claim to receive the Intercompany Release
                                       as of the Initial Distribution Date.

6           Old CCH Common Stock and   Impaired; on the Effective Date, CCH shall be               0%
            Securities Claims          merged into Cricket.
            against CCH

7           Old Stock Rights in CCH    Impaired; each Holder of an Allowed Class 7                 0%
            and All Claims Arising     Interest shall receive no Cash or property on
            Out of Such Old Stock      account of such Interest.
            Rights

LATHAM & WATKINS LLP
   ATTORNEYS AT LAW
     LOS ANGELES

CLAIMS AGAINST AND INTERESTS IN CRICKET

                TYPE OF ALLOWED                                                                ESTIMATED
CLASS          CLAIM OR INTEREST                          TREATMENT                             RECOVERY
-----       ------------------------  -------------------------------------------------       -----------
-           Administrative Claims     Paid in full in Cash by Reorganized                         100%
                                      Cricket on the Effective Date or as soon
                                      as practicable thereafter (unless the
                                      Holder of a particular Claim and Cricket
                                      agree to some other treatment), or in
                                      accordance with the terms and conditions
                                      of transactions or agreements relating to
                                      obligations incurred in the ordinary
                                      course of business during the pendency of
                                      the Chapter 11 Case.

-           Priority Tax Claims       At the option of Reorganized Cricket either                 100%
                                      (i) Reinstated, (ii) paid in full in Cash by
                                      Reorganized Cricket on the Effective Date or as
                                      soon as practicable thereafter, or (iii) paid
                                      over a six-year period from the date of
                                      assessment, as provided in Section 1129(a)(9)(C)
                                      of the Bankruptcy Code with interest payable at
                                      a rate of 8 1/4% per annum or as otherwise
                                      established by the Court.

            SECURED CLAIMS:

1A          Old Vendor Debt Claims    Impaired; on the Effective Date or as soon as             30-37%
                                      practicable thereafter, each Holder of an
                                      Allowed Old Vendor Debt Claim shall receive, on
                                      a Pro Rata basis, the Old Vendor Debt
                                      Distribution.

2A et seq.  Other Secured Claims      Unimpaired if paid in full in Cash or Reinstated            100%
                                      on the Effective Date or as soon as practicable
                                      thereafter; Impaired if Holder of Allowed
                                      Class 2A et seq. Claim receives alternative
                                      treatment. Each Holder of an Allowed Class 2A
                                      et seq. Claim shall, in the discretion of the
                                      Debtor with the consent of the Informal Vendor
                                      Debt Committee, receive any one or a combination
                                      of any of the following: (i) Cash in an amount
                                      equal to such Allowed Class 2A et seq. Claim;
                                      (ii) deferred Cash payments totaling at least
                                      the Allowed amount of such Allowed Class 2A et
                                      seq. Claim, of a value, as of the Effective
                                      Date, of at least the value of such Holder's
                                      interest in the Collateral securing the Allowed
                                      Class 2A et seq. Claim; (iii) the

LATHAM & WATKINS (LLP)
   ATTORNEYS AT LAW
     LOS ANGELES

                TYPE OF ALLOWED                                                                ESTIMATED
CLASS          CLAIM OR INTEREST                          TREATMENT                             RECOVERY
-----       ------------------------  -------------------------------------------------       -----------
                                      Collateral securing such Holder's Allowed Class
                                      2A et seq. Claim; (iv) payments or Liens
                                      amounting to the indubitable equivalent of the
                                      value of such Holder's interest in the Collateral
                                      securing the Allowed Class 2A et seq. Claim; (v)
                                      Reinstatement of such Class 2A et seq. Claim; or
                                      (vi) such other treatment as the Debtor and such
                                      Holder shall have agreed upon in writing. The
                                      Debtor will make the foregoing election and
                                      provide notice of such election to the applicable
                                      Holder of an Allowed Class 2A et seq. Claim no
                                      later than 14 days prior to the Voting Deadline.

            UNSECURED CLAIMS:

3           Priority Claims           Unimpaired; paid in full by Reorganized Cricket             100%
                                      on or before the later of (i) the Effective Date
                                      or as soon as practicable thereafter, (ii) the
                                      date such Claim becomes an Allowed Claim and
                                      (iii) the date that such Claim would be paid in
                                      accordance with the terms and conditions of any
                                      agreements or understandings relating thereto
                                      between Cricket and the Holder of such Claim.

4           General Unsecured Claims  Impaired; each Holder of an Allowed Class 4                   0%
                                      Claim shall receive on a Pro Rata basis its
                                      share of the Cricket General Unsecured Creditor
                                      Distribution.

5           Intercompany Claims       Impaired; each Holder of an Allowed Class 5                   0%
                                      Claim shall receive the Intercompany
                                      Release as of the Initial Distribution
                                      Date.

6           Old Common Stock of       Impaired; each Holder of an Allowed Class 6                   0%
            Cricket and Securities    Interest shall receive no Cash or property on
            Claims against Cricket    account of such Interest.

LATHAM & WATKINS LLP
   ATTORNEYS AT LAW
     LOS ANGELES

                TYPE OF ALLOWED                                                                 ESTIMATED
CLASS          CLAIM OR INTEREST                         TREATMENT                              RECOVERY
-----       -----------------------   -----------------------------------------------           ---------
7           Old Stock Rights in       Impaired; each Holder of an Allowed Class 7                   0%
            Cricket and All Claims    Interest shall receive no Cash or property
            Arising Out of Such Old   on account of such Interest.
            Stock Rights

CLAIMS AGAINST AND INTERESTS IN LICENSE HOLDING COMPANIES (APPLICABLE TO EACH LICENSE HOLDING COMPANY)

                TYPE OF ALLOWED                                                                 ESTIMATED
CLASS          CLAIM OR INTEREST                         TREATMENT                              RECOVERY
-----       -----------------------   -----------------------------------------------           ---------
-           Administrative            Paid in full in Cash by the applicable                        100%
            Claims                    Reorganized License Holding Company on
                                      the Effective Date or as soon as
                                      practicable thereafter (unless the Holder
                                      of a particular Claim and the applicable
                                      License Holding Company agree to some other
                                      treatment), or in accordance with the terms and
                                      conditions of transactions or agreements
                                      relating to obligations incurred in the
                                      ordinary course of business during the pendency
                                      of the Chapter 11 Cases.

-           Priority Tax Claims       Paid in full in Cash by the applicable                        100%
                                      Reorganized License Holding Company on the
                                      Effective Date or as soon as practicable
                                      thereafter.

            SECURED CLAIMS:

1A          Old Vendor Debt Claim     Impaired; on the Effective Date or as soon                  30-37%
                                      as practicable thereafter, each Holder of
                                      an Allowed Old Vendor Debt Claim shall
                                      receive, on a Pro Rata basis, the Old
                                      Vendor Debt Distribution.

1B          FCC Claims                On the Effective Date or as soon thereafter as                100%
                                      practicable, the Holder of the FCC Claims shall
                                      be Reinstated. The Holder of the FCC Claims
                                      will be deemed Unimpaired.

LATHAM & WATKINS LLP
  ATTORNEYS AT LAW
    LOS ANGELES

                TYPE OF ALLOWED                                                                 ESTIMATED
CLASS          CLAIM OR INTEREST                         TREATMENT                              RECOVERY
-----       -----------------------   -----------------------------------------------           ---------
2A et       Other Secured             Unimpaired if paid in full in Cash or                         100%
seq.        Claims                    Reinstated on the Effective Date or as soon as
                                      practicable thereafter; Impaired if Holder of
                                      Allowed Class 2A et seq. Claim receives
                                      alternative treatment. Each Holder of an
                                      Allowed Class 2A et seq. Claim shall, in the
                                      discretion of the Debtor with the consent of
                                      the Informal Vendor Debt Committee, receive any
                                      one or a combination of any of the following:
                                      (i) Cash in an amount equal to such Allowed
                                      Class 2A et seq. Claim; (ii) deferred Cash
                                      payments totaling at least the Allowed amount
                                      of such Allowed Class 2A et seq. Claim, of a
                                      value, as of the Effective Date, of at least
                                      the value of such Holder's interest in the
                                      Collateral securing the Allowed Class 2A et
                                      seq. Claim; (iii) the Collateral securing such
                                      Holder's Allowed Class 2A et seq. Claim;
                                      (iv) payments or Liens amounting to the
                                      indubitable equivalent of the value of such
                                      Holder's interest in the Collateral securing
                                      the Allowed Class 2A et seq. Claim;
                                      (v) Reinstatement of such Class 2A et seq.
                                      Claim; or (vi) such other treatment as the
                                      Debtor and such Holder shall have agreed upon
                                      in writing. The Debtor will make the foregoing
                                      election and provide notice of such election to
                                      the applicable Holder of an Allowed Class 2A et
                                      seq. Claim no later than 14 days prior to the
                                      Voting Deadline. To the extent the Debtor
                                      elects clause (i), (ii), (iv), (v) or (vi)
                                      above, any liability associated with such
                                      treatment shall be satisfied with funds from
                                      Cricket.

LATHAM & WATKINS LLP
  ATTORNEYS AT LAW
    LOS ANGELES

                                      xviii

                TYPE OF ALLOWED                                                                 ESTIMATED
CLASS          CLAIM OR INTEREST                         TREATMENT                              RECOVERY
-----       -----------------------   -----------------------------------------------           ---------
            UNSECURED CLAIMS:

3           Priority Claims           Unimpaired; paid in full by the applicable                    100%
                                      Reorganized License Holding Company on or
                                      before the later of (i) the Effective Date or
                                      as soon as practicable thereafter, (ii) the
                                      date such Claim becomes an Allowed Claim and
                                      (iii) the date that such Claim would be paid in
                                      accordance with the terms and conditions of any
                                      agreements or understandings relating thereto
                                      between the applicable License Holding Company
                                      and the Holder of such Claim.

4           General Unsecured         Impaired; each Holder of an Allowed Class 4                     0%
            Claims                    Claim to receive no Cash or property on account
                                      of such Claims.

5           Intercompany              Impaired; each Holder of an Allowed Class 5                     0%
            Claims                    Claim to receive the Intercompany Release as of
                                      the Initial Distribution Date.

6           Old License Holding       Impaired; each Holder of an Allowed Class 6                     0%
            Company Common Stock      Interest shall retain no Cash or property on
            and Securities Claims     account of such Interest.
            Against License
            Holding Company

7           Old Stock Rights in       Impaired; each Holder of an Allowed Class 7                     0%
            License Holding Company   Interest shall receive no Cash or property on
            and All Claims Arising    account of such Interest.
            Out of Such Old Stock
            Rights

LATHAM & WATKINS LLP
  ATTORNEYS AT LAW
    LOS ANGELES

CLAIMS AGAINST AND INTERESTS IN PROPERTY HOLDING COMPANIES (APPLICABLE TO EACH PROPERTY HOLDING COMPANY)

                TYPE OF ALLOWED                                                                 ESTIMATED
CLASS          CLAIM OR INTEREST                         TREATMENT                              RECOVERY
-----       -----------------------   -----------------------------------------------           ---------
-           Administrative            Paid in full in Cash by the applicable                        100%
            Claims                    Reorganized Property Holding Company on
                                      the Effective Date or as soon as
                                      practicable thereafter (unless the Holder
                                      of a particular Claim and the applicable
                                      Property Holding Company agree to some
                                      other treatment), or in accordance with
                                      the terms and conditions of transactions
                                      or agreements relating to obligations
                                      incurred in the ordinary course of
                                      business during the pendency of the
                                      Chapter 11 Cases.

-           Priority Tax Claims       Paid in full in Cash by the applicable                        100%
                                      Reorganized Property Holding Company on the
                                      Effective Date or as soon as practicable
                                      thereafter.

            SECURED CLAIMS:

1A          Old Vendor Debt Claims    Impaired; on the Effective Date or as soon as               30-37%
                                      practicable thereafter, each Holder of an
                                      Allowed Old Vendor Debt Claim shall receive, on
                                      a Pro Rata basis, the Old Vendor Debt
                                      Distribution.

LATHAM & WATKINS LLP
  ATTORNEYS AT LAW
    LOS ANGELES

                TYPE OF ALLOWED                                                                 ESTIMATED
CLASS          CLAIM OR INTEREST                         TREATMENT                              RECOVERY
-----       -----------------------   -----------------------------------------------           ---------
2A et       Other Secured             Unimpaired if paid in full in Cash or                        100%
seq.        Claims                    Reinstated on the Effective Date or as soon as
                                      practicable thereafter; Impaired if Holder of
                                      Allowed Class 2A et seq. Claim receives
                                      alternative treatment. Each Holder of an
                                      Allowed Class 2A et seq. Claim shall, in the
                                      discretion of the Debtor with the consent of
                                      the Informal Vendor Debt Committee, receive any
                                      one or a combination of any of the following:
                                      (i) Cash in an amount equal to such Allowed
                                      Class 2A et seq. Claim; (ii) deferred Cash
                                      payments totaling at least the Allowed amount
                                      of such Allowed Class 2A et seq. Claim, of a
                                      value, as of the Effective Date, of at least
                                      the value of such Holder's interest in the
                                      Collateral securing the Allowed Class 2A et
                                      seq. Claim; (iii) the Collateral securing such
                                      Holder's Allowed Class 2A et seq. Claim;
                                      (iv) payments or Liens amounting to the
                                      indubitable equivalent of the value of such
                                      Holder's interest in the Collateral securing
                                      the Allowed Class 2A et seq. Claim;
                                      (v) Reinstatement of such Class 2A et seq.
                                      Claim; or (vi) such other treatment as the
                                      Debtor and such Holder shall have agreed upon
                                      in writing. The Debtor will make the foregoing
                                      election and provide notice of such election to
                                      the applicable Holder of an Allowed Class 2A et
                                      seq. Claim no later than 14 days prior to the
                                      Voting Deadline.

            UNSECURED CLAIMS:

3           Priority Claims           Unimpaired; paid in full by the applicable                   100%
                                      Reorganized Property Holding Company on or
                                      before the later of (i) the Effective Date or
                                      as soon as practicable thereafter, (ii) the
                                      date such Claim becomes an Allowed Claim and
                                      (iii) the date that such Claim would be paid in
                                      accordance with the terms and conditions of any
                                      agreements or understandings relating thereto
                                      between the applicable Property Holding Company
                                      and the Holder of such Claim.

LATHAM & WATKINS LLP
  ATTORNEYS AT LAW
    LOS ANGELES

                TYPE OF ALLOWED                                                                 ESTIMATED
CLASS          CLAIM OR INTEREST                         TREATMENT                              RECOVERY
-----       -----------------------   -----------------------------------------------           ---------
4           General Unsecured         Impaired; each Holder of an Allowed Class 4                  0%
            Claims                    Claim to receive no Cash or property on account
                                      of such Claim.

5           Intercompany              Impaired; each Holder of an Allowed Class 5                  0%
            Claims                    Claim to receive the Intercompany Release as of
                                      the Initial Distribution Date.

6           Old Property Holding      Impaired; each Holder of an Allowed Class 6                  0%
            Company Common Stock      Interest shall receive no Cash or property on
            and Securities Claims     account of such Interest.
            Against Property
            Holding Company

7           Old Stock Rights in       Impaired; each Holder of an Allowed Class 7                  0%
            Property Holding Company  Interest shall receive no Cash or property on
            and All Claims Arising    account of such Interest.
            Out of Such Old Stock
            Rights

CLAIMS AGAINST AND INTERESTS IN OTHER SUBSIDIARIES (APPLICABLE TO EACH OTHER SUBSIDIARY)

                TYPE OF ALLOWED                                                                 ESTIMATED
CLASS          CLAIM OR INTEREST                         TREATMENT                              RECOVERY
-----       -----------------------   -----------------------------------------------           ---------
-           Administrative            Paid in full in Cash by the applicable                       100%
            Claims                    Reorganized Other Subsidiary on the
                                      Effective Date or as soon as practicable
                                      thereafter (unless the Holder of a
                                      particular Claim and the applicable Other
                                      Subsidiary agree to some other
                                      treatment), or in accordance with the
                                      terms and conditions of transactions or
                                      agreements relating to obligations
                                      incurred in the ordinary course of
                                      business during the pendency of the
                                      Chapter 11 Cases.

-           Priority Tax              Paid in full in Cash by the applicable                       100%
            Claims                    Reorganized Other Subsidiary on the Effective
                                      Date or as soon as practicable thereafter.

LATHAM & WATKINS LLP
  ATTORNEYS AT LAW
    LOS ANGELES

                TYPE OF ALLOWED                                                                 ESTIMATED
CLASS          CLAIM OR INTEREST                         TREATMENT                              RECOVERY
-----       -----------------------   -----------------------------------------------           ---------
            SECURED CLAIMS:

1A et       Other Secured             Unimpaired if paid in full in Cash or                        100%
seq.        Claims                    Reinstated on the Effective Date or as soon as
                                      practicable thereafter; Impaired if Holder of
                                      Allowed Class 1A et seq. Claim receives
                                      alternative treatment. Each Holder of an
                                      Allowed Class 1A et seq. Claim shall, in the
                                      discretion of the Debtor with the consent of
                                      the Informal Vendor Debt Committee, receive any
                                      one or a combination of any of the following:
                                      (i) Cash in an amount equal to such Allowed
                                      Class 1A et seq. Claim; (ii) deferred Cash
                                      payments totaling at least the Allowed amount
                                      of such Allowed Class 1A et seq. Claim, of a
                                      value, as of the Effective Date, of at least
                                      the value of such Holder's interest in the
                                      Collateral securing the Allowed Class 1A et
                                      seq. Claim; (iii) the Collateral securing such
                                      Holder's Allowed Class 1A et seq. Claim;
                                      (iv) payments or Liens amounting to the
                                      indubitable equivalent of the value of such
                                      Holder's interest in the Collateral securing
                                      the Allowed Class 1A et seq. Claim;
                                      (v) Reinstatement of such Class 1A et seq.
                                      Claim; or (vi) such other treatment as the
                                      Debtor and such Holder shall have agreed upon
                                      in writing. The Debtor will make the foregoing
                                      election and provide notice of such election to
                                      the applicable Holder of an Allowed Class 1A et
                                      seq. Claim no later than 14 days prior to the
                                      Voting Deadline. To the extent the Debtor
                                      elects clause (i), (ii), (iv), (v) or (vi)
                                      above, any liability associated with such
                                      treatment shall be satisfied with funds from
                                      Cricket.

LATHAM & WATKINS LLP
  ATTORNEYS AT LAW
    LOS ANGELES

                                      xxiii

                TYPE OF ALLOWED                                                                 ESTIMATED
CLASS          CLAIM OR INTEREST                         TREATMENT                              RECOVERY
-----       -----------------------   -----------------------------------------------           ---------
            UNSECURED CLAIMS:

2           Priority Claims           Unimpaired; paid in full by the applicable                   100%
                                      Reorganized Other Subsidiary on or before the
                                      later of (i) the Effective Date or as soon as
                                      practicable thereafter, (ii) the date such
                                      Claim becomes an Allowed Claim and (iii) the
                                      date that such Claim would be paid in
                                      accordance with the terms and conditions of any
                                      agreements or understandings relating thereto
                                      between the applicable Other Subsidiary and the
                                      Holder of such Claim.

3           General Unsecured         Impaired; each Holder of an Allowed Class 3                    0%
            Claims                    Claim to receive no Cash or property on account
                                      of such Claims.

4           Intercompany              Impaired; each Holder of an Allowed Class 4                    0%
            Claims                    Claim to receive the Intercompany Release as of
                                      the Initial Distribution Date.

5           Old Other Subsidiary      Impaired; each Holder of an Allowed Class 5                    0%
            Common Stock and          Interest shall receive no Cash or property on
            Securities Claims         account of such Interest.
            Against Other
            Subsidiary

6           Old Stock Rights in       Impaired; each Holder of an Allowed Class 6                    0%
            Other Subsidiary and All  Interest shall receive no Cash or property on
            Claims Arising Out of     account of such Interest.
            Such Old Stock Rights

A.       HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE

                  Pursuant to the provisions of the Bankruptcy Code, only holders of Allowed Claims and Allowed Interests in Classes of Claims and Interests, respectively, that are Impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Holders of Claims and Interests in classes that are Unimpaired under a chapter 11 plan are deemed to accept the Plan and are not entitled to vote. Holders of Claims and Interests in classes that will receive no Cash or property under the Plan are deemed to have rejected the Plan and are not entitled to vote.

         1.       LEAP

                  With respect to Leap, Class 1B (12 1/2% Senior Secured Claim against Leap), certain of the Class 2A et seq. Claims (Other Secured Claims against Leap) and Class 3 (Priority Claims) are Unimpaired and are presumed to have accepted the Plan.

LATHAM & WATKINS LLP
  ATTORNEYS AT LAW
    LOS ANGELES

                  With respect to Leap, Class 1A (GLH Claim against Leap), Class 1C (Old Vendor Debt Claims), certain of the Class 2A et seq. Claims (Other Secured Claims against Leap), Class 4 (General Unsecured Claims against Leap), and Class 5 (Intercompany Claims against Leap) are Impaired and will receive distributions under the Plan. To the extent Claims and Interests in such classes are Allowed Claims and Allowed Interests, the Holders of such Claims and Interests are entitled to vote to accept or reject the Plan.

                  With respect to Leap, Class 4A (Subordinated General Unsecured Claims of MCG PCS, Inc. against Leap), Class 6 (Old Leap Common Stock and Securities Claims against Leap) and Class 7 (Old Stock Rights in Leap and All Claims Arising Out of Such Old Stock Rights) are Impaired, but the votes of the Class 4A Claim and the Class 6 and Class 7 Interests are not being solicited. Holders of the Class 4A Claim and the Class 6 and 7 Interests are not receiving any distributions under the Plan and therefore are deemed to have rejected the Plan.

         2.       CCH

                  With respect to CCH, certain of the Class 2A et seq. Claims (Other Secured Claims against CCH), and Class 3 (Priority Claims) are Unimpaired and are presumed to have accepted the Plan.

                  With respect to CCH, Class 1A (Old Vendor Debt Claims), certain of the Class 2A et seq. Claims (Other Secured Claims against CCH), and Class 5 (Intercompany Claims against CCH) are Impaired and will receive distributions under the Plan. To the extent Claims in such classes are Allowed Claims, the Holders of such Claims are entitled to vote to accept or reject the Plan.

                  With respect to CCH, Class 4 (General Unsecured Claims against
CCH), Class 6 (Old CCH Common Stock and Securities Claims against CCH) and Class 7 (Old Stock Rights in CCH and All Claims Arising Out of Such Old Stock Rights) are not being solicited. Holders of Class 4 Claims and Class 6 and 7 Interests are not receiving any distributions under the Plan and therefore are deemed to have rejected the Plan.

         3.       CRICKET

                  With respect to Cricket, certain of the Class 2A et seq. Claims (Other Secured Claims against Cricket) and Class 3 (Priority Claims) are Unimpaired and are presumed to have accepted the Plan.

                  With respect to Cricket, Class 1A (Old Vendor Debt Claims), certain of the Class 2A et seq. Claims (Other Secured Claims against Cricket), Class 4 (General Unsecured Claims against Cricket) and Class 5 (Intercompany Claims) are Impaired and will receive distributions under the Plan. To the extent Claims in such classes are Allowed Claims, the Holders of such Claims are entitled to vote to accept or reject the Plan.

                  With respect to Cricket, Class 6 (Old Cricket Common Stock and Securities Claims against Cricket) and Class 7 (Old Stock Rights in Cricket and All Claims Arising Out of Such Old Stock Rights) are Impaired, but the votes of Classes 6 and 7 are not being solicited. Holders of Class 6 and 7 Interests are not receiving any distributions under the Plan and therefore are deemed to have rejected the Plan.

         4.       LICENSE HOLDING COMPANIES

                  With respect to License Holding Companies, Class 1B (FCC Claims), certain of the Class 2A et seq. Claims (Other Secured Claims against License Holding Companies) and Class 3 (Priority Claims) are Unimpaired and are presumed to have accepted the Plan.

LATHAM & WATKINS LLP
  ATTORNEYS AT LAW
    LOS ANGELES

                  With respect to License Holding Companies, Class 1A (Old Vendor Debt Claims), certain of the Class 2A et seq. Claims (Other Secured Claims against License Holding Companies) and Class 5 (Intercompany Claims) are Impaired and will receive distributions under the Plan. To the extent Claims in such classes are Allowed Claims, the Holders of such Claims are entitled to vote to accept or reject the Plan.

                  With respect to License Holding Companies, Class 4 (General Unsecured Claims), Class 6 (Old License Holding Company Common Stock and Securities Claims Against License Holding Company) and Class 7 (Old Stock Rights in License Holding Company and All Claims Arising Out of Such Old Stock Rights) are Impaired, but the votes of Classes 4, 6 and 7 are not being solicited. Holders of Class 4 Claims and Class 6 and 7 Interests are not receiving any distributions under the Plan and therefore are deemed to have rejected the Plan.

         5.       PROPERTY HOLDING COMPANIES

                  With respect to Property Holding Companies, certain of the Class 2A et seq. Claims (Other Secured Claims against Property Holding Companies) and Class 3 (Priority Claims) are Unimpaired and are presumed to have accepted the Plan.

                  With respect to Property Holding Companies, Class 1A (Old Vendor Debt Claims), certain of the Class 2A et seq. Claims (Other Secured Claims against Property Holding Companies) and Class 5 (Intercompany Claims) are Impaired and will receive distributions under the Plan. To the extent Claims in such classes are Allowed Claims, the Holders of such Claims are entitled to vote to accept or reject the Plan.

                  With respect to Property Holding Companies, Class 4 (General Unsecured Claims), Class 6 (Old Property Holding Company Common Stock and Securities Claims) and Class 7 (Old Stock Rights in Property Holding Company and All Claims Arising Out of Such Old Stock Rights) are Impaired, but the votes of Classes 4, 6 and 7 are not being solicited. Holders of Class 4 Claims and Class 6 and 7 Interests are not receiving any distributions under the Plan and therefore are deemed to have rejected the Plan.

         6.       OTHER SUBSIDIARIES

                  With respect to Other Subsidiaries, certain of the Class 1A et seq. Claims (Other Secured Claims against Other Subsidiaries) and Class 2 (Priority Claims) are Unimpaired and are presumed to have accepted the Plan.

                  With respect to Other Subsidiaries, certain of the Class 1A et seq. Claims (Other Secured Claims against Other Subsidiaries) and Class 4 (Intercompany Claims) are Impaired and will receive distributions under the Plan. To the extent Claims in such class are Allowed Claims, the Holders of such Claims are entitled to vote to accept or reject the Plan.

                  With respect to Other Subsidiaries, Class 3 (General Unsecured Claims), Class 5 (Old Other Subsidiary Common Stock and Securities Claims Against Other Subsidiary) and Class 6 (Old Stock Rights in Other Subsidiary and All Claims Arising Out of Such Old Stock Rights) are Impaired, but the votes of Classes 5 and 6 are not being solicited. Holders of Class 3 Claims and Class 3, 5 and 6 Interests are not receiving any distributions under the Plan and therefore are deemed to have rejected the Plan.

                  Generally, for the Plan to be confirmed by the Court with respect to each Debtor, two-thirds in dollar amount, and one-half in number of the Allowed Claims, or with respect to the Allowed Interests two-thirds of the Interests, in each Impaired Class of Claims, or Interests, that actually are voted must vote to accept the Plan. The Plan may be confirmed under certain circumstances, despite dissent by one or more Impaired Classes, and the Debtors reserve the

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right to seek such non-consensual confirmation of the Plan. However, a Holder of a Claim or Interest will be deemed to have rejected the Plan if such plan provides that the Claims or Interests of such class do not entitle such Holders to receive or retain any property under the Plan. For voting and distribution purposes, the Plan contemplates separate classes for each of the Debtors. Accordingly, the voting and other confirmation requirements of the Bankruptcy Code must be satisfied for each Debtor.

                  If a Class of Claims or Interests rejects the Plan, the Plan may be confirmed by the Court pursuant to Section 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of the Plan by one or more impaired classes of claims or interests, so long as the Court finds that the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class.

B.       VOTING PROCEDURES

                  If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you are entitled to vote Claims or Interests in more than one Class, you will receive a separate Ballot for each such Class of Claims or Interests. Each Ballot has been coded to reflect the Class of Claims and Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement. Please complete and sign your original Ballot (copies, facsimiles and oral votes will not be accepted), and return it to the Voting Agent at the address set forth on the Ballot.

                  TO BE COUNTED, YOUR COMPLETED BALLOT MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M., PACIFIC TIME, ON [___________], 2003. ANY EXECUTED BALLOT RECEIVED BY THE VOTING AGENT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

                  Any Claim or Interest in an Impaired Class that otherwise is entitled to vote on the Plan, and as to which an objection or request for estimation is pending or that is Scheduled by the Debtors as unliquidated, disputed or contingent, is not entitled to vote on the Plan unless the holder of such Claim or Interest has obtained an order of the Court temporarily allowing such Claim or Interest for the purpose of voting on the Plan.

                  Pursuant to the Disclosure Statement Order, the Court set [________], 2003 as the record date for voting on the Plan and for receiving distributions under the Plan. Accordingly, only holders of record as of [________], 2003 that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

                  If you are the holder of a Claim or Interest entitled to vote on the Plan, but did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have any questions regarding the procedures for voting your Claims or Interests, please contact the Voting Agent at:

                  If by U.S. Mail:

                                    Poorman-Douglas Corporation
                                    P.O. Box 4390
                                    Portland, Oregon  97208-4390
                                    Attn: Leap Wireless International, Inc.,
                                    Cricket Communications, Inc. and Affiliated
                                    Entities Claims Agent

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                                      xxvii

                  If by Overnight or Hand Delivery:

                                    Poorman-Douglas Corporation
                                    10300 SW Allen Boulevard
                                    Beaverton, Oregon 97005
                                    Tel: (503) 350-5800
                                    Fax: (503) 350-5890
                                    Attn: Leap Wireless International, Inc.,
                                    Cricket Communications, Inc. and Affiliated
                                    Entities Claims Agent

C.       CONFIRMATION HEARING

                  Pursuant to Section 1128 of the Bankruptcy Code, the Confirmation Hearing has been scheduled for [________], 2003 at 8:30 a.m., Pacific Time, before the Hon. Louise DeCarl Adler in the United States Bankruptcy Court for the Southern District of California, Jacob Weinberger U.S. Courthouse, 325 West F Street, San Diego, California 92101. The Court may adjourn the Confirmation Hearing from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.

                  Objections to the Confirmation of the Plan must be Filed with the Court and served upon the following parties so as to be received by such parties before 4:00 p.m., Pacific Time, on [ ], 2003:

Latham & Watkins LLP                      Kramer Levin Naftalis & Frankel LLP
Attorneys for the Debtors                 Attorneys for the Official Committee
633 West Fifth Street, Suite 4000         919 Third Avenue
Los Angeles, California 90071             New York, New York 10022
Attn: Robert A. Klyman                    Attn: Robert T. Schmidt

Andrews & Kurth L.L.P.                    Office of the United States Trustee
Attorneys for Informal Vendor Debt        402 West Broadway, Suite 600
Committee                                 San Diego, CA 92101
805 Third Avenue                          Attn: Tiffany L. Carroll
New York, New York 10022
Attn: Paul N. Silverstein

                  THE DEBTORS, THE INFORMAL VENDOR DEBT COMMITTEE AND THE OFFICIAL COMMITTEE BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11, AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS.

D.       IDENTITY OF PERSON TO CONTACT FOR MORE INFORMATION REGARDING THE PLAN

                  Any interested party desiring more information about the Plan should contact (IN WRITING) counsel to the Debtors, Robert A. Klyman, Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California, (213) 891-8763 (facsimile), or log on to the Debtors' website for the Chapter 11 Cases, www.leapreorganization.com.

E.       DISCLAIMER

                  ALL HOLDERS OF CLAIMS AND INTERESTS AND OTHER PARTIES IN INTEREST ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE ACCOMPANYING PLAN OF REORGANIZATION IN THEIR

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                                     xxviii

ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED HERETO AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT PRIOR TO OR CONCURRENT WITH THE FILING OF THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF LEAP SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

                  CERTAIN STATEMENTS CONTAINED HEREIN OR ATTACHED HERETO, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL REFLECT ACTUAL OUTCOMES.

                  THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN. NO PERSON OR ENTITY MAY USE ANYTHING IN THIS DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE. THE FACTUAL INFORMATION CONTAINED HEREIN, INCLUDING THE DESCRIPTION OF THE DEBTORS, THEIR BUSINESSES, AND EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES, HAS BEEN OBTAINED FROM VARIOUS DOCUMENTS, AGREEMENTS AND OTHER WRITINGS RELATING TO THE DEBTORS, AND FROM DISCUSSIONS WITH AND VARIOUS WRITINGS PREPARED BY THE DEBTORS, THE INFORMAL VENDOR DEBT COMMITTEE, THE OFFICIAL COMMITTEE AND THEIR RESPECTIVE LEGAL COUNSEL AND FINANCIAL ADVISORS.

                  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES HEREIN. ALL EXHIBITS HERETO ARE INCORPORATED INTO, AND ARE A PART OF, THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

                  AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION OR WAIVER BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS. THIS DISCLOSURE STATEMENT SHALL NOT BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER, AND SHALL NOT BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS, THE INFORMAL VENDOR DEBT COMMITTEE, THE OFFICIAL COMMITTEE OR ANY OTHER PARTY IN INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES LAW OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

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                                TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
I.       INTRODUCTION.....................................................................................       i

II.      OVERVIEW OF THE PLAN.............................................................................    viii

         A.       HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE........................................    xxiv

         B.       VOTING PROCEDURES.......................................................................   xxvii

         C.       CONFIRMATION HEARING....................................................................  xxviii

         D.       IDENTITY OF PERSON TO CONTACT FOR MORE INFORMATION REGARDING THE PLAN...................  xxviii

         E.       DISCLAIMER..............................................................................  xxviii

SECTION I. OVERVIEW OF CHAPTER 11.........................................................................       1

SECTION II. DESCRIPTION OF THE DEBTORS' BUSINESS..........................................................       1

SECTION III. SIGNIFICANT PREPETITION TRANSACTIONS.........................................................       3

         A.       LEAP WIRELESS INTERNATIONAL, INC........................................................       3

         B.       CRICKET COMMUNICATIONS, INC.............................................................       8

         C.       OTHERS..................................................................................      10

SECTION IV. KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES................................      11

         A.       PRE-PETITION PLAN NEGOTIATIONS..........................................................      11

SECTION V. THE CHAPTER 11 CASES...........................................................................      12

         A.       DISCLOSURE STATEMENT AND PLAN CONFIRMATION HEARINGS.....................................      12

         B.       SIGNIFICANT MOTIONS DURING THE CHAPTER 11 CASES.........................................      12

         C.       DEADLINE TO FILE PROOF OF CLAIMS AND INTERESTS..........................................      14

         D.       ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................      15

         E.       PARTIES IN INTEREST AND PROFESSIONALS...................................................      16

SECTION VI. THE FUTURE BUSINESS OF REORGANIZED DEBTORS....................................................      17

         A.       CAPITALIZATION AND STRUCTURE OF REORGANIZED DEBTORS.....................................      17

         B.       CERTAIN INFORMATION REGARDING THE VALUES OF FCC WIRELESS LICENSES.......................      19

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         C.       COMPOSITION OF MANAGEMENT AND THE DIRECTORS OF REORGANIZED DEBTORS.........................   22

         D.       ISSUANCE OF NEW SENIOR NOTES AND NEW LEAP COMMON STOCK.....................................   24

SECTION VII. SUMMARY OF THE PLAN OF REORGANIZATION...........................................................   24

         A.       INTRODUCTION...............................................................................   24

         B.       CLASSIFICATION AND TREATMENT OF ADMINISTRATIVE CLAIMS, CLAIMS
                  AND INTERESTS UNDER THE PLAN...............................................................   25

         C.       INDEBTEDNESS OF REORGANIZED LICENSE HOLDING COMPANIES AND REORGANIZED CRICKET..............   36

         D.       DISTRIBUTIONS UNDER THE PLAN...............................................................   37

         E.       GENERAL INFORMATION CONCERNING THE PLAN....................................................   43

         F.       ADDITIONAL INFORMATION REGARDING TREATMENT OF CERTAIN CLAIMS...............................   45

         G.       ALLOCATION OF CONSIDERATION................................................................   46

         H.       CANCELLATION OF OLD LEAP NOTES; CERTAIN PROVISIONS IN RESPECT
                  OF THE OLD LEAP NOTES, AND THE OLD INDENTURE TRUSTEE.......................................   46

         I.       CANCELLATION OF OLD LEAP COMMON STOCK AND OTHER OLD SECURITIES.............................   47

         J.       SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS.................................................   47

         K.       CERTAIN CORPORATE GOVERNANCE MATTERS.......................................................   48

         L.       EFFECT OF CONFIRMATION OF THE PLAN.........................................................   48

         M.       RETENTION OF JURISDICTION..................................................................   50

         N.       MISCELLANEOUS PROVISIONS...................................................................   51

SECTION VIII. PROJECTIONS....................................................................................   54

SECTION IX. CONFIRMATION PROCEDURE...........................................................................   55

         A.       SOLICITATION OF VOTES......................................................................   55

         B.       THE CONFIRMATION HEARING...................................................................   59

         C.       CONFIRMATION...............................................................................   59

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SECTION X. CONFIRMATION AND EFFECTIVE DATE CONDITIONS........................................................   63

         A.       CONDITIONS TO CONFIRMATION.................................................................   63

         B.       CONDITIONS TO INITIAL DISTRIBUTION DATE....................................................   63

         C.       CONDITIONS TO EFFECTIVE DATE...............................................................   64

         D.       WAIVER OF CONDITIONS.......................................................................   64

         E.       EFFECT OF FAILURE OF CONDITIONS............................................................   64

         F.       ORDER DENYING CONFIRMATION.................................................................   65

SECTION XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN........................................   65

         A.       LIQUIDATION UNDER CHAPTER 7................................................................   65

         B.       ALTERNATIVE PLANS OF REORGANIZATION........................................................   65

         C.       POST-CONFIRMATION CONVERSION/DISMISSAL.....................................................   66

         D.       FINAL DECREE...............................................................................   66

SECTION XII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.......................................................   66

SECTION XIII. LIMITATION OF LIABILITY........................................................................   77

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                                   SECTION I.

                             OVERVIEW OF CHAPTER 11

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business and capital structure for the benefit of its estate, creditors and stockholders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and interest holders with respect to the distribution of a debtor's assets.

                  The commencement of a chapter 11 case creates an estate containing all of the debtor's property as of the filing date. Generally, the debtor remains in possession of its property and continues to operate its business as a "debtor-in-possession."

                  The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for treating claims against, and interests in, a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or interest holder of the debtor. Subject to certain limited exceptions, an order of the bankruptcy court confirming a plan of reorganization discharges the debtor from any debt that arose prior to the date of confirmation of the plan, and substitutes therefor the obligations specified under the confirmed plan.

                  A claim or interest is impaired under a plan of reorganization if the plan provides that such claim will not be repaid in full or that the legal, equitable or contractual rights of the holder of such claim or interest are altered. A holder of an impaired claim or interest that is receiving a distribution under a plan is entitled to vote to accept or reject the plan of reorganization. Chapter 11 does not require that every holder of a claim or interest to vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. However, the bankruptcy court must find that the plan meets a number of statutory tests before it may confirm the plan. Many of these tests are designed to protect the interests of holders of claims or interests who do not vote to accept the plan, but who nonetheless will be bound by the plan's provisions if it is confirmed by the bankruptcy court.

                  Before soliciting acceptances of the proposed plan, a plan proponent must prepare and distribute to its creditors and interest holders entitled to vote on the plan a detailed disclosure statement. Section 1125 of the Bankruptcy Code requires that the disclosure statement contain adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors have prepared this Disclosure Statement in accordance with the requirements of
Section 1125 of the Bankruptcy Code.

                                   SECTION II.

                      DESCRIPTION OF THE DEBTORS' BUSINESS

                  Leap conducts operations through its subsidiaries. Leap has no independent operations or sources of operating revenue other than through dividends, if any, from its operating subsidiaries. Cricket is Leap's subsidiary that operates the Cricket business, together with subsidiaries of Cricket and Leap that hold assets that are used in the Cricket business or that hold assets pledged as security under Cricket's senior secured vendor debt facilities. The Cricket companies operate together as a wireless communications carrier that provides innovative, affordable, simple wireless services designed to accelerate the transformation of wireless service into a mass consumer product.

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                  The Cricket companies offer wireless service in the U.S. under the brand "Cricket(R)," which is marketed as "Comfortable Wireless(R)." The innovative Cricket strategy is designed to extend the benefits of mobility to the mass market by offering wireless service that is as simple to use and understand as, and is a competitive mobile alternative to, traditional landline service. In each Cricket market, the Cricket companies are deploying 100% digital, CDMA networks that Cricket believes provide higher capacity and more efficient deployment of capital than competing technologies. CDMA technology, combined with Cricket's efforts to streamline operations and distribution, allows the Cricket companies to be a low-cost provider of wireless services in each Cricket market.

                  Cricket service allows customers to make virtually unlimited calls within a local calling area and receive virtually unlimited calls from any area for a flat monthly rate. Cricket customers can also make long distance calls on a per-minute basis or as part of a packaged offering. The simplicity of the Cricket service allows Cricket to sustain lower operating costs per customer compared to traditional wireless providers. Cricket's networks are designed and built to provide coverage in the local calling area where its target customers live, work and play. As a result, Cricket believes that Cricket's per minute network operating costs are lower than, or comparable to the lowest costs incurred by traditional wireless providers.

                  As of the Petition Date, Cricket offered service in 40 markets covering a total population of approximately 25.2 million potential customers (2002 POPs). As of May 31, 2003, Cricket:

                  - had approximately 1,475,406 customers in its markets across the U.S.; and

                  - owned wireless licenses covering approximately 53.1 million potential customers in 33 states.

                  As of March 31, 2003, Cricket employed approximately 1,383 full time employees, and Leap had no employees.

                  An organizational chart for the Debtors is attached to this Disclosure Statement as Exhibit C.

                  In addition to the disclosures made herein, please refer to the attached Exhibit D, Leap's most recent Annual Report on Form 10-K/A, and Exhibit E, Leap's most recent Quarterly Report on Form 10-Q, for additional disclosures concerning the Debtors' business, operations, management and structure. For a description of various risks and uncertainties applicable to the Debtors and their business, please see "Risk Factors" in Exhibit E, Leap's most recent Quarterly Report on Form 10-Q. For a reconciliation of total liabilities reported in Leap's Petition, most recent Quarterly Report on Form 10-Q and Schedules, please see the attached Exhibit N and the notes thereto.

                  The Debtors have filed voluminous Schedules and Statements of Financial Affairs with the Office of the United States Trustee. The Debtors generally have reported their assets and liabilities on these Schedules at "net book value," meaning the original cost of acquiring such assets less accumulated depreciation. The Schedules and Statements of Financial Affairs filed for the Cricket companies reported total assets having a net book value that exceeded the total liabilities for such companies by approximately $51.3 million. However, based upon the projections for Reorganized Leap (which will be the holding company for the Cricket companies following the Effective Date of the Reorganization) attached hereto as Exhibit G, the going concern enterprise valuation of Reorganized Leap prepared by UBS Securities LLC and attached hereto as Exhibit M, the current trading prices of the Old Vendor Debt and other factors, the Debtors believe the Cricket companies are completely insolvent.

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  STATEMENT REGARDING FINANCIAL PERFORMANCE OF CRICKET FOR APRIL AND MAY 2003

                  As of May 31, 2003, Cricket had 1,475,406 subscribers, down 38,071 subscribers from March 31, 2003. The Debtors believe that a significant portion of the decline in subscribers since March 31, 2003 is due to the reaction of the market and subscribers to Cricket's bankruptcy filing. The Debtors' financial projections anticipate that Cricket will have 1,430,184 subscribers at September 30, 2003.

                  Total service revenue for the two-month period ending May 31, 2003 was $108.4 million compared to $107.5 million in the Cricket Cash Budget. Total equipment revenue during such period was $14.7 million compared to $13.0 million in the Cricket Cash Budget for the same period.

                  Cricket's unrestricted cash and short-term investments for the period increased by $47.9 million (rising to $165.5 million as of May 31, 2003) compared to the Cricket Cash Budget, which projected an increase of $1.4 million over the same period. Generally, the additional cash was generated through (i) changes in working capital (excluding cash and short-term investments, inter-company payables and current maturities of long-term debt) of $32.5 million resulting primarily from an increase in accounts payable and accrued liabilities generally arising from the impact of the bankruptcy filing on the Debtors' ability to pay pre-petition obligations, and (ii) net income, adjusted for non-cash items, of $18.7 million, offset by cash capital expenditures of $3.8 million. Net income for the period was higher than projected primarily as a result of adding fewer than the projected number of new subscribers for the period.

                  The Projections attached to this Disclosure Statement as Exhibit G were prepared as of July 16, 2003 and include updates by the Debtors to reflect the declines in subscribers being experienced by the Debtors while in bankruptcy, their post-petition financial performance and other factors.

                  The results described above for Cricket for the two months ended May 31, 2003 are not necessarily indicative of future results.

                                  SECTION III.

                      SIGNIFICANT PREPETITION TRANSACTIONS

A.       LEAP WIRELESS INTERNATIONAL, INC.

                  Units Offering. In February 2000, Leap completed an offering of 225,000 senior units, each senior unit consisting of one 12 1/2% Senior Note and one warrant to purchase Old Leap Common Stock, and 668,000 senior discount units, each senior discount unit consisting of one 14 1/2% Senior Discount Note and one warrant to purchase Old Leap Common Stock. The total gross proceeds from the sale of the senior units and senior discount units were $225.0 million and $325.1 million, respectively. Leap used the net proceeds of the offering for capital expenditures, acquisitions of wireless licenses, strategic investments, repayment of debt and general corporate purposes. The warrants issued in the units offering are exercisable for an aggregate of 2,829,854 shares of Old Leap Common Stock at an exercise price of $96.80 per share from February 23, 2001 to before April 15, 2010.

                  Leap has outstanding 225,000 Senior Notes and 668,000 Senior Discount Notes. Each note has a principal amount at maturity of $1,000. Interest on the 12 1/2% Senior Notes is payable semi-annually. The 14 1/2% Senior Discount Notes begin accruing Cash interest on April 15, 2005, with the first semi-annual interest payment due October 15, 2005. At March 31, 2003, the effective interest rates on the 12 1/2% Senior Notes and 14 1/2% Senior Discount Notes were 15.8% and 16.3% per annum, respectively. Each 14 1/2% Senior Discount Note has an initial

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accreted value of $486.68 and a principal amount at maturity of $1,000.

                  At the time the 12 1/2% Senior Notes were issued, Leap purchased a portfolio of U.S. government debt securities and pledged such securities to provide for the payment of scheduled interest payments on Leap's 12 1/2% Senior Notes through April 2003. Under the terms of the pledge agreement, amounts in the pledged account also secure the repayment of all other obligations under the 12 1/2% Senior Notes, if the notes are accelerated before the first seven interest payments on the notes are paid in full. Leap filed its Chapter 11 petition on April 13, 2003, prior to the payment of the seventh interest payment secured by the pledged account. By order entered by the Court on April 18, 2003, the holders of 12 1/2% Senior Notes received approximately $14.1 million reflecting the amount of interest owing as of April 15, 2003. Approximately $200,000 remains in the pledged account for the benefit of the holders of the 12 1/2% Senior Notes. Thus, the holders of the 12 1/2% Senior Notes have secured Claims in the aggregate amount of approximately $200,000 (Leap Class 1B Claims) and General Unsecured Claims for the remaining amounts owing under the notes (Leap Class 4 Claims).

                  Leap may redeem any of the Old Leap Notes beginning April 15, 2005. The initial redemption price of the 12 1/2% Senior Notes is 106.25% of their principal amount plus accrued interest. The initial redemption price of the 14 1/2% Senior Discount Notes is 107.25% of their principal amount at maturity plus accrued interest. In addition, before April 15, 2003, Leap may redeem up to 35% of both the 12 1/2% Senior Notes and the 14 1/2% Senior Discount Notes using proceeds from certain qualified equity offerings at 112.5% of their principal amount and 114.5% of their accreted value, respectively. The Old Leap Notes are guaranteed by CCH, Backwire.com, Inc. and Telephone Entertainment Network, Inc. The terms of the Old Leap Notes include covenants that restrict Leap's ability to, among other things, incur additional indebtedness, create liens, pay dividends, make investments, sell assets, issue or sell stock of some of Leap's subsidiaries, and effect a consolidation or merger. These limitations are subject to a number of important qualifications and exceptions contained in the Indenture.

                  Upon the occurrence of events constituting a change in control of Leap, holders of the Old Leap Notes had the right to require Leap to repurchase all or part of the Old Leap Notes for Cash at an aggregate purchase price of 101% of the principal amount of the 12 1/2% Senior Notes or the accreted value of the 14 1/2% Senior Discount Notes to be repurchased, as applicable, plus accrued and unpaid interest thereon. In addition, in some cases if Leap sold assets and did not use the net proceeds of the sale either to retire senior debt or to reinvest in other assets that are used in the business of Leap and its subsidiaries, Leap was required to offer to repurchase the notes at a purchase price equal to 100% of the principal amount of the 12 1/2% Senior Notes or accreted value of the 14 1/2% Senior Discount Notes, plus accrued and unpaid interest thereon.

                  Events which would constitute an event of default under the Old Leap Notes if they occurred included, among others, Leap's failure to make payments under the Old Leap Notes and certain other debt when due, Leap's failure to comply with covenants or other provisions of the Indenture, an event of default occurs in respect of more than $5.0 million of other indebtedness of Leap or its subsidiaries that results in the acceleration of such indebtedness before its maturity, or bankruptcy or insolvency of Leap or some of its subsidiaries. In the case of an event of default arising from bankruptcy or insolvency, all outstanding Old Leap Notes would become due and payable immediately. No event of default under the Old Leap Notes existed prior to the commencement of the Chapter 11 Cases.

                  Equity Offerings. In February 2000, Leap completed a public equity offering of 4,000,000 shares of Old Leap Common Stock at a price of $88.00 per share. Net of underwriters' discounts and commissions and offering expenses, Leap received $330.0 million. Leap used the net proceeds of this offering for capital expenditures, acquisitions of wireless licenses, strategic investments, repayment of debt and general corporate purposes. In May 2001, Leap completed

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an underwritten public offering of 3,000,000 shares of Old Leap Common Stock at a price of $33.50 per share. Net of underwriting discounts and commissions and offering expenses, Leap received $97.9 million. Leap used the net proceeds of this offering for acquisitions, spectrum purchases and for general corporate purposes.

                  Chase Telecommunications Holdings. In March 2000, Leap completed the acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc., including wireless licenses. The purchase price included $6.3 million in Cash, the assumption of principal amounts of liabilities that totaled $138.0 million (with a fair value of $131.3 million), a warrant exercisable to purchase 202,566 shares of Old Leap Common Stock at an aggregate exercise price of $1.0 million (which had a fair value of $15.3 million at the acquisition date), and contingent earn out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full year following the closing of the acquisition. In July 2001, Chase Telecommunications Holdings received 89,345 shares of Old Leap Common Stock upon exercising a portion of the warrant by surrendering 107,567 shares in payment of the exercise price.

                  Smartcom. From April 1999 to the date of sale on June 2, 2000, Leap owned 100% of Smartcom, S.A. ("Smartcom"), a Chilean corporation that operates a nationwide wireless network in Chile. On June 2, 2000, Leap completed the sale of Smartcom to Endesa S.A. in exchange for gross consideration of approximately $381.5 million, consisting of $156.8 million in Cash, three promissory notes totaling $143.2 million, subject to post closing adjustments, the repayment of intercompany debt due to Leap by Smartcom totaling $53.3 million, and the release of cash collateral posted by Leap securing Smartcom indebtedness of $28.2 million. Leap recognized a gain on sale of Smartcom of $313.4 million before related income tax expense of $34.5 million during the quarter ended June 30, 2000. In February 2001, Leap sold one of the promissory notes, with an original principal amount of $58.2 million plus accrued interest, to a third party for $60.7 million. In June 2001, Endesa repaid $47.5 million of principal and accrued interest for the second promissory note. The remaining promissory note of $35.0 million is subject to a right of set-off to secure indemnification claims under the purchase agreement. Endesa has asserted claims of up to approximately $48.7 million against Leap for breach of representations and warranties under the purchase agreement and has notified Leap that it is offsetting the claims against the unpaid balance of the note. The note matured on June 2, 2001 and Leap expects it to remain unpaid until the issues related to the claims are resolved. Leap has caused its wholly owned Chilean subsidiary to be merged with and into Leap. Therefore, the $35.0 million note is owned by Leap, and the claims of Endesa are against Leap. Leap believes that Endesa's claims are without merit, and Leap is contesting Endesa's claims. Management of Leap believes that the ultimate outcome of this matter will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

                  Cricket Communications Holdings. On June 15, 2000, through a subsidiary merger, Leap acquired the remaining 5.11% of CCH that it did not already own. These shares were owned by individuals and entities, including directors and employees of Leap and CCH. Each issued and outstanding share of Old CCH Common Stock not held by Leap was converted into the right to receive
0.315 of a fully paid and non-assessable share of Old Leap Common Stock. As a result, 1,048,635 shares of Old Leap Common Stock were issued. Leap also assumed Chase Telecommunications Holdings' warrant to purchase 1% of Old CCH Common Stock, which was converted into a warrant to acquire 202,566 shares of Old Leap Common Stock, at an aggregate exercise price of $1.0 million. In addition, Leap assumed all unexpired and unexercised CCH stock options outstanding at the time of the merger, whether vested or unvested, which upon conversion amounted to options to purchase 407,784 shares of Old Leap Common Stock.

                  Common Stock Purchase Agreement. In December 2000, Leap entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd.

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("Acqua Wellington") under which Leap may, at its discretion, sell up to a maximum of $125.0 million of registered Old Leap Common Stock from time to time over the succeeding 28-month period. Under the agreement, Leap may require Acqua Wellington to purchase between $10.0 and $25.0 million of Old Leap Common Stock, depending on the market price of Old Leap Common Stock, during each of one or more 18 trading day periods. Leap cannot require Acqua Wellington to purchase Old Leap Common Stock if the market price of Old Leap Common Stock is less than $15 per share. Under the purchase agreement, Leap may grant to Acqua Wellington an option to purchase up to an equal amount of Old Leap Common Stock that Leap requires it to purchase during the same 18 trading day period. Acqua Wellington purchases the Old Leap Common Stock at a discount to its then current market price, ranging from 4.0% to 5.5%, depending on Leap's market capitalization at the time Leap requires Acqua Wellington to purchase Old Leap Common Stock. A special provision in the agreement (as amended and restated) allowed the first sale of Old Leap Common Stock under the agreement to be up to $55.0 million. In January 2001, Leap completed the first sale of Old Leap Common Stock under the agreement, issuing 1,564,336 shares to Acqua Wellington in exchange for $55.0 million. In July 2001, Leap completed the second sale of Old Leap Common Stock under the agreement, issuing 521,396 shares of Old Leap Common Stock to Acqua Wellington in exchange for $15.0 million. Leap used the proceeds of these sales for acquisitions and wireless license purchases and for general corporate purposes.

                  Qualcomm Term Loan. In January 2001, Leap entered into a secured loan agreement with Qualcomm Incorporated under which Qualcomm agreed to loan Leap approximately $125.3 million to finance its acquisition of wireless licenses in the FCC's broadband PCS auction completed in January 2001 ("Auction 35"). In March 2001, Qualcomm funded borrowings of the full amount available under the agreement by transferring to Leap an FCC auction discount voucher, and Leap issued promissory notes in favor of Qualcomm for an aggregate principal amount of $126.6 million, representing $125.3 million for the value of the auction discount voucher and $1.3 million for a commitment fee due to Qualcomm at the initial borrowing. In August 2001, at the request of Qualcomm, Leap agreed to return the auction discount voucher to Qualcomm, cancel the $125.3 million loan and reestablish the availability for either a cash loan or a re-borrowing of the auction discount voucher in the future, however Leap does not expect to be able to satisfy the conditions precedent to make any further draws under this facility. Leap must repay any loans, including the $1.5 million of fees due under the loan at March 31, 2003, and accrued interest to Qualcomm in a single payment no later than March 2006. Loans under the agreement bear interest at a variable rate, depending on the collateral Leap provides, equal to LIBOR plus 7.5% to 12.5% per annum.

                  Auction 35. Leap was the winning bidder for 22 wireless licenses covering approximately 24.1 million potential customers in the FCC's Auction 35. The former holder of the licenses challenged the validity of Auction 35 in court, and the licenses were never granted to Leap. In December 2002, Leap accepted an offer from the FCC and withdrew from its commitment and right to purchase the licenses on which it was the successful bidder in Auction 35. In connection with that withdrawal, Leap received a refund of $10.5 million in payments it had made to the FCC relating to Auction 35, which was in addition to the $74.2 million received earlier in the year. Leap has applied for a refund of the remaining approximately $268,000 of payments it made to the FCC in connection with Auction 35.

                  MCG. In June 2001, Leap acquired wireless licenses in Buffalo and Syracuse, New York from MCG PCS, Inc. for an aggregate of $18.3 million in Cash and an $18.0 million convertible promissory note with interest at the rate of 8.5% per annum, with principal and interest payable at maturity on June 15, 2002. The note was secured by a pledge of the outstanding stock of a wholly owned subsidiary of Leap that owns the Buffalo, New York wireless license. The $18.0 million promissory note was repaid in full in June 2002. In connection with the acquisitions of wireless licenses in Buffalo and Syracuse, MCG asserted that, based on the prices of certain wireless licenses auctioned by the FCC in Auction 35, it was

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entitled to a purchase price adjustment pursuant to the terms of the purchase agreement for such licenses. The matter was submitted to binding arbitration and in August 2002 the arbitrator determined that the seller was entitled to a purchase price adjustment of $39.8 million payable immediately in Cash, or, in Leap's sole discretion, approximately 21 million shares of Old Leap Common Stock. In August 2002, Leap paid the purchase price adjustment to MCG by issuing 21,020,431 shares of Old Leap Common Stock, representing approximately 36% of the outstanding Old Leap Common Stock, and approximately 28% of Old Leap Common Stock on a fully diluted basis, following such issuance. The issuance of Old Leap Common Stock to the seller without the consent of the Holders of Old Vendor Debt constituted an event of default under the Vendor Debt Facilities. In addition, because the award was payable immediately, Leap did not obtain stockholder approval of the issuance as required by the rules of the Nasdaq National Market. Old Leap Common Stock was delisted from the Nasdaq National Market on December 11, 2002 and began trading on the OTC Bulletin Board. In December 2002, Leap paid approximately $1.4 million to MCG in satisfaction of the arbitration award regarding attorneys' fees, expenses and costs.

                  Pegaso. Leap was a founding shareholder and made investments in and loans to Pegaso Telecomunicaciones, S.A. de C.V. ("Pegaso"), a company providing wireless service in Mexico, totaling $120.5 million. In the fourth quarter of fiscal 2001, Leap discontinued its use of the equity method of accounting for Pegaso and ceased recognizing its share of Pegaso's losses because its investment in and loans to Pegaso had been reduced to zero on its books of account. In September 2002, Leap completed the sale of its 20.1% interest in Pegaso to Telefonica Moviles, S.A. At the closing, Leap received cash proceeds of approximately $22.2 million for the sale of its shares. In October 2002, Leap received approximately $15.8 million of additional cash from a loan repayment related to the sale. In connection with the sale, Leap was released from its obligations under a $33 million guarantee to Qualcomm Incorporated ("Qualcomm") of Pegaso's outstanding capital loans from Qualcomm, by delivering to Qualcomm its rights under the warrants it acquired in connection with the guarantee. Pursuant to Cricket's Vendor Debt Facilities, Leap was obligated to set aside or contribute to the Cricket companies approximately $25.8 million of the proceeds from the sale of Pegaso. Because of the financial condition and expected restructuring of Leap and Cricket, however, Leap did not make the set asides and contributions and instead retained the funds at Leap. Leap's failure to contribute or set aside those amounts was a breach of contract by Leap and an additional event of default under the Vendor Debt Facilities.

                  Securities Class Action Litigation. Between December 5, 2002 and February 7, 2003, nine securities class action lawsuits were filed against Leap, Harvey P. White, Leap's Chairman and Chief Executive Officer ("White"), Susan G. Swenson, Leap's President, Chief Operating Officer and director ("Swenson"), and Manford Leonard, Leap's Vice President and Controller ("Leonard"), in the United States District Court for the Southern District of California on behalf of all persons who purchased or otherwise acquired Old Leap Common Stock from February 11, 2002 through July 24, 2002 (the "Class Period"). The nine lawsuits are captioned: (1) Solomon Schechter v. Leap, White, Swenson and Leonard, Case No. 02-CV-02385-J (JAH); (2) James Threkeld v. Leap, White, Swenson and Leonard, Case No. 2455-J (POR); (3) Jack Hearn v. Leap, White, Swenson and Leonard, Case No. 02-CV-2515-BTM (LSP); (4) Jonathan Crowell, Trustee of the Cornelia I. Crowell Trust v. Leap, White, Swenson and Leonard, Case No. 02-CV-2514-JM (LAB); (5) Bridget Gillen v. Leap, White, Swenson and Leonard, Case No. 02-CV-2545-J (JFS); (6) Andrew Bennet v. Leap, White, Swenson and Leonard, Case No. 02-CV-2563-IEG (JFS); (7) Reginald J. Hudson v. Leap, White, Swenson and Leonard, Case No. 03-CV-0072-K (JAH); (8) Cyril Marsden v. Leap, White, Swenson and Leonard, Case No. 03-CV-0158-H (JAH); and (9) Gary Kissinger v. Leap, White, Swenson and Leonard, Case No. 03-CV-0257-JM (RBB). These lawsuits are virtually identical and each alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder, by issuing a series of material misrepresentations to the market during the Class Period, thereby artificially inflating the price of Old Leap Common Stock. Plaintiffs

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allege that defendants concealed the deteriorated value of Leap's wireless licenses by relying upon a fraudulent impairment test of those assets, which resulted in a gross and material overstatement of the value of Leap's assets in its financial statements. The actions seek an unspecified amount of damages, plus costs and expenses related to bringing the actions. On March 14, 2003, the Court entered plaintiffs' stipulation and order for the appointment of lead plaintiffs and approval of lead plaintiffs' selection of lead counsel and ordered the cases consolidated under the caption In re Leap Wireless International, Inc. Securities Litigation, Case No. 02-CV-2388J (AJB). On May 23, 2003,. the plaintiffs filed an amended complaint that only named White and Swenson as defendants.

                  Derivative Action. On February 24, 2003, plaintiff Steven Zawalick filed a purported derivative action on behalf of Leap against Morgan Stanley & Co., Inc., Donaldson Lufkin Jenrette Securities Corporation, Bear Stearns & Co., Inc., ABN AMRO Incorporated and Credit Suisse First Boston Corp., each of whom were initial purchasers in the private placement of Old Leap Notes on February 23, 2000, and nominally against Leap, in the Supreme Court of the State of New York, Case No. 03600591. The complaint alleges that the sales were disguised loan brokerage transactions and that the investment banking firms charged excessive brokerage fees in violation of New York General Obligations Law Section 5-531, which limits the fees payable to loan brokers. The complaint seeks compensatory damages, costs and fees in connection with bringing suit, and other remedies. Leap believes the plaintiff lacked a right to bring the claim, that the complaint violates the automatic stay and that the claim is without merit and intends to defend the case vigorously.

                  Nasdaq Delisting. On December 11, 2002, Old Leap Common Stock was delisted from the Nasdaq National Market and began trading on the OTC Bulletin Board.

B.       CRICKET COMMUNICATIONS, INC.

                  Purchase Agreements. Cricket has entered into purchase agreements with each of Lucent, Nortel and Ericsson for the purchase of network infrastructure products and services. Prior to filing the Petition, consistent with the terms and conditions of the purchase agreements, Cricket transferred equipment, software, licenses and certain contract rights under the Lucent, Nortel and Ericsson purchase agreements to each of Cricket Performance I, Inc., Cricket Performance II, Inc. and Cricket Performance III, Inc., respectively. Each of these transferees is a Delaware corporation and wholly-owned subsidiary of Cricket. None of Cricket Performance I, Inc., Cricket Performance II, Inc. or Cricket Performance III, Inc. have filed for bankruptcy.

                  Cricket and Lucent are currently negotiating the terms under which Cricket may assume its purchase agreement with Lucent, if at all. In connection with those negotiations, Lucent has challenged the validity of the pre-petition transfers of equipment, software, licenses and contract rights to Cricket Performance I, Inc. However, Cricket believes the transfers were valid. Lucent and Cricket continue to negotiate with respect to outstanding disputes under the purchase agreement and a possible assumption of the purchase agreement. If the parties do not reach agreement, their disputes concerning the purchase agreement may be brought before the Bankruptcy Court for resolution. Failure to reach an agreement could eventually lead to Cricket's rejection of the Lucent purchase agreement, and to a decision by Lucent not to sell products and services to Reorganized Cricket, including software enhancements and upgrades. A FAILURE BY CRICKET AND LUCENT TO RESOLVE THEIR CURRENT DISPUTES CONCERNING THE PURCHASE AGREEMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE REORGANIZED DEBTORS AND CRICKET PERFORMANCE I AND THEIR BUSINESSES FOLLOWING THE EFFECTIVE DATE.

                  Nortel Networks disputes the validity of Cricket's purported transfer of the RTU License and the RTM License for the software furnished Cricket under the Amended and Restated System Equipment Purchase Agreement dated as of December 23, 2002, between Cricket and Nortel Networks, as well as Cricket's purported transfer of any other equipment,

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software, licenses or other contract rights, to Cricket Performance II or any other entity. Among other things, Nortel Networks asserts that its contract expressly states that it may not be assigned by Cricket without the express prior written consent of Nortel Networks, which consent was not given. However, Cricket believes that the transfers were valid. Notwithstanding the foregoing, Cricket and Nortel Networks currently are negotiating the terms under which Reorganized Cricket may assume Cricket's purchase agreement with Nortel Networks, if at all. If the parties do not reach agreement, their disputes concerning, among other things, the purchase agreement and the assignment of portions thereof may be brought before the Bankruptcy Court for resolution. A failure by Cricket and Nortel Networks to resolve their disputes concerning the purchase agreement could eventually lead to Cricket's rejection of the Nortel Networks purchase agreement, and to a decision by Nortel Networks not to sell products and services to Reorganized Cricket, including software enhancements and upgrades. A FAILURE BY CRICKET AND NORTEL NETWORKS TO RESOLVE THEIR CURRENT DISPUTES CONCERNING THE PURCHASE AGREEMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE REORGANIZED DEBTORS AND CRICKET PERFORMANCE II, INC. AND THEIR BUSINESSES FOLLOWING THE EFFECTIVE DATE.

                  Vendor Financing. In connection with the purchase agreements described above, Cricket entered into Vendor Debt Facilities with each of Lucent, Nortel and Ericsson to finance purchases of network infrastructure products and services plus interest expense and other costs and origination and commitment fees related to the credit facilities. As of the Petition Date, Cricket was in default under each of its Vendor Debt Facilities. As of March 31, 2003, Cricket had approximately $1,614.3 million outstanding under its Vendor Debt Facilities. Substantially all of the indebtedness originally issued under the Vendor Debt Facilities has been resold to approximately 100 institutional investors by each of Lucent, Nortel and Ericsson and their transferees. These institutional investors now constitute almost all of the Holders of the Old Vendor Debt, and several of these institutional investors now comprise the Informal Vendor Debt Committee. In addition, as of March 31, 2003, Cricket had $49.9 million payable to Lucent, Nortel and Ericsson for the purchase of equipment and services.

                  Because of the events of default under the Vendor Debt Facilities, each of the lenders under those facilities terminated their commitments under the Vendor Debt Facilities. The defaults also provide the lenders under such facilities with various rights under their Vendor Debt Facilities and related security agreements, including the right to foreclose on the collateral pledged to secure the outstanding loans, subject to the requisite approval of the Bankruptcy Court. The loans to Cricket under the Old Vendor Debt facilities were guaranteed by CCH, the License Holding Companies and the Property Holding Companies. The Collateral pledged to secure the Old Vendor Debt includes all of the stock of Cricket, substantially all of the License Holding Companies and the Property Holding Companies, and all of their respective assets, and all of the assets of CCH. Thus, the holders of Old Vendor Debt Claims have secured claims against CCH, Cricket, substantially all of the License Holding Companies and the Property Holding Companies equal to the value of the Collateral and general unsecured claims against such entities to the extent of any deficiency. As noted above, Leap pledged the stock of substantially all of the License Holding Companies owned by Leap to secure the outstanding loans to Cricket under the Old Vendor Debt facilities, but Leap did not expressly guarantee the loans. Thus, the holders of the Old Vendor Debt Claims also have secured claims against Leap equal to the value of the stock pledged by Leap as Collateral and General Unsecured Claims against Leap, including any undersecured Claim that could be asserted by operation of the Bankruptcy Code.

                  Lucent, Nortel and Ericsson originally agreed to share collateral and limit total loans secured thereunder to $1,845.0 million. Borrowings under each of the Vendor Debt Facilities accrued interest at a rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA, as defined in the Vendor Debt Facilities. If an event of default has occurred and is continuing, the administrative agent under a Vendor Debt Facility, at the request of the lenders

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under the Vendor Debt Facility, may restrict Cricket's ability to choose LIBOR interest rates for outstanding borrowings. Any rate that is not paid when due under a Vendor Debt Facility will bear interest after the due date at the rate then applicable to base rate loans plus 2%. The Vendor Debt Facilities provide that principal payments under each of the Vendor Debt Facilities were scheduled to begin in December 2002 for Lucent and in December 2003 for Nortel and Ericsson, with a final maturity in June 2007 for Lucent and in September 2008 for Nortel and Ericsson. Repayment of principal is required in 20 quarterly payments, with the annual principal repayments totaling 10%, 15%, 20%, 25% and 30% of the principal outstanding at the end of the availability period, respectively, during the first through fifth years following the end of the availability period. Cricket did not make the first principal payment due in December 2002 under the Lucent Vendor Debt Facility, which constituted an event of default under the agreement. Borrowings under the Vendor Debt Facilities at March 31, 2002 had a weighted-average effective interest rate of 10.1% per annum. The Vendor Debt Facilities require that Cricket maintain interest rate cap agreements so that 50% of the long-term indebtedness of Cricket either bears interest at a fixed rate or is covered by interest rate cap agreements.

                  Remaining fees currently due Nortel, Lucent, Ericsson and others under the Vendor Debt Facilities (which fees also constitute Old Vendor Debt secured by the Collateral described above) include origination, commitment and administrative agent fees totaling approximately $40.5 million.

                  Each of the Vendor Debt Facilities contain various covenants and conditions, including minimum levels of customers and covered potential customers that must increase over time, minimum revenues, minimum EBITDA, limits on annual capital expenditures, dividend restrictions (other than the Nortel Facility) and other financial ratio tests.

C.       OTHERS

                  Debt Obligations to the FCC and Note Payable. As of the Petition Date, certain of the License Holding Companies had assumed an aggregate of approximately $78 million in debt obligations to the FCC as part of the purchase price for wireless licenses. The terms of the notes include interest rates ranging from 6.25% to 9.75% per annum and quarterly principal and interest payments until maturity through July 2007. The notes were discounted using management's best estimate of the prevailing market interest rate at the time of purchase of the wireless licenses ranging from 9.75% to 10.75% per annum. At March 31, 2003, the weighted-average effective interest rate for the License Holding Companies' debt obligations to the FCC and GLH was 9.9% per annum.

                  In April 2002, Leap completed the exchange of certain wireless licenses with GLH. Pursuant to the agreement, GLH assumed FCC debt totaling $8.4 million related to certain of the wireless licenses transferred to GLH in the exchange. In consideration for GLH's assumption of the FCC debt, Leap provided to GLH a note payable totaling $8.4 million, which is secured by a pledge of the stock of Cricket Licensee XI, Inc., a Leap subsidiary that owns certain wireless licenses that are not used in the Cricket business. In January 2003, Leap chose not to make a payment of principal and accrued interest that was due on the note, which constituted an event of default. Leap has received a notice of default from GLH and a notice of acceleration of the principal and accrued interest balance. GLH has also notified Leap that it intends to foreclose on the collateral.

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                                   SECTION IV.

                            KEY EVENTS LEADING TO THE
                      COMMENCEMENT OF THE CHAPTER 11 CASES

A.       PRE-PETITION PLAN NEGOTIATIONS

                  To address the Debtors' long-term financial needs, the Debtors' management began developing plans to improve the Debtors' capital structure. In order to maximize the recovery for their stakeholders, the Debtors, with the assistance of their financial advisor, determined that this could be achieved best through a restructuring. As such, in the Fall of 2002, the Debtors facilitated the organization of the Informal Vendor Debt Committee and the Informal Noteholder Committee and paid for financial and legal advisors to such committees. Thereafter, the Debtors began negotiations with each of the Informal Vendor Debt Committee and the Informal Noteholder Committee to develop and consummate a consensual restructuring of the Old Leap Notes and the Old Vendor Debt.

                  The major issue to be resolved between the Informal Vendor Debt Committee and the Informal Noteholder Committee arose from the March 2002 amendments to the Vendor Debt Facilities. On March 18, 2002, Cricket and the Holders of the Old Vendor Debt amended the Vendor Debt Facilities to revise certain covenants dealing with EBITDA. Concurrently with those amendments, Leap agreed to (a) transfer additional FCC licenses to License Holding Companies (and thereby make such licenses part of the Vendors' collateral pool) and (b) transfer Cash from Leap to both Cricket and the License Holding Companies (the latter primarily to fund obligations owing to the FCC with respect to licenses) (the "March Agreement"). Through August 2002, Leap made a variety of downstream transfers in accordance with the March Agreement. For example:

                        - In March 2002, Leap transferred approximately $86.6 million to CCH as a capital contribution, and caused CCH to transfer such amounts to Cricket as a capital contribution.

                        - In May 2002, Leap transferred a refund from the FCC (in the approximate amount of $34.5 million) to CCH as a capital contribution, and caused CCH to transfer such amounts to Cricket as a capital contribution.

                        - Between March and August 2002, Leap transferred 28 licenses to Cricket Licensee (Reauction), Inc. Cricket Licensee (Reauction), Inc. had previously executed a security agreement and guarantee in favor of the Vendors. Also between March and August 2002, Leap pledged the stock and assets of Cricket Licensee (Albany), Inc., Cricket Licensee (Columbus), Inc. and Cricket Licensee (Macon), Inc. to secure the obligations of Cricket under the Vendor Debt Facilities. Each of the foregoing License Holding Companies executed security agreements and guarantees in favor of the Vendors in connection with such pledge.

                  If Leap had not executed the March Agreement and the Holders of Old Vendor Debt had terminated the Vendor Debt Facilities and exercised remedies, the entire Leap/Cricket corporate enterprise could have been threatened. Moreover, a default and acceleration under the Vendor Debt Facilities would have caused an Event of Default under the Indenture.

                  The Informal Noteholder Committee alleged that the March Agreement (and related downstream transfers and/or pledges of Cash and assets by Leap) constituted a fraudulent transfer. The Debtors and the Informal Vendor Debt Committee disputed those allegations. The Informal Vendor Debt Committee alleged that Leap breached its obligations under the March

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Agreement by failing to make certain additional downstream contributions required thereunder. In order to avoid litigation and expense, the Debtors, the Informal Noteholder Committee and the Informal Vendor Debt Committee agreed to resolve any dispute arising from the March Agreement (and any other intercompany transfer between the Debtors). That resolution is reflected in the terms and conditions of the Plan. In essence, the Holders of Leap General Unsecured Claims will receive their beneficial interests in the Leap Creditor Trust and the Leap General Unsecured Claim Cash Distribution and, upon the occurrence of the Effective Date, will receive the Leap General Unsecured Claim Equity Distribution (representing 3.5% of the issued and outstanding shares of New Leap Common Stock on the Effective Date), in exchange for a full settlement and mutual release of any and all Litigation Claims and Intercompany Claims that could have been asserted pre-petition (and any Litigation Claims arising out of any alleged preference or fraudulent transfer) by any Debtor, its Estate, the Holders of General Unsecured Claims against Leap and the Holders of Old Vendor Debt as follows:

                  The Plan implements a compromise of any and all claims, whether known or unknown, liquidated or contingent, asserted or unasserted, for recoveries for fraudulent transfers, preferences, breach of contract or any other actual or potential cause of action, between and for the benefit of each of the Debtors and their Estates (and their respective officers, directors, professionals and agents), the Informal Vendor Debt Committee and the Official Committee (and each committee's respective members, professionals and agents in such capacity) and, to the maximum extent permitted by law, all Vendor Debt Holders and Holders of Leap General Unsecured Claims, in each case with respect to any and all transfers between the Debtors (other than as expressly provided in the Plan). The occurrence of the Confirmation Date is conditioned upon, among other matters, the entry of a Confirmation Order describing and implementing mutual general releases by each of the Debtors, the Official Committee, the Informal Vendor Debt Committee, the Holders of General Unsecured Claims against Leap and the Holders of Old Vendor Debt in form and substance satisfactory to such parties.

                  In April 2003, the Debtors and members of the Informal Vendor Debt Committee and the Informal Noteholder Committee agreed to the general business terms of the Plan.

                                   SECTION V.

                              THE CHAPTER 11 CASES

A.       DISCLOSURE STATEMENT AND PLAN CONFIRMATION HEARINGS

                  The Debtors filed this Disclosure Statement and the Plan with the Court on July 18, 2003. The Court considered the adequacy of the Disclosure Statement and the Plan at a hearing on [__________], 2003. The Confirmation Hearing in respect of the Plan has been scheduled for [_________], 2003 at 8:30 a.m., Pacific Time, before the Honorable Louise DeCarl Adler in the United States Bankruptcy Court for the Southern District of California, Jacob Weinberger U.S. Courthouse, 325 West F Street, San Diego, California 92101.

B.       SIGNIFICANT MOTIONS DURING THE CHAPTER 11 CASES(4)

                  Simultaneous with the filing of their Petitions, the Debtors filed numerous "first day" motions seeking orders from the Court authorizing the Debtors to retain professionals and providing the Debtors certain relief from certain administrative requirements imposed by the

------------------------

(4) For copies of motions filed by the Debtors, please log on to the Debtors' website, www.leapreorganization.com.

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Bankruptcy Code. On April 14, 2003 and at various dates thereafter as reflected on the Docket, the Court entered orders granting the Debtors the various forms of relief requested. In particular, the Debtors obtained orders approving, inter alia, the following motions and applications:

         (a)      MOTIONS RELATING TO ADMINISTRATION OF CASES:

                  (i) Motion for Order Directing the Joint Administration of the Chapter 11 Cases;

                  (ii)     Emergency Application for Order Under 28
                           U.S.C. Section 156(c) Authorizing the Retention of Poorman-Douglas Corporation as Notice, Claims and Data Management Agent for the Debtors;

                  (iii) Motion for Order Authorizing Debtors to Employ and to Compensate Certain Professionals in the Ordinary Course of Business;

                  (iv) Application to Retain and Employ and Compensate Latham & Watkins LLP as General Bankruptcy Counsel for the Debtors;

                  (v) Application to Retain UBS Securities LLC as Financial Advisor to the Debtors; and

                  (vi) Motion for Order Establishing Notice and Service Requirements in Debtors' Chapter 11 Cases and Authorizing Debtors to Give Limited Notice.

         (b)      MOTIONS RELATING TO FINANCING:

                  (i) Motions for Interim (granted) and Final (pending) Order Authorizing the Use of Cash Collateral and Granting Replacement Liens.

         (c)      MOTIONS RELATING TO EMPLOYEES AND THE OPERATION OF THE
                  BUSINESS:

                  (i) Motion for Order (A) Authorizing Debtors to (1) Pay Prepetition Employee Wages, Salaries, Bonuses and Related Items, (2) Reimburse Prepetition Employee Business Expenses, (3) Make Payments for Which Payroll Deductions Were Made, (4) Make Prepetition Contributions and Pay Benefits Under Employee Benefit Plans and (5) Pay All Costs Incidental to the Foregoing Payments and Contributions, and (B) Authorizing and Directing Applicable Banks and Other Financial Institutions to Receive, Process, Honor and Pay Any and All Checks Drawn on Debtors' Accounts for Such Purposes;

                  (ii) Motion for Order Authorizing Implementation of Retention Plan;

                  (iii) Motion for Order Authorizing Implementation of Severance Agreements for Senior Management; and

                  (iv) Motion for Order (I) Authorizing Continued Use of Existing Business Forms and Records and Maintenance of Existing Corporate Bank Accounts and Cash Management Systems, (II) Approving Investment Guidelines and (III) Authorizing Continuation of Intercompany Transactions.

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         (d)      MOTIONS RELATING TO VENDORS AND SUPPLIERS:

                  (i) Motion for Authority to Pay Certain Critical Prepetition Trade Creditors in the Ordinary Course; and

                  (ii) Motion for Order Pursuant to 11 U.S.C. Sections 105, 503(b), 507(a) and 366 (I) Prohibiting Utilities from Altering, Refusing or Discontinuing Services on Account of Prepetition Invoices and (II) Establishing Procedures For Determining Requests for Additional Adequate Assurance.

The Debtors have paid or will pay Allowed pre-petition amounts owing to the critical vendors that the Debtors intend to pay pursuant to these motions; provided, however, the Debtors are dealing separately with utilities pursuant to the Court Order with respect to adequate assurance for utilities.

         (e)      MOTIONS RELATING TO CUSTOMERS:

                  (i) Motion for an Order Pursuant to 11 U.S.C. Section 105(a) Authorizing, but not Directing, Debtors to Honor Certain Prepetition Obligations to Consumer Customers and to Continue Certain Consumer Customer Programs and Practices.

         (f)      OTHER MOTIONS:

                  (i) Motion for Order Pursuant to Sections 105(a) and 541 of the Bankruptcy Code Authorizing the Debtors to Pay Prepetition Sales and Use Taxes, Regulatory Fees and Business License Fees and Directing Wells Fargo Bank to Honor Prepetition Checks for Payment of Prepetition Sales and Use Taxes, Regulatory Fees and Business License Fees; and

                  (ii) Motion for Order Authorizing the Debtors to Reject Certain Executory Contracts and Non-Residential Real Property Leases Nunc Pro Tunc to the Petition Date.

C.       DEADLINE TO FILE PROOF OF CLAIMS AND INTERESTS

                  On April 13, 2003, the Debtors also filed a motion seeking an order (the "Bar Date Order") from the Court requiring any person or entity holding or asserting a claim against the Debtors to file a written proof of claim with Poorman-Douglas Corporation at the following address: Leap Wireless International, Inc. c/o Poorman-Douglas Corporation, 10300 SW Allen Boulevard, Beaverton, Oregon 97005, Attention: Leap Wireless International Claims Processing, on or before 4:00 p.m. (Pacific Time) on June 28, 2003 (the "Bar Date"). The motion requested that any person or entity that fails to timely file a proof of claim will be barred, estopped and enjoined forever from voting on, or receiving a distribution under, the Plan, and will be barred, estopped and enjoined forever from asserting a Claim against the Debtors, their Estates, Reorganized Debtors, and any of their successors or assigns. On April 14, 2003, the Court entered the Bar Date Order and pursuant to such order, June 28, 2003 was established as the Bar Date.

                  The Debtors subsequently discovered that a number of parties in interest who may hold claims against the Debtors were not served by mail with the notice of the Bar Date by the Debtors (the "Additional Parties"). Accordingly, on June 30, 2003, the Debtors filed an ex parte motion for an order fixing a supplemental Bar Date. By order dated July ___, 2003, the Court fixed August ___, 2003 as the supplemental Bar Date with respect to the Additional Parties.

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                  The Bar Date for governmental entities was established by the Court as July 28, 2003.

D.       ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         1.       ASSUMPTION AND CURE

                  The Debtors are parties to thousands of executory contracts and non-residential real property leases. On or before 17 days prior to the Voting Deadline, the Debtors will File a schedule of such contracts and leases that they intend to assume or assign to another Debtor, along with proposed cure amounts that will be paid by the Reorganized Debtors (the "Assumption Schedule"). Within one business day following the Filing of the Assumption Schedule, the Debtors will serve the Assumption Schedule on the non-debtor parties to the contracts and leases set forth on the Assumption Schedule, the Official Committee and the Informal Vendor Debt Committee. Any party to a contract or lease who objects to the listed cure amounts must File and serve an objection on counsel no later than thirty (30) days after the Debtors File and serve the Assumption Schedule. Failure to File and serve a timely objection shall be deemed consent to the cure amounts listed on the Assumption Schedule. Any cure amounts shall be the responsibility of Cricket.

                  Any monetary amount by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default, if any, will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Reorganized Debtor: (a) by payment of the default amount in Cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. All such payments will be made by Reorganized Cricket. If there is a dispute regarding: (i) the amount of any cure payment; (ii) the ability of a Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assigned; or
(iii) any other matter pertaining to assumption, the cure payments required by
Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

                  The Confirmation Order will constitute an Order of the Court approving the assumptions described on the Assumption Schedule, pursuant to
Section 365 of the Bankruptcy Code, as of the Effective Date.

                  Any executory contract or lease not listed on the Assumption Schedule or that is not the subject of a motion to assume that is pending on the Confirmation Date shall be deemed rejected as of the Confirmation Date. The Debtors reserve the right to amend the Assumption Schedule at or prior to the Confirmation Hearing. If the Debtors add a contract or lease to the Assumption Schedule after the Assumption Schedule is originally Filed (as described above), the Debtor party to the applicable contract or lease shall serve the non-Debtor party to such contract or lease with notice (a) that the contract or lease has been added to the Assumption Schedule and (b) of the Debtor's proposed cure amount (the "Amended Assumption Schedule Notice"). The non-Debtor party shall have 30 days after service of the Amended Assumption Schedule Notice to File and serve an objection to the cure amount. To the extent the parties have a dispute with respect to the cure amount, the Debtors shall create a reserve for the full amount of the cure amount pending resolution of such dispute (either by stipulation or court order).

         2.       REJECTION AND DAMAGES

                  On or before 17 days prior to the Voting Deadline, the Debtors will File a schedule of executory contracts and non-residential real property leases that they intend to reject (the "Rejection Schedule"). Within one business day following the Filing of the Rejection Schedule, the Debtors will serve the Rejection Schedule on the non-debtor parties to the

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contracts and leases, the Official Committee and the Informal Vendor Debt Committee. The Rejection Schedule will indicate those contracts and leases that will be rejected as of the Confirmation Date, and which will be rejected on or before the Effective Date. The Debtors reserve the right to amend the Rejection Schedule at or prior to the Confirmation Hearing. All Claims for damages arising from the rejection of executory contracts or unexpired leases must be Filed with the Court in accordance with the terms of the order authorizing such rejection, or, if not rejected by separate order, within sixty (60) days from the entry of the Confirmation Order. Any Claims not Filed within such time will be forever barred from assertion against the Debtors, the Estates, the Reorganized Debtors and the Leap Creditor Trust, unless a stipulation has been entered into with respect to the rejection of such executory contract or unexpired lease by the applicable Debtor and non-Debtor party, with the approval of the Official Committee or the Leap Creditor Trust Trustee, as applicable, for executory contracts and unexpired leases to which Leap is a party or with the approval of the Informal Vendor Debt Committee for all other executory contracts and unexpired leases. Each of the Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as a General Unsecured Claim of the applicable Debtor that was party to such contract or lease.

                  Whether or not listed on the Rejection Schedule, any executory contract or lease not listed on the Assumption Schedule or that is not the subject of a motion to assume that is pending on the Confirmation Date shall be deemed rejected as of the Confirmation Date. The Confirmation Order shall constitute an Order of the Court approving such rejections described herein, pursuant to Section 365 of the Bankruptcy Code.

E.       PARTIES IN INTEREST AND PROFESSIONALS

         1.       THE DEBTORS' PROFESSIONALS

                  During the course of the Chapter 11 Cases, the Court has approved or will be asked to approve the Debtors' retention of the following professionals to advise the Debtors in a variety of areas: Latham & Watkins LLP (bankruptcy counsel) and UBS Securities LLC (the Debtors' financial advisor). Moreover, pre- and postpetition the Debtors investigated the potential of obtaining a third party equity investment. At the request of the Informal Vendor Debt Committee, the Debtors [intend to file/have filed] an application for Cricket to retain an investment banker to continue the Debtors' efforts to solicit new equity investments from third parties and to evaluate proposals regarding the same.

         2.       THE COMMITTEES AND THEIR PROFESSIONALS

                  On April 25, 2003, the United States Trustee for the Southern District of California, pursuant to Section 1102 of the Bankruptcy Code, appointed the Official Committee to represent the interests of all holders of unsecured claims in Leap's Chapter 11 Case. The Official Committee currently consists of the following creditors: Goldman Sachs & Co., Aspen Advisors LLC, QUALCOMM Inc., Aquitania Partners, LP, Royal Bank of Canada and US Bank National Assoc.

                  The Official Committee retained Kramer Levin Naftalis & Frankel LLP and Irell & Manella as legal counsel and Chanin Capital Partners, LLC as financial advisors. The Court has entered an order approving the foregoing retentions. The Official Committee has employed no other professionals during the pendency of the Chapter 11 Cases.

                  The Informal Vendor Debt Committee retained Andrews & Kurth LLP and Pyle Sims Duncan & Stevenson as legal counsel, Goldberg, Godles, Wiener & Wright as special FCC counsel, and Communications Technology Advisors (CTA), as financial advisors.

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                                   SECTION VI.

                   THE FUTURE BUSINESS OF REORGANIZED DEBTORS

A.       CAPITALIZATION AND STRUCTURE OF REORGANIZED DEBTORS

                  Except as otherwise provided in any provision of the Plan, on the Effective Date, the Leap Creditor Trust Assets shall vest in the Leap Creditor Trust and all property of the other Estates will vest in the Reorganized Debtors, as applicable, free and clear of all Liens, Claims, encumbrances and Interests. From and after the Effective Date, each Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise Claims or Interests arising post-Confirmation without supervision by the Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

                  Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Reorganized Debtors' Cash balances or borrowings and the operations of the Reorganized Debtors. Notwithstanding the foregoing, all Cash necessary for the Leap Creditor Trust Trustee to make payments pursuant to the Plan will be obtained from Leap Creditor Trust Assets.

                  In sum, the Plan provides for a reorganization of the Debtors under Reorganized Leap. Specifically, the means of executing and implementing the Plan are as follows:

                  On the Effective Date, (i) the Old License Holding Company Common Stock will be cancelled and each Reorganized License Holding Company will issue to Reorganized Leap 100% of the issued and outstanding shares of New License Holding Company Common Stock, (ii) the Old Other Subsidiary Common Stock will be cancelled and each Reorganized Other Subsidiary will issue to Reorganized Leap 100% of the issued and outstanding shares of New Other Subsidiary Common Stock, and (iii) the Old Property Holding Company Common Stock will be cancelled and each Reorganized Property Holding Company will issue to Reorganized Cricket 100% of the issued and outstanding shares of New Property Holding Company Common Stock.

                  Also on the Effective Date, (i) the Old Leap Common Stock will be cancelled, (ii) Reorganized Leap will issue and contribute 96.5% of the issued and outstanding shares of New Leap Common Stock to CCH, (iii) Reorganized Leap will contribute all of the New License Holding Company Common Stock to CCH, and (iv) CCH will contribute all of such New Leap Common Stock and New License Company Common Stock to Reorganized Cricket. Following such contributions, on the Effective Date, CCH will be merged with and into Reorganized Cricket in a "tax-free" reorganization in compliance with Section 368(a)(1)(G) of the Internal Revenue Code, pursuant to which the Old CCH Common Stock will be converted into 100% of the issued and outstanding shares of New Cricket Common Stock. As a result, Reorganized Leap will own 100% of the issued and outstanding shares of Reorganized Cricket and each of the Reorganized Other Subsidiaries, and Reorganized Cricket will own 100% of the issued and outstanding shares of each of the Reorganized License Holding Companies, 100% of the issued and outstanding shares of each of the Reorganized Property Holding Companies and, temporarily until the distribution thereof to the Holders of Old Vendor Debt Claims, 96.5% of the New Leap Common Stock.

                  On the Effective Date, or as soon thereafter as practicable, the Holders of Old Vendor Debt Claims will receive from Cricket, on a Pro Rata basis, 96.5% of the issued and outstanding shares of New Leap Common Stock and New Senior Notes aggregating $350 million in principal amount.

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                  On the Initial Distribution Date, and notwithstanding the occurrence of the Effective Date: (a) Holders of Allowed Leap General Unsecured Claims, including the Holders of Old Leap Notes, will receive, on a Pro Rata basis, beneficial interests in the Leap Creditor Trust; (b) the Leap Creditor Trust will receive the Leap General Unsecured Claim Cash Distribution (approximately $80.0 million, minus a reserve in the approximate amount of $5 million for Administrative Claims against Leap, the actual amount of which may vary materially; the amount initially withheld in reserve for Administrative Claims and Priority Claims will be subject to negotiation between the Debtors and the Official Committee); and (c) Holders of Allowed 12 1/2% Senior Secured Claims will receive, on a Pro Rata basis, the 12 1/2% Senior Secured Claim Distribution (approximately $200,000).

                  In addition, on the later of the Effective Date and the Initial Distribution Date, Reorganized Leap will issue and transfer to the Leap Creditor Trust: (a) 3.5% of the issued and outstanding shares of New Leap Common Stock as of the Effective Date for Distribution to the Leap General Unsecured Creditors and (b) the Leap Creditor Trust Assets (comprised of other assets that have a value estimated to be approximately $30.0 million-$50.0 million(5)) for subsequent sale and Distribution of the proceeds to the Leap General Unsecured Creditors. The Leap Creditor Trust Trustee will be selected by the Official Committee, and the identity of the Leap Creditor Trust Trustee will be submitted to the Court no later than 10 days prior to the Confirmation Hearing. The "Leap Creditor Trust Assets" to be transferred to the trust are the following assets:

                  (i) the PCS licenses in the Bemidji, Minnesota (10 MHz); Brainerd, Minnesota (10 MHz); Escanaba, Michigan (10
                           MHz); Pueblo, Colorado (10 MHz); and Salem, Oregon (10 MHz) BTAs and any cause(s) of action resulting from the proposed sale thereof pursuant to a previously executed agreement;

                  (ii)     Leap's stake in the Idaho joint venture with NTCH;

                  (iii) any Leap cause(s) of action listed in Leap's Schedules, including the cause of action related to the Endesa note receivable, together with any Leap causes of action that are not otherwise released under the Plan and that do not have, or could reasonably be expected to have, a material adverse effect on the Debtors or the Reorganized Debtors or their respective businesses or prospects, as reasonably determined by the Informal Vendor Debt Committee in accordance with the Plan;

                  (iv) any cause of action that is part of the Leap Estate arising from Bankruptcy Code sections 542, 543, 544, 545, 547, 548, 549 or 550, that is not otherwise released under the Plan and that is not against a potential defendant that is a vendor, customer or other party with whom the Debtors or the Reorganized Debtors have, or reasonably expect to have, a material business relationship, as reasonably determined by the Informal Vendor Debt Committee in accordance with the Plan;

                  (v) any and all Tax Refunds that are to be delivered to the Leap Creditor Trust in accordance with the Plan;

------------------------

(5) This range has been estimated by the Debtors based on prior testimony in the Chapter 11 Cases that these assets had an aggregate value of approximately $30 million, which the Debtors then increased to reflect what the Debtors believe is an appropriate range of values for these assets including the Endesa note receivable.

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                  (vi) Cash to be paid by Cricket in an amount equal to the Leap Deposits (approximately $2.5 million, but if all such deposits are assumed by the Reorganized Debtors and corresponding amounts paid by Cricket, the maximum amount would be approximately $3.3 million); and

                  (vii) the PCS licenses in the Bozeman, Montana (20 MHz); Casper, Wyoming (15 MHz); Lewiston, Idaho (15 MHz); and Redding, California (15 MHz) BTAs and any cause(s) of action resulting from the proposed sale thereof pursuant to a previously executed agreement.

IN ACCORDANCE WITH THE NEGOTIATED SETTLEMENT BETWEEN THE LEAP INFORMAL NOTEHOLDER COMMITTEE AND THE INFORMAL VENDOR DEBT COMMITTEE LEADING TO THE PLAN, ALL OTHER ASSETS OF LEAP THAT ARE NOT SPECIFICALLY LISTED ABOVE AND DEFINED AS LEAP CREDITOR TRUST ASSETS IN THE PLAN WILL NOT BE TRANSFERRED TO THE LEAP CREDITOR TRUST AND WILL REMAIN WITH REORGANIZED LEAP, INCLUDING FOR EXAMPLE ONLY, OFFICE FURNITURE, FIXTURES, EQUIPMENT AND SUPPLIES; LEAP INTELLECTUAL PROPERTY, INCLUDING THE "LEAP" TRADEMARK; RETIREMENT PLAN ASSETS; AND AN INTER-COMPANY PAYABLE FROM CRICKET WHICH IS BEING RELEASED UNDER THE PLAN.

                  Following the Effective Date, after the satisfaction of all Allowed Administrative Claims and Allowed Priority Claims against Leap and the resolution of all Disputed Administrative Claims and Disputed Priority Claims against Leap, any remaining Cash held in reserve by Leap will be distributed to the Leap Creditor Trust. Notwithstanding anything set forth herein, if any Leap Creditor Trust Assets are converted to Cash on or after the Initial Distribution Date but prior to the Effective Date, the Cash proceeds shall be transferred to the Leap Creditor Trust as soon as practicable upon such monetization, notwithstanding the fact that the Effective Date has not occurred.

                  Holders of Old Leap Common Stock will receive nothing on account of their Interests.

                  Subject to the provisions of the Plan, and except as otherwise provided herein, property to be distributed hereunder to each Unimpaired Class shall be distributed on the later of (i) the Effective Date and (ii) the date on which the distribution to a Holder of a Claim in such Class would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Chapter 11 Cases. Notwithstanding any other provision of the Plan, the Debtors, the Reorganized Debtors and the Leap Creditor Trust shall not be obligated to make any distribution with respect to any unclassified Claim, or any Allowed Claim, other than those in the hands of the Holders shown on the books and records of the Debtors as of the Confirmation Hearing unless otherwise identified on a Filed proof of claim.

                  FOR AN ILLUSTRATION THAT DEPICTS THE GENERAL CORPORATE STRUCTURE OF THE DEBTORS BEFORE AND AFTER THE REORGANIZATION UNDER THE PLAN AND THAT SUMMARIZES THE DISTRIBUTIONS UNDER THE PLAN TO LEAP'S GENERAL UNSECURED CREDITORS AND THE HOLDERS OF OLD VENDOR DEBT CLAIMS, PLEASE SEE THE CHARTS ATTACHED HERETO AS EXHIBIT O.

B.       CERTAIN INFORMATION REGARDING THE VALUES OF FCC WIRELESS LICENSES

                  One of Leap's stockholders, MCG PCS, Inc., has asserted that the Debtors could fully repay all of their debt and still return substantial value to Leap's stockholders. The Debtors strongly disagree with this assertion. In attempting to advance its argument, MCG PCS, Inc. has raised questions about the values of one of the principal assets held by the Debtors, their FCC wireless licenses. Information concerning the value of the Debtors' wireless licenses (much of which is presented in greater detail elsewhere in this Disclosure Statement and the exhibits hereto) is set forth below.

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                  The Debtors' wireless licenses are not mass commodities purchased and sold at a fixed price. Instead, there is a limited demand for these licenses and there is no formal trading market or quotation system for proposed license sales. Over the last year, only a limited number of license sale transactions have occurred.

                  Estimates of the value of the Debtors' wireless licenses may span a fairly broad range depending on the time at which the licenses are valued and the assumptions made in valuing the licenses. For example, a valuation that considers a forced sale of the Debtors' licenses over a period of one year or less would be substantially lower than a valuation that assumes the Debtors' business was continuing successfully and the Debtors could, if they chose, sell all or a portion of their licenses over a multi-year period in orderly sales between a willing buyer and a willing seller. However, even though different assumptions and valuation techniques may produce a broad range of values for the Debtors' licenses, there are no reasonable prospects for any return to Leap's stockholders because of the significant outstanding debt of the Debtors.

                  Each of the Debtors' wireless licenses has been granted by the FCC and any transfer of a license requires the prior approval of the FCC. Each wireless license covers a specific amount of spectrum or bandwidth (usually 10 megahertz, or MHz, 15 MHz or 30 MHz) for service to a particular geographic region (one of 493 basic trading areas, or BTAs, categorized by the FCC). Generally, there are at least six separate PCS wireless licenses covering each BTA. Wireless licenses covering large metropolitan areas such as New York or Chicago typically are substantially more valuable than licenses covering smaller cities or rural areas such as Roswell, New Mexico or Casper, Wyoming. The values of PCS wireless licenses generally have fluctuated dramatically over the past several years. In addition, most of the Debtors' wireless licenses were issued under FCC regulations designed to assist certain small businesses (known as "designated entities") in the development of their wireless businesses (i.e., C-Block and F-Block licenses). These licenses may not be transferred to anyone other than another "designated entity" until certain buildout requirements have been met.

                  The Debtors have presented information about the values of their wireless licenses in this Disclosure Statement and other filings in connection with their bankruptcy proceedings:

                  - In the Schedules and Statements of Financial Affairs filed with the United States Trustee, the Debtors have presented the net book values of their licenses. The net book value represents the costs of acquiring such licenses less accumulated depreciation.

                  - In their liquidation analyses attached to this Disclosure Statement as Exhibit F, the Debtors have presented their best estimates of the liquidation values of their wireless licenses, assuming that they were sold in a distressed-sale environment over a 12-month period.

                  - The Debtors' financial advisor, UBS, performed a going concern enterprise valuation for the entire business of Reorganized Leap as of an assumed Effective Date of September 30, 2003, which is attached as Exhibit M. The valuation establishes a range of estimated values for Reorganized Leap as an operating business, which reflects the ongoing use of its assets including its wireless licenses. (The UBS going concern enterprise valuation did not reflect the value of the wireless licenses held by Leap or held by Leap subsidiaries whose stock has been pledged as security to specific creditors other than the Old Vendor Debt, and that will not be retained by Reorganized Leap.)

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                  The following table summarizes the results of the information described above. Substantially all of the Debtors' wireless licenses are owned by direct subsidiaries of Leap, referred to as the License Holding Companies. The stock of most of the License Holding Companies and their wireless licenses are used in the Cricket business and/or pledged for the benefit of the Holders of Old Vendor Debt. Accordingly, these licenses are included as "Cricket Licenses" in the table below (and will remain under the control of Reorganized Leap following the Effective Date of the Plan).

                                                                                              Going Concern
                                Net Book Value (1)          Liquidation Value (2)          Enterprise Value (3)
---------------------------------------------------------------------------------------------------------------
Cricket Licenses                  $723.6 million              $258.2 million -                    N/A
                                                              $336.9 million
---------------------------------------------------------------------------------------------------------------
Leap Licenses                     $  4.6 million (4)          $  4.8 million -
                                                              $  6.2 million                      N/A
---------------------------------------------------------------------------------------------------------------
Going Concern                          N/A                          N/A                       $560 million -
                                                                                              $683 million
---------------------------------------------------------------------------------------------------------------

-----------------------

                  (1) Amounts shown reflect the costs of acquiring the licenses, net of accumulated depreciation.

                  (2) Amounts shown reflect the repayment of the outstanding purchase money secured debt attributable to certain of these licenses as of the Petition Date, and exclude all wind-down costs and transaction costs that would likely be associated with a liquidation of all of such licenses.

                  (3) See Exhibit M attached hereto. This going concern enterprise valuation, performed by UBS as of July 17, 2003, is for the entire business of Reorganized Leap as a going concern, including the use of its assets (including wireless licenses) and assumes an Effective Date under the Plan of September 30, 2003. This valuation is subject to the assumptions, limitations and qualifications described in Exhibit M.

                  (4) Excludes the net book value of three licenses held by Cricket Licensee XI, Inc., a wholly owned subsidiary of Leap. The stock of Cricket Licensee XI, Inc. has been pledged to secure the GLH Note.

                  S&P APPRAISALS

                  Leap and its subsidiaries are required to prepare financial statements in accordance with generally accepted accounting principles (GAAP), including Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 requires wireless licenses classified as indefinite-lived intangible assets to be tested for impairment as of January 1, 2002 and at least annually thereafter. In connection with the preparation of its consolidated financial statements, Leap previously obtained valuations of the entire portfolio of wireless licenses held by Leap and the License Holding Companies from Standard & Poor's Corporate Value Consulting, an independent third party appraiser, as of June 30, 2002 and December 31, 2002. The independent valuations of the portfolio of wireless licenses were made on the assumption that the existing business of Leap and its subsidiaries would be ongoing and that an orderly sale of the licenses could be achieved, and assumed that the wireless licenses would change hands between willing buyers and willing sellers, neither being under any compulsion to buy or to sell.

                  Standard & Poor's utilized the "market comparable method" to estimate the value of the wireless licenses. This method indicates the fair value of an asset by comparing it to

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publicly available information regarding the pricing of similar assets, generally through transactions, and applying appropriate discounts or premiums based upon subsequent market and industry developments. Standard & Poor's developed a range of estimates of values per megahertz/pop (a license valuation metric frequently used in the wireless telecommunications industry) using several different analytical processes, including references to the median and mean successful bids of comparable licenses auctioned by the FCC in Auction 35, less a 30% discount, and (for the December valuation only) the average selling price of wireless licenses in a December 19, 2002 acquisition of wireless licenses by Verizon Wireless, less a 30% discount. Based on the assumptions described above, Standard & Poor's valuation report indicated that the range of values of the wireless license portfolio was between $906.1 million and $1,136.4 million as of June 30, 2002. Based on the assumptions described above, Standard & Poor's second valuation report indicated that the range of values of the wireless license portfolio was between $860.0 million and $1,246.3 million as of December 31, 2002.

                  The Debtors have furnished this information from the Standard & Poor's valuation reports as additional data for Holders of Claims and Interests to consider in evaluating the Plan. Management procured the valuation reports solely to obtain information the Debtors needed to prepare financial statements in accordance with SFAS No. 142 and generally accepted accounting principles (GAAP). THE DEBTORS DO NOT BELIEVE THEY COULD GENERATE PROCEEDS AT ALL COMPARABLE TO THE AMOUNTS REFLECTED IN THE STANDARD & POOR'S VALUATION REPORTS IF THE DEBTORS SOLD THEIR WIRELESS LICENSE PORTFOLIO AT THIS TIME.

C.       COMPOSITION OF MANAGEMENT AND THE DIRECTORS OF REORGANIZED DEBTORS

                  The Informal Vendor Debt Committee has informed the Debtors that they expect the existing senior management team to continue as the executive officers and senior management of the Debtors through the Effective Date of the Plan, and that following the Effective Date, these officers will serve at the pleasure of the Board of Directors of Reorganized Leap. The names, titles and current annual salary and target annual bonus for the existing senior management team are set forth below:

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                                                                                      TARGET ANNUAL BONUS AS A
       NAME                              TITLE                 ANNUAL SALARY         PERCENTAGE OF ANNUAL SALARY
-----------------------------------------------------------------------------------------------------------------
Harvey P. White                 Chairman and Chief               $502,125                        80%
                                Executive Officer
-----------------------------------------------------------------------------------------------------------------
Susan G. Swenson                President and Chief              $386,250                        80%
                                Operating Officer
-----------------------------------------------------------------------------------------------------------------
S. Douglas Hutcheson            Senior Vice President and        $298,700                        50%
                                Chief Financial Officer
-----------------------------------------------------------------------------------------------------------------
Leonard C. Stephens             Senior Vice President,           $272,950                        50%
                                Human Resources
-----------------------------------------------------------------------------------------------------------------
David B. Davis                  Senior Vice President,           $242,050                        50%
                                Operations
-----------------------------------------------------------------------------------------------------------------
Glenn Umetsu                    Senior Vice President,           $270,000                        50%
                                Eng., Ops. and Launch
-----------------------------------------------------------------------------------------------------------------
Robert J. Irving                Senior Vice President,           $240,000                        50%
                                General Counsel
-----------------------------------------------------------------------------------------------------------------

                  The senior management executives also receive customary employee benefits, including life insurance, medical, disability and other benefits. On May 15, 2003, the Court entered an Order Authorizing Implementation of Severance Agreements, authorizing Cricket to implement severance agreements with each of the senior management executives (an application to implement a severance agreement with Mr. Irving is pending before the Court). Pursuant to the Severance Agreements, if a senior management executive is terminated without cause by Cricket within one year after the Effective Date of the Plan, or during the same period such executive terminates his or her employment with Cricket for "good reason" (e.g., material diminution in employment duties, reduction in salary or material reduction in benefits, etc.) as provided in more detail in the form of Severance Agreement filed with the Court, then such executive is entitled to (a) nine months of such executive's annual base salary at the date of termination, and (b) COBRA benefits paid by the Debtors for nine months.

                  The directors of each of the Debtors will continue to serve in such capacities until and through the Effective Date. As of the Effective Date, the new board of directors of Reorganized Leap initially shall consist of seven directors to be designated by the Informal Vendor Debt Committee. As of the date hereof, the Informal Vendor Debt Committee does not yet know who will be serving as directors of Reorganized Leap or any of the other Reorganized Debtors after the Effective Date. However, the Reorganized Debtors will identify those individuals who initially will serve as directors of the Reorganized Debtors from and after the Effective Date in a Schedule filed with the Court at least 5 days prior to the Confirmation Hearing.

                  A majority of the Board of Directors of Reorganized Leap shall select the Board of Directors and senior management of the other Reorganized Debtors.

                  Reorganized Leap may authorize appropriate compensation and bonus plans for senior management employed by the Reorganized Debtors post-Effective Date. After the Effective Date, Reorganized Leap may adopt a new incentive plan for the grant to officers, employees and directors of the Company and its subsidiaries of options to acquire shares of New Leap Common Stock. The options may be based upon a vesting schedule and any other performance criteria that may be structured by the Board of Directors of Reorganized Leap.

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D.       ISSUANCE OF NEW SENIOR NOTES AND NEW LEAP COMMON STOCK

                  On the Effective Date, or as soon thereafter as practicable,

                  (a) Reorganized Leap will issue and contribute to CCH 96.5% of the New Leap Common Stock, and CCH will contribute such stock to Reorganized Cricket;

                  (b) the Holders of Old Vendor Debt will receive from Reorganized Cricket, on a Pro Rata basis, 96.5% of the New Leap Common Stock and New Senior Notes issued by Reorganized Cricket aggregating $350 million in principal amount. For a more detailed description of the New Senior Notes, please refer to Exhibit K attached hereto; and

                  (c) Leap will deliver to the Leap Creditor Trust, for Distribution to the Holders of General Unsecured Claims against Leap, on a Pro Rata basis, 3.5% of the issued and outstanding shares of New Leap Common Stock.

                  The issuance of the New Leap Common Stock and New Senior Notes under the Plan will be exempt from the registration requirements under the Securities Act of 1933, as amended, by virtue of the exemption from registration provided under Section 1145 of the Bankruptcy Code.

                  The Debtors expect that the New Leap Common Stock will not be listed for trading on any national securities exchange, automated quotation service or over-the-counter trading markets following the Effective Date. The Debtors also expect that Reorganized Leap will not be a public company that files reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), following the Effective Date, and the Debtors expect to take all actions necessary or appropriate to effect the deregistration of the Old Leap Common Stock under the Exchange Act. However, the Debtors reserve the right to cause Reorganized Leap to be a public company following the Effective Date that files reports under Section 13(a) or 15(d) of the Exchange Act if required under the rules promulgated under the Exchange Act or if the Debtors in the exercise of their business judgment, with the consent of the Informal Vendor Debt Committee, deem it to be prudent to do so, and the costs related thereto shall be paid with funds from Cricket or Reorganized Leap.

                  If prior to the Distribution of all of the New Leap Common Stock to the Leap General Unsecured Creditors any matter is submitted to the stockholders of Reorganized Leap for their approval at a meeting of stockholders (or by written consent), the Leap Creditor Trust Trustee will vote (or grant its consent to) the shares of New Leap Common Stock not yet Distributed to the Leap General Unsecured Creditors in the same relative proportions as the aggregate affirmative and negative votes cast (or consents granted) by all other stockholders properly voting on (or consenting to) such matter.

                                  SECTION VII.

                                 SUMMARY OF THE
                             PLAN OF REORGANIZATION

A.       INTRODUCTION

                  The Plan is the product of diligent efforts and intense negotiations by the Debtors, the Informal Vendor Debt Committee, the Informal Noteholder Committee and the Official Committee to formulate a plan that provides for a fair allocation of the Debtors' assets in an orderly manner, consistent with the mandates of the Bankruptcy Code and other applicable law.

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                  The Debtors believe that Confirmation of the Plan is critical to the Debtors' continued survival, and that the Plan provides the best opportunity for maximum recoveries to the Debtors' creditors. The Debtors believe, and will demonstrate to the Court, that the Holders of Claims against and Interests in the Debtors will receive significantly more value under the Plan than any available alternative.

B.       CLASSIFICATION AND TREATMENT OF ADMINISTRATIVE CLAIMS,
         CLAIMS AND INTERESTS UNDER THE PLAN

                  Only administrative expenses, claims and interests that are "allowed" may receive distributions under a chapter 11 plan. An administrative claim, claim or interest becomes "allowed" when the Court determines that the administrative claim, claim or interest is a valid obligation of a debtor, including the amount. Section 502(a) of the Bankruptcy Code provides that a timely filed administrative expense claim, claim or interest is "allowed" automatically unless the debtor or another party in interest objects. Section 502(b) of the Bankruptcy Code, however, provides that certain claims may not be "allowed" in bankruptcy even if a proof of claim is filed. Such claims include, without limitation, claims that are unenforceable under a governing agreement or applicable non-bankruptcy law, claims for unmatured interest, claims for certain services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts and late-filed claims. In addition, Rule 3003(c)(2) of the Federal Rules of Bankruptcy Procedure prohibits the allowance of any claim or interest that either is not listed on the debtor's schedules or is listed as disputed, contingent or unliquidated, if the holder of such claim or interest has not timely filed a proof of claim or interest.

                  The Bankruptcy Code also requires that, for the purposes of treatment and voting, a chapter 11 plan divide different types of claims and interests into separate classes, based upon their legal nature. Claims of a substantially similar nature generally are classified together, as are interests of a substantially similar nature. As a single entity may hold multiple claims and/or interests that give rise to different legal rights, such a holder may be a member of multiple classes under a plan.

                  Under a chapter 11 plan, the separate classes of claims and interests must be designated as either "impaired" or "unimpaired." If a class of claims or interests is "impaired" under a plan, the Bankruptcy Code affords certain rights to the holders in such class, including the right to vote on the plan (with the exception of classes of claims and interests that receive no distributions under the plan, and which therefore are deemed to have rejected the plan), and the right to receive an amount under the plan that is no less than the value that claim holder would receive in a chapter 7 liquidation. Under
Section 1124 of the Bankruptcy Code, a class is "impaired" if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity or by payment in full in Cash. Typically, this means that the holder of an unimpaired claim will receive under the plan payment in full, in Cash, with prepetition interest to the extent permitted and provided under the governing agreement between the parties (if applicable) or applicable non-bankruptcy law, and the remainder of the debtor's obligations, if any, will be performed as they become due in accordance with their terms. Thus, other than the right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position in which it would have been if the debtor had not commenced a chapter 11 case.

                  Consistent with these requirements, the Plan divides the Claims against, and Interests in, the Debtors into separate Classes. The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in

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another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or an Allowed Interest.

                  A chart summarizing the treatment of Claims and Interests under the Plan is set forth at page vii, supra.

                  For purposes of computing distributions under the Plan, Allowed Claims do not include postpetition interest unless otherwise specified in the Plan.

                  If the Plan is confirmed, except for distributions made on the Initial Distribution Date and distributions in respect of Leap Creditor Trust Assets that are monetized after the Initial Distribution Date but prior to the Effective Date and except for Disputed Claims, distributions will be deemed made on the Effective Date if made on the Effective Date or as soon as practicable thereafter. Distributions on accounts of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section 8.02 of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and
Section 8.05 of the Plan (relating to distributions on account of Disputed Claims once they are allowed).

         1.       UNCLASSIFIED - ADMINISTRATIVE CLAIMS

                  Administrative Claims include the costs and expenses of administration of the Chapter 11 Cases of a kind specified in Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code. Such costs include any actual, necessary costs and expenses of operating the Debtors' businesses and preserving the Debtors' Estates, any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their businesses, all compensation and reimbursement of expenses to the extent Allowed by the Court pursuant to Section 330 or Section 503 of the Bankruptcy Code, and any fees or charges assessed against the Debtors' Estates pursuant to Section 1930, Chapter 123 of Title 28 of the United States Code.

                  Pursuant to the Plan, Allowed Administrative Claims (a) will be paid Cash equal to the full unpaid portion of the Allowed Administrative Claim on the later of the Effective Date and the date on which such Administrative Claim becomes an Allowed Claim, or as soon thereafter as practicable, or (b) will receive such other treatment as to which the applicable Debtor and the holder of an Allowed Administrative Claim shall agree in writing.

                  The Debtors anticipate that, with the exception noted below, most Administrative Expenses will be paid as they come due during the Chapter 11 Cases, and that the Administrative Claims to be paid on or after the Effective Date will mainly comprise the Allowed fees and expenses incurred by professionals providing services in the Chapter 11 Cases.

                  The Debtors estimate that the amount of Allowed Administrative Claims and Priority Claims under the Bankruptcy Code (the "Effective Date Payments"), that are unpaid as of the Effective Date, will include the following: (a) the Debtors', the Informal Vendor Debt Committee's, the Informal Noteholder Committee's and the Official Committee's professionals' fees (approximately $10 million, including any success fees to UBS ($3.25 million), CTA ($2.75 million) and Chanin Capital Partners ($1.5 million); and (b) severance payments, if any.

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         2.       UNCLASSIFIED - PRIORITY TAX CLAIMS

                  Except as otherwise agreed to by Reorganized Debtors and the applicable taxing agency, Reorganized Debtors, as appropriate, shall pay to each holder of an Allowed Priority Tax Claim deferred Cash payments, over a period not exceeding six years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Priority Tax Claim (without penalty of any kind) at the rate prescribed below. Payment of the amount of each such Allowed Priority Tax Claim shall be made in equal semiannual installments payable on June 1 and December 1, with the first installment due on June 1 or December 1 after the latest of: (a) the Effective Date; (b) 30 days after the date on which an Order allowing such Priority Tax Claim becomes a Final Order; and (c) such other time or times as may be agreed to by the holder of such Claim and the respective Reorganized Debtor. Each installment shall include interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the rate of 8 1/4% per annum or as otherwise established by the Court; provided, however, that the Reorganized Debtors, as appropriate, shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty of any kind.

                  The Debtors believe that no Allowed Priority Tax Claims exist.

         3.       CLASSIFIED CLAIMS AGAINST AND INTERESTS IN LEAP

                  Leap Class 1A - GLH Claim. On the Effective Date, or as soon as practicable thereafter, the Holder of the Class 1A GLH Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claim, receive the GLH Collateral. The Holder of the Allowed Secured Claim in Class 1A shall be Impaired and entitled to vote to accept or reject the Plan. The Debtors believe the amount of the Leap Class 1A Claim is approximately $8,383,941 as of the Petition Date.

                  Leap Class 1B - 12 1/2% Senior Secured Claim. On the Initial Distribution Date, or as soon as practicable thereafter, each Holder of a Class 1B 12 1/2% Senior Secured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, on a Pro Rata basis, the 12 1/2% Senior Secured Claim Distribution (approximately $200,000 in the aggregate). In addition, by order entered by the Court on April 18, 2003, each Holder of a Class 1B 12 1/2% Senior Secured Claim, received, on a Pro Rata basis, the Cash in the Senior Notes Pledged Account reflecting the amount of interest owing as of April 15, 2003. Leap Class 1B is Unimpaired and shall be deemed to have voted to accept the Plan. The Debtors believe the aggregate amount of the Leap Class 1B Claims is approximately $200,000 as of the Petition Date. The holders of Leap's 12 1/2% Senior Notes also hold approximately $224.8 million of General Unsecured Claims which are included in Leap Class 4 - General Unsecured Claims.

                  Leap Class 1C - Old Vendor Debt Claim. The Holders of Old Vendor Debt have secured claims against Leap and its Estate because Leap pledged the stock of substantially all of the License Holding Companies owned by Leap as security for the Old Vendor Debt. On the Initial Distribution Date, each Holder of a Class 1C Old Vendor Debt Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for its Claim against Leap and its Estate, receive the benefit of the Intercompany Releases, and on the Effective Date or as soon as practicable thereafter, on a Pro Rata basis, the Old Vendor Debt Distribution (constituting in the aggregate 96.5% of the issued and outstanding shares of New Leap Common Stock and $350.0 million aggregate principal amount of New Senior Notes). Leap Class 1C is Impaired and shall be entitled to vote to accept or reject the Plan. The Debtors believe the aggregate amount of the Leap Class 1C Claims is approximately $1.6 billion as of the Petition Date (without giving effect to the value of the Collateral pledged by Leap).

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                  Leap Class 2A et seq. - Other Secured Claims. Class 2A et seq. consists of all other Secured Claims against Leap. Leap currently believes that, as of the Petition Date, Wells Fargo Bank, N.A., Travelers Casualty & Surety Co. of America and GE Capital Financial held certificates of deposit or money market funds in the amount of approximately $1.6 million, $0.8 million and $0.9 million, respectively, to secure obligations under letters of credit, surety bonds and employee credit cards, respectively. Leap expects that the Allowed Claims of the foregoing Class 2A, 2B and 2C members shall be Reinstated. Leap Class 2A, 2B and 2C Claims are Unimpaired and shall be deemed to have voted to accept the Plan.

                  Although the Debtors do not currently believe that any other Class 2A et seq. Claim Holders exist, this Class will be further divided into subclasses designated by letters of the alphabet (CLASS 2D, CLASS 2E, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. Each Allowed Secured Claim in Class 2A et seq. shall, in the discretion of the Debtor with the consent of the Informal Vendor Debt Committee, receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 2A et seq. Claim; (ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 2A et seq. Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Collateral securing the Allowed Class 2A et seq. Claim; (iii) the Collateral securing such Holder's Allowed Class 2A et seq. Claim; (iv) payments or Liens amounting to the indubitable equivalent of the value of such Holder's interest in the Collateral securing the Allowed Class 2A et seq. Claim; (v) Reinstatement of such Class 2A et seq. Claim; or (vi) such other treatment as the Debtor and such Holder shall have agreed upon in writing. The Debtor will make the foregoing election and provide notice of such election to the applicable Holder of an Allowed Class 2A et seq. Claim no later than 14 days prior to the Voting Deadline. To the extent the Debtor elects clause (i), (ii), (iv), (v) or (vi) above, any liability associated with such treatment shall be satisfied with funds from Cricket.

                  Allowed Claims in Class 2A et seq. that are paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter are Unimpaired under the Plan and the Holders of such Allowed Claims in Class 2A et seq. will be deemed to have voted to accept the Plan. Allowed Claims in Class 2A et seq. that receive any alternative treatment are Impaired and therefore entitled to vote to accept or reject the Plan.

                  Leap Class 3 - Priority Claims. The Plan provides that unless otherwise agreed to by Leap and the applicable Holder of a Claim, each Holder of an Allowed Claim in Class 3 will be paid the Allowed Amount of such Claim in full in Cash by Leap on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and
(iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between Leap and the Holder of such Claim. Allowed Claims in Class 3 are Unimpaired under the Plan and the Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan. The Debtors believe the aggregate amount of the Leap Class 3 Claims is approximately $1.5 million as of the Petition Date.

                  Leap Class 4 - General Unsecured Claims. On the Initial Distribution Date, each Holder of an Allowed Class 4 Claim shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim (except as otherwise provided in the Plan), receive a Pro Rata distribution of beneficial interests in the Leap Creditor Trust and the Leap Creditor Trust shall receive the Leap General Unsecured Claim Cash Distribution (approximately $80.0 million, minus a reserve in the approximate amount of $5 million for Administrative Claims against Leap, the actual amount of which may vary materially; the amount initially withheld in reserve for Administrative Claims and Priority Claims will be subject to negotiation between the Debtors and the Official Committee). On the Effective Date, Reorganized Leap shall transfer to the Leap

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Creditor Trust the Leap General Unsecured Claim Equity Distribution for Distribution to the Holders of Leap General Unsecured Claims, and the Leap Creditor Trust Assets (comprised of other assets that have a value estimated to be approximately $30.0 million-$50.0 million). After the satisfaction of all Allowed Administrative Claims and Priority Claims against Leap and the resolution of all Disputed Administrative Claims and Disputed Priority Claims against Leap, any remaining Cash held in reserve by Leap will be distributed to the Leap Creditor Trust. If any Leap Creditor Trust Assets are converted to Cash on or after the Initial Distribution Date but prior to the Effective Date, the Cash proceeds shall be transferred to the Leap Creditor Trust as soon as practicable upon such monetization, notwithstanding the fact that the Effective Date has not occurred. The Leap Creditor Trust Trustee will be selected by the Official Committee, and the identity of the Leap Creditor Trust Trustee will be submitted to the Court no later than 10 days prior to the Confirmation Hearing. Class 4 is Impaired and therefore entitled to vote to accept or reject the Plan. The Debtors believe the aggregate amount of the Leap Class 4 Claims is approximately $732 million as of the Petition Date (excluding any General Unsecured Claims that could be asserted against Leap by the Holders of the Old Vendor Debt, including any undersecured Claim that could be asserted under the Bankruptcy Code).

                  Leap Class 4A - Subordinated General Unsecured Claims of MCG PCS, Inc. Leap will file a motion with the Court seeking to subordinate the General Unsecured Claims of MCG PCS, Inc. (which are alleged by MCG PCS to be in the amount of $39,812,698) because such Claims arose in connection with the purchase and sale of an equity security of Leap. If MCG PCS's Claims are subordinated, all Allowed Class 4 Claims against Leap would have to be paid in full prior to any payments to satisfy the Allowed Class 4A Claims of MCG PCS, Inc. Because Allowed Class 4 Claims against Leap will not be paid in full under the Plan, each Holder of an Allowed Class 4A Claim shall not receive any property or Cash under the Plan on account of such Claims. Class 4A is Impaired under the Plan and deemed to have voted to reject the Plan. If the Court determines by Final Order that MCG PCS's General Unsecured Claims should not be subordinated, MCG PCS and its General Unsecured Claims will be treated as a member of Leap Class 4 to the extent such Claims are allowed.

                  Leap Class 5 - Intercompany Claim. Each Holder of an Allowed Class 5 Claim shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive the Intercompany Release on account of such Claim as of the Initial Distribution Date. Class 5 is Impaired under the Plan and therefore entitled to vote to accept or reject the Plan.

                  Leap Class 6 - Old Leap Common Stock and Securities Claims Against Leap. Each Holder of an Allowed Class 6 Interest shall not receive or retain any property or Cash under the Plan on account of such Interest. Class 6 is Impaired under the Plan and deemed to have voted to reject the Plan.

                  Leap Class 7 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights. Each Holder of an Allowed Class 7 Interest shall not receive or retain any property or Cash under the Plan on account of such Interest. Class 7 is Impaired under the Plan and deemed to have voted to reject the Plan.

         4.       CLASSIFIED CLAIMS AGAINST AND INTERESTS IN CCH

                  CCH Class 1A - Old Vendor Debt Claim. On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 1A Claim shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive a Pro Rata share of the Old Vendor Debt Distribution. Class 1A is Impaired and entitled to vote to accept or reject the Plan. The Debtors believe the aggregate amount of the CCH Class 1A Claims is approximately $1.6 billion as of the Petition Date (without giving effect to the value of the Collateral pledged by CCH).

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                  CCH Class 2A et seq. - Other Secured Claims. Class 2A et seq. consists of all other Secured Claims against CCH. CCH currently does not believe any such Holders exist.

                  This Class will be further divided into subclasses designated by letters of the alphabet (CLASS 2B, CLASS 2C, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. Each Allowed Secured Claim in Class 2A et seq. shall, in the discretion of the Debtor with the consent of the Informal Vendor Debt Committee, receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 2A et seq. Claim;
(ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 2A et seq. Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Collateral securing the Allowed Class 2A et seq. Claim; (iii) the Collateral securing such Holder's Allowed Class 2A et seq. Claim; (iv) payments or Liens amounting to the indubitable equivalent of the value of such Holder's interest in the Collateral securing the Allowed Class 2A et seq. Claim; (v) Reinstatement of such Class 2A et seq. Claim; or (vi) such other treatment as the Debtor and such Holder shall have agreed upon in writing. The Debtor will make the foregoing election and provide notice of such election to the applicable Holder of an Allowed Class 2A et seq. Claim no later than 14 days prior to the Voting Deadline. To the extent the Debtor elects clause (i),
(ii), (iv), (v) or (vi) above, any liability associated with such treatment shall be satisfied with funds from Cricket.

                  Allowed Claims in Class 2A et seq. that are paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter are Unimpaired under the Plan and the Holders of such Allowed Claims in Class 2A et seq. will be deemed to have voted to accept the Plan. Allowed Claims in Class 2A et seq. that receive any alternative treatment are Impaired and therefore entitled to vote to accept or reject the Plan.

                  CCH Class 3 - Priority Claims. Unless otherwise agreed to by CCH and the applicable Holder of a Claim, each Holder of an Allowed Claim in Class 3 will, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, be paid the Allowed Amount of such Claim in full in Cash by Reorganized CCH on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between CCH and the Holder of such Claim. Allowed Claims in Class 3 are Unimpaired under the Plan and the Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan. CCH currently does not believe any such Holders exist.

                  CCH Class 4 - General Unsecured Claims. Holders of Allowed Class 4 Claims shall not receive any property or Cash on account of such Claims. Class 4 is Impaired under the Plan and deemed to have voted to reject the Plan. The Debtors believe the aggregate amount of the CCH Class 4 Claims is approximately $732 million as of the Petition Date (excluding any General Unsecured Claims that could be asserted by the Holders of the Old Vendor Debt, including any undersecured Claims that could be asserted under the Bankruptcy
Code).

                  CCH Class 5 - Intercompany Claim. Each Holder of an Allowed Class 5 Claim shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive the Intercompany Release on account of such Claim as of the Initial Distribution Date. Class 5 is Impaired under the Plan and therefore entitled to vote to accept or reject the Plan.

                  CCH Class 6 - Old Common Stock of CCH and Securities Claims. Holders of Allowed Class 6 Interests shall not receive any property or Cash on account of such Interests. Class 6 is Impaired and deemed to have voted to reject the Plan.

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                  CCH Class 7 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights. Each Holder of an Allowed Class 7 Interest shall not receive or retain any property or Cash under the Plan on account of such Interest. Class 7 is Impaired under the Plan and deemed to have voted to reject the Plan. CCH currently does not believe any such Holders exist.

         5.       CLASSIFIED CLAIMS AGAINST AND INTERESTS IN CRICKET

                  Cricket Class 1A - Old Vendor Debt Claim. On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 1A Claim shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive from Cricket a Pro Rata share of the Old Vendor Debt Distribution (constituting in the aggregate 96.5% of the issued and outstanding shares of New Leap Common Stock and $350.0 million aggregate principal amount of New Senior Notes). Class 1A is Impaired and entitled to vote to accept or reject the Plan. The Debtors believe the aggregate amount of the Cricket Class 1A Claims is approximately $1.6 billion as of the Petition Date (without giving effect to the value of the Collateral pledged by Cricket). The Holders of Old Vendor Debt will have unsecured deficiency Claims equal to the difference between the amount of the Old Vendor Debt and the value of the Collateral pledged by Cricket (which difference could be $990 million or more) and which Claims shall be treated separately as Cricket Class 4 General Unsecured Claims.

                  Cricket Class 2A et seq. - Other Secured Claims. Class 2A et seq. consists of all other Secured Claims against Cricket. Cricket believes that, as of the Petition Date, Wells Fargo Bank, N.A. and Wells Fargo Merchant Services LLC, and Travelers Casualty and Surety Co. of America, held security interests in money market funds in the amount of approximately $10.3 million and $0.3 million, respectively, to secure obligations under credit card programs and surety bonds, respectively. Cricket intends to Reinstate these Class 2A and 2B Claims. Cricket Class 2A and 2B Claims are Unimpaired and shall be deemed to have voted to accept the Plan.

                  Although the Debtors do not currently believe other Class 2A et seq. Claim Holders exist, this Class will be further divided into subclasses designated by letters of the alphabet (CLASS 2C, CLASS 2D, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. Each Allowed Secured Claim in Class 2A et seq. shall, in the discretion of the Debtor with the consent of the Informal Vendor Debt Committee, receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 2A et seq. Claim; (ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 2A et seq. Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Collateral securing the Allowed Class 2A et seq. Claim; (iii) the Collateral securing such Holder's Allowed Class 2A et seq. Claim; (iv) payments or Liens amounting to the indubitable equivalent of the value of such Holder's interest in the Collateral securing the Allowed Class 2A et seq. Claim; (v) Reinstatement of such Class 2A et seq. Claim; or (vi) such other treatment as the Debtor and such Holder shall have agreed upon in writing. The Debtor will make the foregoing election and provide notice of such election to the applicable Holder of an Allowed Class 2A et seq. Claim no later than 14 days prior to the Voting Deadline.

                  Allowed Claims in Class 2A et seq. that are paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter are Unimpaired under the Plan and the Holders of such Allowed Claims in Class 2A et seq. will be deemed to have voted to accept the Plan. Allowed Claims in Class 2A et seq. that receive any alternative treatment are Impaired and therefore entitled to vote to accept or reject the Plan.

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                  Cricket Class 3 - Priority Claims. Unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 3 will, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, be paid the Allowed Amount of such Claim in full in Cash by Reorganized Cricket on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between Cricket and the Holder of such Claim. Allowed Claims in Class 3 are Unimpaired under the Plan and the Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan. The Debtors believe the aggregate amount of the Cricket Class 3 Claims is approximately $33 million as of the Petition Date.

                  Cricket Class 4 - General Unsecured Claims. Holders of Allowed Class 4 Claims shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive, on a Pro Rata basis, the Cricket General Unsecured Creditor Distribution on account of such Claims. The Debtors believe that there will be de minimus or no value distributed to Holders of Allowed Class 4 Claims under the Cricket General Unsecured Creditor Distribution. The Debtors believe the aggregate amount of the Cricket Class 4 Claims is approximately $1.22 billion as of the Petition Date, including the deficiency Claims of Old Vendor Debt Holders of approximately $990 million or more. Class 4 is Impaired and therefore entitled to vote to accept or reject the Plan.

                  Cricket Class 5 - Intercompany Claim. Each Holder of an Allowed Class 5 Claim shall in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive the Intercompany Release on account of such Claim as of the Initial Distribution Date. Class 5 is Impaired under the Plan and therefore entitled to vote to accept or reject the Plan.

                  Cricket Class 6 - Old Common Stock of Cricket and Securities Claims. Holders of Allowed Class 6 Interests shall not receive any property or Cash on account of such Interests. Class 6 is Impaired and deemed to have voted to reject the Plan.

                  Cricket Class 7 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights. Holders of Allowed Class 7 Interests shall not receive any property or Cash on account of such Interests. Class 7 is Impaired and deemed to have voted to reject the Plan. Cricket does not believe any such Holders exist.

         6. CLASSIFIED CLAIMS AGAINST AND INTERESTS IN LICENSE HOLDING COMPANIES (APPLICABLE TO EACH LICENSE HOLDING COMPANY)

                  License Holding Company Class 1A - Old Vendor Debt Claim. On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 1A Claim shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive a Pro Rata share of the Old Vendor Debt Distribution. Class 1A is Impaired and entitled to vote to accept or reject the Plan. The Debtors believe the aggregate amount of the License Holding Company Class 1A Claims is approximately $1.6 billion as of the Petition Date (without giving effect to the value of the Collateral pledged by the License Holding Companies).

                  License Holding Company Class 1B - FCC Claims. On the Effective Date or as soon as practicable thereafter, the Holder of the FCC Claims shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, be Reinstated. The Holder of the FCC Claims will be deemed Unimpaired and to have voted to accept the Plan. The Debtors believe the aggregate amount of the FCC Claims is approximately $78 million as of the Petition Date.

                  License Holding Company Class 2A et seq. - Other Secured Claims. Class 2A et seq. consists of all other Secured Claims against a License Holding Company. The License Holding Companies currently do not believe any such Holders exist.

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                  This Class will be further divided into subclasses designated by letters of the alphabet (CLASS 2B, CLASS 2C, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. Each Allowed Secured Claim in Class 2A et seq. shall, in the discretion of the Debtor with the consent of the Informal Vendor Debt Committee, receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 2A et seq. Claim;
(ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 2A et seq. Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Collateral securing the Allowed Class 2A et seq. Claim; (iii) the Collateral securing such Holder's Allowed Class 2A et seq. Claim; (iv) payments or Liens amounting to the indubitable equivalent of the value of such Holder's interest in the Collateral securing the Allowed Class 2A et seq. Claim; (v) Reinstatement of such Class 2A et seq. Claim; or (vi) such other treatment as the Debtor and such Holder shall have agreed upon in writing. The Debtor will make the foregoing election and provide notice of such election to the applicable Holder of an Allowed Class 2A et seq. Claim no later than 14 days prior to the Voting Deadline. To the extent the Debtor elects clause (i),
(ii), (iv), (v) or (vi) above, any liability associated with such treatment shall be satisfied with funds from Cricket.

                  Allowed Claims in Class 2A et seq. that are paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter are Unimpaired under the Plan and the Holders of such Allowed Claims in Class 2A et seq. will be deemed to have voted to accept the Plan. Allowed Claims in Class 2A et seq. that receive any alternative treatment are Impaired and therefore entitled to vote to accept or reject the Plan.

                  License Holding Company Class 3 - Priority Claims. Unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 3 will, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, be paid the Allowed Amount of such Claim in full in Cash by the applicable Reorganized License Holding Company on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the applicable License Holding Company and the Holder of such Claim. Allowed Claims in Class 3 are Unimpaired under the Plan and the Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan. The License Holding Companies currently do not believe any such Holders exist.

                  License Holding Company Class 4 - General Unsecured Claims. Holders of Allowed Class 4 Claims shall not receive any property or Cash on account of such Claims. Class 4 is Impaired and deemed to have voted to reject the Plan. The License Holding Companies believe that no such Holders exist (excluding any General Unsecured Claim that could be asserted by the Holders of Old Vendor Debt, including any undersecured Claim that could be asserted under the Bankruptcy Code).

                  License Holding Company Class 5 - Intercompany Claim. Each Holder of an Allowed Class 5 Claim shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive the Intercompany Release under the Plan on account of such Claim as of the Initial Distribution Date. Class 5 is Impaired under the Plan and therefore entitled to vote to accept or reject the Plan.

                  License Holding Company Class 6 - Old Common Stock of License Holding Company and Securities Claims. Holders of Allowed Class 6 Interests shall not receive any property or Cash on account of such Interests. Class 6 is Impaired and deemed to have voted to reject the Plan.

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                  License Holding Company Class 7 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights. Holders of Allowed Class 7 Interests shall not receive any property or Cash on account of such Interests. Class 7 is Impaired and deemed to have voted to reject the Plan. The License Holding Companies do not believe any such Holders exist.

         7. CLASSIFIED CLAIMS AGAINST AND INTERESTS IN PROPERTY HOLDING COMPANIES (APPLICABLE TO EACH PROPERTY HOLDING COMPANY)

                  Property Holding Company Class 1A - Vendor Debt Claim. On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 1A Claim shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive a Pro Rata share of the Old Vendor Debt Distribution. Class 1A is Impaired and entitled to vote to accept or reject the Plan. The Debtors believe the aggregate amount of the Property Holding Companies Class 1A Claims is approximately $1.6 billion as of the Petition Date (without giving effect to the value of the Collateral pledged by the Property Holding Companies).

                  Property Holding Company Class 2A et seq. - Other Secured Claims. Class 2A et seq. consists of all other Secured Claims against a Property Holding Company. The Property Holding Companies currently do not believe any such Holders exist.

                  This Class will be further divided into subclasses designated by letters of the alphabet (CLASS 2B, CLASS 2C, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. Each Allowed Secured Claim in Class 2A et seq. shall, in the discretion of the Debtor with the consent of the Informal Vendor Debt Committee, receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 2A et seq. Claim;
(ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 2A et seq. Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Collateral securing the Allowed Class 2A et seq. Claim; (iii) the Collateral securing such Holder's Allowed Class 2A et seq. Claim; (iv) payments or Liens amounting to the indubitable equivalent of the value of such Holder's interest in the Collateral securing the Allowed Class 2A et seq. Claim; (v) Reinstatement of such Class 2A et seq. Claim; or (vi) such other treatment as the Debtor and such Holder shall have agreed upon in writing. The Debtor will make the foregoing election and provide notice of such election to the applicable Holder of an Allowed Class 2A et seq. Claim no later than 14 days prior to the Voting Deadline.

                  Allowed Claims in Class 2A et seq. that are paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter are Unimpaired under the Plan and the Holders of such Allowed Claims in Class 2A et seq. will be deemed to have voted to accept the Plan. Allowed Claims in Class 2A et seq. that receive any alternative treatment are Impaired and therefore entitled to vote to accept or reject the Plan.

                  Property Holding Company Class 3 - Priority Claims. Unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 3 will, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, be paid the Allowed Amount of such Claim in full in Cash by the applicable Reorganized Property Holding Company on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the applicable Property Holding Company and the Holder of such Claim. Allowed Claims in Class 3 are Unimpaired under the Plan and the Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan. The Property Holding Companies do not believe any such Holders exist.

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                  Property Holding Company Class 4 - General Unsecured Claims. Holders of Allowed Class 4 Claims shall not receive any property or Cash on account of such Claims. Class 4 is Impaired and deemed to have voted to reject the Plan. The Debtors believe the aggregate amount of the Property Holding Companies Class 4 Claims is approximately $2.9 million as of the Petition Date (excluding any General Unsecured Claim that could be asserted by the Holders of Old Vendor Debt, including any undersecured Claim that could be asserted under the Bankruptcy Code).

                  Property Holding Company Class 5 - Intercompany Claim. Each Holder of an Allowed Class 5 Claim shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive the Intercompany Release under the Plan on account of such Claim as of the Initial Distribution Date. Class 5 is Impaired under the Plan and therefore entitled to vote to accept or reject the Plan.

                  Property Holding Company Class 6 - Old Common Stock of Property Holding Company and Securities Claims. Holders of Allowed Class 6 Interests shall not receive any property or Cash on account of such Interests. Class 6 is Impaired and deemed to have voted to reject the Plan.

                  Property Holding Company Class 7 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights. Holders of Allowed Class 7 Interests shall not receive any property or Cash on account of such Interests. Class 7 is Impaired and deemed to have voted to reject the Plan. The Property Holding Companies do not believe any such Holders exist.

         8. CLASSIFIED CLAIMS AGAINST AND INTERESTS IN OTHER SUBSIDIARIES (APPLICABLE TO EACH OTHER SUBSIDIARY)

                  Other Subsidiary Class 1A et seq. - Other Secured Claims. Class 1A et seq. consists of all other Secured Claims against an Other Subsidiary. The Other Subsidiaries currently do not believe any such Holders exist.

                  This Class will be further divided into subclasses designated by letters of the alphabet (CLASS 1B, CLASS 1C, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. Each Allowed Secured Claim in Class 1A et seq. shall, in the discretion of the Debtor with the consent of the Informal Vendor Debt Committee, receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 1A et seq. Claim;
(ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 1A et seq. Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Collateral securing the Allowed Class 1A et seq. Claim; (iii) the Collateral securing such Holder's Allowed Class 1A et seq. Claim; (iv) payments or Liens amounting to the indubitable equivalent of the value of such Holder's interest in the Collateral securing the Allowed Class 1A et seq. Claim; (v) Reinstatement of such Class 1A et seq. Claim; or (vi) such other treatment as the Debtor and such Holder shall have agreed upon in writing. The Debtor will make the foregoing election and provide notice of such election to the applicable Holder of an Allowed Class 1A et seq. Claim no later than 14 days prior to the Voting Deadline. To the extent the Debtor elects clause (i),
(ii), (iv), (v) or (vi) above, any liability associated with such treatment shall be satisfied with funds from Cricket.

                  Allowed Claims in Class 1A et seq. that are paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter are Unimpaired under the Plan and the Holders of such Allowed Claims in Class 1A et seq. will be deemed to have voted to accept the

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Plan. Allowed Claims in Class 1A et seq. that receive any alternative treatment are Impaired and therefore entitled to vote to accept or reject the Plan.

                  Other Subsidiary Class 2 - Priority Claims. Unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 2 will, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, be paid the Allowed Amount of such Claim in full in Cash by the applicable Reorganized Other Subsidiary on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the applicable Other Subsidiary and the Holder of such Claim. Allowed Claims in Class 2 are Unimpaired under the Plan and the Holders of Allowed Claims in Class 2 will be deemed to have accepted the Plan.

                  Other Subsidiary Class 3 - General Unsecured Claims. Holders of Allowed Class 3 Claims shall not receive any property or Cash on account of such Claims. Class 3 is Impaired and deemed to have voted to reject the Plan.

                  Other Subsidiary Class 4 - Intercompany Claim. Each Holder of an Allowed Class 4 Claim shall, in full satisfaction, settlement, release, discharge of and in exchange for such Claim, receive the Intercompany Release under the Plan on account of such Claim as of the Initial Distribution Date. Class 4 is Impaired under the Plan and therefore entitled to vote to accept or reject the Plan.

                  Other Subsidiary Class 5 - Old Common Stock of Other Subsidiary and Securities Claims. Holders of Allowed Class 5 Interests shall not receive any property or Cash on account of such Interests. Class 5 is Impaired and deemed to have voted to reject the Plan.

                  Other Subsidiary Class 6 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights. Holders of Allowed Class 6 Interests shall not receive any property or Cash on account of such Interests. Class 6 is Impaired and deemed to have voted to reject the Plan. The Other Subsidiaries do not believe any such Holders exist.

C.       INDEBTEDNESS OF REORGANIZED LICENSE HOLDING COMPANIES AND REORGANIZED
         CRICKET

         1.       FCC DEBT

                  On the Effective Date or as soon thereafter as practicable, the Holder of the FCC Claims shall be Reinstated. Pursuant to the Plan, the Reorganized License Holding Companies shall remain indebted to the FCC in the aggregate principal amount of approximately $78 million as of the Petition Date.

         2.       NEW INDEBTEDNESS OF REORGANIZED CRICKET

                  On the Effective Date, Reorganized Cricket will issue the New Senior Notes in the aggregate principal amount of $350.0 million. A description of the New Senior Notes and related Risk Factors is attached hereto as Exhibit K.

                  The Reorganized Debtors will have additional indebtedness as set forth in the Projections, attached hereto as Exhibit G.

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D.       DISTRIBUTIONS UNDER THE PLAN

         1.       GENERAL

                  Except as otherwise provided in the Plan or in the Leap Creditor Trust Agreement (which shall govern the timing of distributions to Holders of Leap General Unsecured Claims), on the Effective Date or as soon as practicable thereafter, to the extent that the Plan provides for distributions on account of Allowed Claims or Allowed Interests in the applicable Class, each Holder of an Allowed Claim or Allowed Interest will receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class, unless such distribution was received on an earlier date pursuant to the terms of the Plan. Beginning on the date that is 15 days after the end of the calendar quarter following the Effective Date and 15 days after the end of each calendar quarter thereafter, distributions will also be made respectively (a) to Holders of Claims or Interests to whom a distribution has become deliverable during the preceding calendar quarter and (b) to Holders of Disputed Claims or Disputed Interests in any such Class whose Claims or Interests were Allowed during the preceding calendar quarter. Such quarterly distributions will also be in the full amount that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class.

                  Except as otherwise provided in the Plan or the Confirmation Order, and except with respect to Claims against Leap, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the applicable Debtors' existing cash balances, the operations of the Debtors or Reorganized Debtors or post-Effective Date borrowings, as applicable.

                  Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Leap Creditor Trust to make payments pursuant to the Plan for Holders of Claims against Leap will be obtained from assets transferred to the Leap Creditor Trust in accordance with the terms of the Plan.

                  The Disbursing Agents will make all distributions of Cash and securities required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than the Reorganized Debtors and the Leap Creditor Trust Trustee, will receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. Any compensation for distribution services rendered by the Leap Creditor Trust Trustee pursuant to the Plan or the Leap Creditor Trust and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services shall be paid from Cash or assets transferred to the Leap Creditor Trust.

                  Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on or wire transfers from a bank selected by the Disbursing Agent. Except as otherwise set forth in the Leap Creditor Trust, Cash payments of $1,000,000 or more to be made pursuant to the Plan will, to the extent requested in writing no later than five days after the Confirmation Date, be made by wire transfer from a bank. Cash payments to foreign creditors, if any, may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

                  The Disbursing Agents will make all distributions required under the applicable provisions of the Plan and the Leap Creditor Trust.

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         2.       TIMING AND METHODS OF DISTRIBUTIONS

                  a.       COMPLIANCE WITH TAX REQUIREMENTS

                  In connection with the Plan, to the extent applicable and except as provided in Section 5.17(b) of the Plan, each Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agents will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

                  Notwithstanding any other provision of the Plan: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to the Plan.

                  b.       PRO RATA DISTRIBUTION

                  When the Plan provides for Pro Rata distribution, the property to be distributed under the Plan shall be divided pro rata among the Holders of Allowed Claims or Allowed Interests of the relevant Class for that particular Debtor.

                  c.       DISTRIBUTION RECORD DATE

                  As of the close of business on the Distribution Record Date, the transfer registers for any Old Securities and Old Vendor Debt maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and the respective agents of the Debtors will have no obligation to recognize the transfer of the Old Securities and Old Vendor Debt occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. Distributions under the Plan shall be made by the Debtors, Leap Creditor Trust or Reorganized Debtors, as applicable, for the benefit of the Holders of Allowed Administrative Claims and Allowed Claims in the Debtors' respective books and records, unless such addresses are superseded by addresses listed on proofs of claim or transfers of claims filed pursuant to Bankruptcy Rule 3001.

                  d.       FRACTIONAL SHARES

                  The calculation of percentage distribution of the New Common Stock to be made to Holders of certain Allowed Claims and Interests, as provided for in the Plan, may mathematically entitle such Holder to a fractional interest in the New Common Stock. The number of shares of New Common Stock to be received by a Holder of an Allowed Claim and/or Interest shall be rounded to the next greater or lower whole number of shares as follows: (a) fractions of 1/2 or greater shall be rounded to the next greater whole number and (b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a class of Claims or Interests shall be adjusted as necessary to account for the rounding described above. No consideration shall be provided in lieu of the fractional shares that are rounded down and not issued.

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                  e. SPECIAL PROCEDURES FOR LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS

                  In addition to any requirements under the Bylaws of the Debtors, any Holder of a Claim evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with the Plan, the Holder of a Claim evidenced by such an Instrument will, for all purposes under the Plan, be deemed to have surrendered an Instrument, as applicable.

                  f.       UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

                  Any Person that is entitled to receive a cash distribution under the Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from the Leap Creditor Trust or Reorganized Debtors, as applicable, for the amount of the original check, without any interest, if such person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such check, prior to the first anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the first anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such Holder unless and until the applicable Disbursing Agent is notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to the Plan until such time as a distribution becomes deliverable. Undeliverable cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. Except as set forth in the Leap Creditor Trust Agreement, the Disbursing Agent holding undeliverable cash shall invest such cash in a manner consistent with Reorganized Cricket's investment and deposit guidelines. Any distribution which is not claimed within one year of the Effective Date shall be deemed property of, as applicable, the Leap Creditor Trust and the Reorganized Debtors, and to the extent deemed the property of the Leap Creditor Trust, shall be distributed by the Leap Creditor Trust Trustee, on a Pro Rata basis, to the Holders of beneficial interests in the Leap Creditor Trust as soon as practicable thereafter.

         3. OBJECTIONS TO CLAIMS AND AUTHORITY TO PROSECUTE OBJECTIONS; CLAIMS RESOLUTION

                  The right to prosecute, File, litigate and settle objections to Disputed Claims, whether or not the subject of litigation pending as of the Effective Date, shall be deemed automatically transferred by the Debtors and their Estates to the Reorganized Debtors as of the Effective Date. From and after the Effective Date, only the Reorganized Debtors shall have the right to File, litigate or settle any objections to Disputed Claims; provided, that in the case of Claims against Leap (including but not limited to the Allowance or allocation of Administrative Claims), from and after the Effective Date the Leap Creditor Trust Trustee (to the extent provided in the Plan) shall have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims.

                  Except as otherwise provided in the Plan, objections to any Disputed Claim shall be Filed within 60 days after the Effective Date, or within such additional period of time as the Court may allow upon motion made by the Reorganized Debtors within such 60 day period. Any such objection that is not timely filed shall be deemed forever waived by the Reorganized

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Debtors' Estates and neither the Reorganized Debtors nor any other party-in-interest shall have any right to pursue the same.

                  Notwithstanding that the Reorganized Debtors and the Leap Creditor Trust Trustee shall have the right to File, litigate and settle objections to Disputed Claims on behalf of the Debtors and their Estates, nothing contained herein shall be deemed to obligate the Reorganized Debtors and the Leap Creditor Trust Trustee to take any such actions, all of which shall be determined by the Reorganized Debtors and the Leap Creditor Trust Trustee in their sole and absolute discretion.

                  From and after the Effective Date, the Reorganized Debtors (and the Leap Creditor Trust Trustee with respect to any Disputed Claim against Leap or Disputed Interest in Leap) may settle or compromise any Disputed Claim or Disputed Interest without approval of the Court.

                  Within 7 days prior to the Voting Deadline, the Debtors will File a schedule of Claims to which the Debtors, Reorganized Debtors or Leap Creditor Trust, as applicable, may object or challenge in any way and of causes of action (including avoidance actions) that the Debtors or Reorganized Debtors may bring (the "Objection Schedule"). Within two business days following the date the Debtors File the Objection Schedule, the Debtors shall serve the Objection Schedule on all parties listed on the Objection Schedule. The Debtors reserve the right to amend the Objection Schedule at or prior to the Confirmation Hearing. The fact that an objection or cause of action is not listed on the Objection Schedule shall not preclude the Debtors, the Reorganized Debtors or the Leap Creditor Trust from bringing any such objection or action.

                  THE DEBTORS HAVE NOT FULLY REVIEWED THE CLAIMS IN THE CASE OR DETERMINED WHETHER OBJECTIONS TO CLAIMS EXIST. THIS INVESTIGATION IS ONGOING AND WILL OCCUR, IN LARGE PART, AFTER THE CONFIRMATION DATE. AS A RESULT, CREDITORS AND OTHER PARTIES-IN-INTEREST ARE HEREBY ADVISED THAT, NOTWITHSTANDING THAT THE EXISTENCE OF ANY PARTICULAR OBJECTION TO A DISPUTED CLAIM MAY NOT BE LISTED, DISCLOSED OR SET FORTH IN THIS PLAN, AN OBJECTION TO A CLAIM MAY BE BROUGHT AGAINST ANY CREDITOR OR PARTY-IN-INTEREST AT ANY TIME, SUBJECT TO THE TIME LIMITATIONS SET FORTH IN THIS PARAGRAPH AND THE LIMITATION THAT AN OBJECTION MAY BE ASSERTED ONLY WITH RESPECT TO DISPUTED CLAIMS CONTEMPLATED WITHIN THE OBJECTION SCHEDULE. IN ADDITION TO THE FOREGOING, WITH RESPECT TO THE DISPUTED CLAIMS SCHEDULE, THE DEBTORS, THE REORGANIZED DEBTORS AND THE LEAP CREDITOR TRUST TRUSTEE RETAIN AND HEREBY RESERVE THE RIGHT TO OBJECT TO (i) ANY CLAIMS FILED AFTER THE BAR DATE OF JUNE 28, 2003, (ii) ANY CLAIMS FILED BY ADDITIONAL PARTIES AFTER THE SUPPLEMENTAL BAR DATE OF AUGUST __, 2003 AND (iii) ANY CLAIMS FILED IN ORDER TO SET FORTH DAMAGES ARISING FROM THE REJECTION OF AN EXECUTORY CONTRACT OR OTHER AGREEMENT WITH THE DEBTORS. THE DEBTORS AND THE REORGANIZED DEBTORS FURTHER RETAIN AND HEREBY RESERVE THE RIGHT TO OBJECT TO CLAIMS INADVERTENTLY OMITTED FROM THE DISPUTED CLAIMS SCHEDULES, WHICH OBJECTIONS WILL NOT MATERIALLY AND ADVERSELY AFFECT THE CLAIMS OF THE REMAINING CREDITORS OF THE DEBTORS' ESTATES. FINALLY, THE DEBTORS AND THE REORGANIZED DEBTORS RETAIN AND HEREBY RESERVE THE RIGHT TO OBJECT TO AMOUNTS THAT HAVE BEEN SCHEDULED BY THE DEBTORS, OR REFLECTED IN THE DEBTORS' BOOKS AND RECORDS, AND WHICH ARE FOUND TO BE OBJECTIONABLE IN ANY RESPECT.

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                  Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, the Informal Vendor Debt Committee, the Official Committee (or, if the Official Committee has disbanded, the Leap Creditor Trust Trustee) and the professionals to whose application the objections are addressed on or before (i) sixty (60) days after such application is Filed and served or (ii) such later date as the Court shall order upon application made prior to the end of such 60-day period or upon agreement between the Reorganized Debtors and the affected professional.

         4.       DISPUTED CLAIMS; RESERVE AND ESTIMATIONS

                  a.       TREATMENT OF DISPUTED CLAIMS

                  Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. The Leap Creditor Trust Trustee or Reorganized Debtors, as applicable, may, at any time, request that the Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether any Debtor previously objected to such Claim or whether the Court has ruled on any such objection. The Court will retain jurisdiction to estimate any contingent or unliquidated Claim at any time during litigation concerning any objection to the Claim, including during the pendency of any appeal relating to any such objection. If the Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Leap Creditor Trust Trustee or Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim. All of these Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in the Plan, the Leap Creditor Trust Trustee or Reorganized Debtors, as applicable, may resolve or adjudicate certain Disputed Claims of Holders in Unimpaired Classes in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, subject to any applicable discharge and limitations on amounts of claims and remedies available under bankruptcy law. Claims may be subsequently compromised, settled, withdrawn or resolved by the Leap Creditor Trust Trustee or Reorganized Debtors, as applicable.

                  b. DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE THEY ARE ALLOWED

                  Except as set forth in the Leap Creditor Trust Agreement, within 15 days following the end of each calendar quarter, the Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest in accordance with the Plan. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately Allowed will not be entitled to receive, on the basis of the amounts ultimately allowed, any interest.

                  c.       RESERVE OF LEAP CREDITOR TRUST

                  In accordance with the terms of the Leap Creditor Trust, and as more fully set forth therein, the Leap Creditor Trust Trustee shall be authorized to make distributions to Holders of Allowed Leap Administrative Claims and Allowed Leap General Unsecured Claims from time to time. The total amount of Allowed Leap Administrative Claims and Allowed Leap General Unsecured Claims (and the value of certain of Leap assets and certain Leap Litigation Claims) may not be known until after certain distributions are made, either because certain

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Claims will be Disputed Claims or because those Claims will not have been made by their Holders prior to the Effective Date. As a result, the Leap Creditor Trust Trustee shall hold back from the distributions from the Leap Creditor Trust (as more fully described in the Leap Creditor Trust Agreement) reserves in respect of each Administrative Claim and Disputed Claim against Leap until such Claims are resolved (the "Reserve"), so that the total amount of all Allowed Leap Administrative Claims and Allowed Leap General Unsecured Claims includes the sum of (i) each estimated Administrative Claim not otherwise fully reserved for by Leap and (ii) the amount of each Disputed Claim (or the maximum amount of any such Disputed Claim as estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code, if less), until such Claims are resolved. Distributions from the Leap Creditor Trust will be made only to the Holders of Claims that have been Allowed.

                  d.        RESERVE FOR LEAP ADMINISTRATIVE AND PRIORITY CLAIMS

                  In connection with the Leap General Unsecured Claim Cash Distribution, prior to the Initial Distribution Date, Leap shall establish an appropriate reserve in an amount to be agreed upon by Leap and the Official Committee, to satisfy Allowed Administrative Claims against Leap through and including the Effective Date (including Claims for compensation and reimbursement of expenses by professionals providing services to Leap) and Allowed Priority Claims against Leap. If and to the extent that such reserves are insufficient to satisfy all such Allowed Administrative Claims against Leap and Allowed Priority Claims against Leap, such Claims shall be satisfied by assets transferred or transferable to the Leap Creditor Trust that have not then been distributed to holders of beneficial interests in the Leap Creditor Trust. Following the Effective Date, after the satisfaction of all Allowed Administrative Claims and Allowed Priority Claims against Leap and the resolution of all Disputed Administrative Claims and Disputed Priority Claims against Leap, any remaining Cash held in the reserve of Reorganized Leap will be distributed to the Leap Creditor Trust. Under no circumstances shall Reorganized Leap, Cricket or any other Debtor or Reorganized Debtor be liable in any way for any Claims against Leap, including such Allowed Administrative Claims and Allowed Priority Claims.

                  e. RESERVE FOR CRICKET COMPANIES' ADMINISTRATIVE AND PRIORITY CLAIMS

                  Prior to the Confirmation Date, Cricket shall establish an appropriate reserve in an amount to be agreed upon by Cricket and the Informal Vendor Debt Committee, to satisfy Allowed Administrative Claims against Cricket and the other Cricket companies through and including the Effective Date (including Claims for compensation and reimbursement of expenses by professionals providing services) and Allowed Priority Claims against Cricket and the other Cricket companies. If and to the extent that such reserves are insufficient to satisfy all such Allowed Administrative Claims and Allowed Priority Claims, such Claims shall be satisfied by other assets of Cricket. Following the Effective Date, after the satisfaction of all such Allowed Administrative Claims and Allowed Priority Claims and the resolution of all such Disputed Administrative Claims and Disputed Priority Claims, any remaining Cash held in the reserve of Reorganized Cricket will become available to Reorganized Cricket to use in its discretion. Under no circumstances shall Leap or the Leap Creditor Trust be liable in any way for any Claims against any non-Leap Debtors, including any such Allowed Administrative Claims and Allowed Priority Claims.

         5.       SETOFFS

                  Except with respect to claims released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Leap Creditor Trust Trustee and the Reorganized Debtors may, as applicable and pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes

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of action of any nature that the Leap Creditor Trust Trustee or any of the Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Leap Creditor Trust or Reorganized Debtors of any such claims, rights and causes of action that the Debtors, the Leap Creditor Trust or the Reorganized Debtors may possess against such Holder.

E.       GENERAL INFORMATION CONCERNING THE PLAN

                  The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan.

         1.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  Under Section 365 of the Bankruptcy Code, the Debtors have the right, subject to Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Petition Date is rejected by the Debtors, it will be treated as if the Debtors breached such contract or lease on the date immediately preceding the Petition Date, and the other party to the agreement may assert an Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code.

                  a.       ASSUMPTION AND CURE

                  The Debtors are parties to thousands of executory contracts and non-residential real property leases. On or before 17 days prior to the Voting Deadline, the Debtors will File a schedule of such contracts and leases that they intend to assume or assign to another Debtor, along with proposed cure amounts that will be paid by the Reorganized Debtors (the "Assumption Schedule"). Within one business day following the Filing of the Assumption Schedule, the Debtors will serve the Assumption Schedule on the non-debtor parties to the contracts and leases set forth on the Assumption Schedule, the Official Committee and the Informal Vendor Debt Committee. Any party to a contract or lease who objects to the listed cure amounts must File and serve an objection on counsel no later than thirty (30) days after the Debtors File and serve the Assumption Schedule. Failure to File and serve a timely objection shall be deemed consent to the cure amounts listed on the Assumption Schedule. Any cure amounts shall be the responsibility of Cricket.

                  Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor: (a) by payment of the default amount in Cash on the Effective Date; or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. All cure payments shall be made by Reorganized Cricket. If there is a dispute regarding: (i) the amount of any cure payment; (ii) the ability of a Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy
Code) under the contract or lease to be assumed or assigned; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

                  The Confirmation Order will constitute an Order of the Court approving the assumptions described on the Assumption Schedule, pursuant to
Section 365 of the Bankruptcy Code, as of the Effective Date. Cricket agrees that it intends to assume Nortel's contract if the parties can work out a mutually acceptable cure amount and resolve additional issues raised by Nortel.

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                  Any executory contract or lease not listed on the Assumption Schedule or that is not the subject of a motion to assume that is pending on the Confirmation Date shall be deemed rejected as of the Confirmation Date. The Debtors reserve the right to amend the Assumption Schedule at or prior to the Confirmation Hearing. If the Debtors add a contract or lease to the Assumption Schedule after the Assumption Schedule is originally Filed (as described above), the Debtor party to the applicable contract or lease shall serve the non-Debtor party to such contract or lease with notice (a) that the contract or lease has been added to the Assumption Schedule and (b) of the Debtor's proposed cure amount (the "Amended Assumption Schedule Notice"). The non-Debtor party shall have 30 days after service of the Amended Assumption Schedule Notice to File and serve an objection to the cure amount. To the extent the parties have a dispute with respect to the cure amount, the Debtors shall create a reserve for the full amount of the cure amount pending resolution of such dispute (either by stipulation or court order).

                  b.       REJECTIONS

                  On or before 17 days prior to the Voting Deadline, the Debtors will File a schedule of executory contracts and non-residential real property leases that they intend to reject (the "Rejection Schedule"). Within one business day following the Filing of the Rejection Schedule, the Debtors will serve the Rejection Schedule on the non-debtor parties to the contracts and leases, the Official Committee and the Informal Vendor Debt Committee. The Rejection Schedule will indicate those contracts and leases that will be rejected as of the Confirmation Date, and which will be rejected on or before the Effective Date. The Debtors reserve the right to amend the Rejection Schedule at or prior to the Confirmation Hearing.

                  Whether or not listed on the Rejection Schedule, any executory contract or lease not listed on the Assumption Schedule or that is not the subject of a motion to assume that is pending on the Confirmation Date shall be deemed rejected as of the Confirmation Date. The Confirmation Order shall constitute an Order of the Court approving such rejections described herein, pursuant to Section 365 of the Bankruptcy Code.

                  c.       BAR DATE FOR REJECTION DAMAGES

                  All Claims for damages arising from the rejection of executory contracts or unexpired leases must be Filed with the Court in accordance with the terms of the order authorizing such rejection, or, if not rejected by separate order, within sixty (60) days from the entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtors, the Estates, the Reorganized Debtors and the Leap Creditor Trust, unless a stipulation has been entered into with respect to the rejection of such executory contract or unexpired lease by the applicable Debtor and non-Debtor party. Each of the Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as a General Unsecured Claim of the applicable Debtor that was party to such contract or lease. The Reorganized Debtors and the Leap Creditor Trust Trustee shall have 60 days from the date of such filing to File an objection to any Claim for rejection damages.

         2.       CONTINUATION OF CERTAIN RETIREMENT AND OTHER BENEFITS

                  On and after the Effective Date, to the extent required by
Section 1129(a)(13) of the Bankruptcy Code, each Reorganized Debtor shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in Section 1114(a) of the Bankruptcy Code, maintained or established prior to the Confirmation Date.

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         3. EXECUTORY CONTRACTS AND UNEXPIRED LEASES ENTERED INTO AND OTHER OBLIGATIONS INCURRED AFTER THE PETITION DATE

                  Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the Debtors or Reorganized Debtors in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by entry of the Confirmation Order.

F.       ADDITIONAL INFORMATION REGARDING TREATMENT OF CERTAIN CLAIMS

         1.       TREATMENT OF UNCLASSIFIED CLAIMS

                  The Bankruptcy Code does not require classification of certain priority claims against a debtor. In these cases, these unclassified claims include Administrative Claims and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

                  Administrative Claims. An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a chapter 11 case of preserving the estate or operating the business of the company (including wages, salaries and commissions for services), loans and advances to the company made after the petition date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under Chapter 123 of Title 28, United States Code. Subject to certain additional requirements for professionals and certain other entities set forth below, each Reorganized Debtor, as the case may be, shall pay each Holder of an Allowed Administrative Claim in full on the Effective Date, on account of its Administrative Claim, unless the Holder and the Company or each Reorganized Debtor agree or shall have agreed to other treatment of such Claim, or an order of the Court provides for other terms; provided that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan, including Administrative Claims of governmental units for taxes, an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Chapter 11 Cases. Holders of Administrative Claims (other than Administrative Claims by professionals requesting compensation or reimbursement of expenses) shall have until 30 days after the Effective Date to File requests for payment.

                  Claims by Professionals. All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, inter alia, any compensation requested by any professional or any other Person for making a substantial contribution in the Bankruptcy Cases) shall File and serve on each of the Reorganized Debtors, the Informal Vendor Debt Committee and the Official Committee (or, if the Official Committee has disbanded, the Leap Creditor Trust Trustee) an application for final allowance of compensation and reimbursement of expenses no later than (i) sixty (60) days after the Effective Date, or (ii) such later date as the Court shall order upon application made prior to the end of such 60-day period. All compensation and reimbursement of expenses for professionals incurred by or on behalf of Leap shall be paid for by Leap. All compensation and reimbursement of expenses for professionals incurred by or on behalf of Debtors other than Leap shall be paid for by Cricket.

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                  Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, the Informal Vendor Debt Committee, the Official Committee (or, if the Official Committee has disbanded, the Leap Creditor Trust Trustee) and the professionals to whose application the objections are addressed on or before (i) sixty (60) days after such application is Filed and served or (ii) such later date as the Court shall order upon application made prior to the end of such 60-day period or upon agreement between the Reorganized Debtors and the affected professional. On or prior to the Confirmation Date, each professional seeking compensation or reimbursement shall provide the Reorganized Debtors, the Informal Vendor Debt Committee and the Official Committee with a non-binding, written estimate of the amount of its requested compensation and reimbursement through the Effective Date. On the Effective Date, Reorganized Cricket shall establish a reserve for professionals providing services to Debtors other than Leap (the "Professional Claims Reserve") in an amount equal to the aggregate amount of such estimated compensation or reimbursements, unless otherwise previously paid by the Debtors. The funds in the Professional Claims Reserve shall be used solely for the payment of Allowed professional fee claims for professionals providing services to Debtors other than Leap. If an applicable professional fails to submit an estimate of its fees in accordance with this section, the Reorganized Debtors shall not pay such professional's Allowed professional fee claim from the Professional Claims Reserve but rather shall pay such claim from any other source available to such Reorganized Debtors. The foregoing notwithstanding, if an applicable professional submits a non-binding, written estimate of his or her fees and reimbursable expenses in accordance with this section, under no circumstances shall such submission be construed to limit the source of such professional's compensation and reimbursement solely to the funds set aside in the Professional Claims Reserve, nor shall such submission be construed as a maximum or cap on the amount of compensation and expense reimbursement ultimately payable to such professional. Any professional fees and reimbursements or expenses incurred by the Reorganized Debtors subsequent to the Effective Date may be paid by the Reorganized Debtors without application to or Order of the Court. The costs of the Leap Creditor Trust, including without limitation, the fees and expenses of the Leap Creditor Trust Trustee and any professionals retained by the Leap Creditor Trust Trustee, shall be borne entirely by the Leap Creditor Trust.

G.       ALLOCATION OF CONSIDERATION

                  The aggregate consideration to be distributed to holders of Allowed Claims in each class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders, and any remaining consideration considered as satisfying accrued but unpaid interests and costs, if any, and attorneys' fees where applicable.

H. CANCELLATION OF OLD LEAP NOTES; CERTAIN PROVISIONS IN RESPECT OF THE OLD LEAP NOTES, AND THE OLD INDENTURE TRUSTEE

                  a.       CANCELLATION OF OLD LEAP NOTES

                  On the Effective Date, the Old Leap Notes will be deemed cancelled and of no further force or effect with respect to the Debtors without any further action on the part of the Court, any Person or any governmental entity or agency. Following the Effective Date, holders of Old Leap Notes will receive from the Disbursing Agent or its designee specific instructions regarding the time and manner in which the Old Leap Notes are to be surrendered. Pending such surrender, such Old Leap Notes will be deemed cancelled and shall represent only the right to receive the distributions to which the holder is entitled under this Plan.

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                  b.       OLD INDENTURE TRUSTEE'S LIEN

                  Subject to the terms of the Indenture and to applicable law, the Plan shall not affect the lien of the Old Indenture Trustee pursuant to
Section 7.07 of the Indenture on all money or property now or in the future held by the Old Indenture Trustee, including without limitation any distributions in respect of the Old Leap Notes pursuant to the Plan or the Leap Creditor Trust, to secure payment of the fees and expenses incurred or to be incurred by the Old Indenture Trustee (including without limitation the fees and expenses of its counsel) and the indemnity and all other obligations set forth in Section 7.07 of the Indenture, which lien shall continue notwithstanding the occurrence of the Confirmation Date, the Initial Distribution Date and the Effective Date and notwithstanding the discharge of the Debtors pursuant to the Plan and Section 1141 of the Bankruptcy Code. Subject to the terms of the Indenture and applicable law, the Old Indenture Trustee may at any time, and from time to time, pay or reserve for such fees, expenses, indemnity and other obligations from any such money or property now or in the future held by the Old Indenture Trustee.

                  c.       TAX REPORTING

                  Subject to the terms of the Indenture and to applicable law, none of the Old Indenture Trustee, the Disbursing Agent or the Leap Creditor Trust Trustee shall have any obligation to pay, make withholdings in respect of, or make any filings with or reportings to any governmental entity or agency or any other Person in respect of, any tax or tax-related obligations in respect of the Old Leap Notes or any distributions pursuant to the Plan or the Leap Creditor Trust in respect of the Old Leap Notes. Instead, (i) the beneficial holder of each Old Leap Note shall have the obligation to pay all taxes in respect of such distributions, and (ii) the top-tier Depository Trust Company participant in respect of each Old Leap Note shall have the obligation to comply with all such withholding, filing and reporting requirements.

                  d.       INDENTURE

                  The Indenture shall continue in full force and effect notwithstanding the occurrence of the Confirmation Date, the Initial Distribution Date and the Effective Date and notwithstanding the discharge of the Debtors, except that the liability of any of the Debtors thereunder shall be discharged pursuant to the Plan and Section 1141 of the Bankruptcy Code.

I.       CANCELLATION OF OLD LEAP COMMON STOCK AND OTHER OLD SECURITIES

                  As of the Effective Date, by virtue of the Plan and in all events without any action on the part of the Holders thereof, the Old Securities issued and outstanding or held in treasury, including without limitation, the Old Leap Common Stock, will be cancelled and retired.

J.       SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

                  Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Reorganized Debtors' Cash balances or borrowings and the operations of the Reorganized Debtors.

                  Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Leap Creditor Trust Trustee to make payments pursuant to the Plan will be obtained from the Leap Creditor Trust Assets.

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K.       CERTAIN CORPORATE GOVERNANCE MATTERS

                  a.       CANCELLATION OF OLD SECURITIES AND RELATED AGREEMENTS

                  On the Effective Date, the Old Securities and the Old Stock Rights, and all obligations of the Debtors under all of the foregoing or under any agreements relating to the foregoing will be terminated, cancelled and extinguished.

                  b.       CERTIFICATES OF INCORPORATION

                  On the Effective Date, each of the Reorganized Debtors shall adopt the Amended Debtor Certificates of Incorporation pursuant to applicable non-bankruptcy law and section 1123(a)(5)(I) of the Bankruptcy Code. The Amended Debtor Certificates of Incorporation will, among other provisions: (i) authorize the issuance of the New Common Stock; and (ii) prohibit the issuance of nonvoting securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Amended Debtor Certificates of Incorporation will become effective upon the occurrence of the Effective Date.

L.       EFFECT OF CONFIRMATION OF THE PLAN

         1.       VESTING OF ASSETS

                  Except as otherwise provided in any provision of the Plan, on the Effective Date, the Leap Creditor Trust Assets shall vest in the Leap Creditor Trust and all property of the other Estates will vest in the Reorganized Debtors, as applicable, free and clear of all Liens, Claims, encumbrances and Interests. From and after the Effective Date, each Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise Claims or Interests arising post-Confirmation without supervision by the Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

         2.       DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

                  Except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or Confirmation Order, Confirmation will, as of the Effective Date: (a) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of a kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based on such debt is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code,
(ii) a Claim based on such debt is Allowed pursuant to Section 502 of the Bankruptcy Code, or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) satisfy or terminate all Interests and other rights of Holders of Interests.

                  UPON CONFIRMATION, THE PLAN WILL BE BINDING ON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN EACH DEBTOR REGARDLESS OF WHETHER SUCH HOLDERS VOTED TO ACCEPT THE PLAN.

         3.       DISCHARGE OF REORGANIZED DEBTORS AND INJUNCTION

                  Except as otherwise provided in the Plan or the Confirmation
Order: (i) on the Effective Date, each Reorganized Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the

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Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code or (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Reorganized Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Reorganized Debtor at any time obtained to the extent that it relates to a Claim discharged.

                  All Persons that have held, currently hold or may hold a Claim or other debt or liability or an Interest or other right of such Holders, are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors, the Informal Vendor Debt Committee (and each of its members in such capacity), the Informal Noteholder Committee (and each of its members in such capacity), the Official Committee (and each of its members in such capacity), the Old Indenture Trustee and counsel and other professional persons retained by the Debtors, the Informal Vendor Debt Committee, the Noteholder Committee, the Official Committee, and the Old Indenture Trustee, and each of their respective affiliates, current or former officers, directors, agents, employees and representatives; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Debtors, the Informal Vendor Debt Committee (and each of its members in such capacity), the Informal Noteholder Committee (and each of its members in such capacity), the Official Committee (and each of its members in such capacity), the Old Indenture Trustee and counsel and other professional persons retained by any of the Debtors, the Informal Vendor Debt Committee, the Informal Noteholder Committee, the Official Committee, and the Old Indenture Trustee, and each of their respective affiliates, current or former officers, directors, agents, employees and representatives; (c) creating, perfecting or enforcing any Lien or encumbrance against any of the Debtors, the Informal Vendor Debt Committee (and each of its members in such capacity), the Informal Noteholder Committee (and each of its members in such capacity), the Official Committee (and each of its members in such capacity), the Old Indenture Trustee and counsel and other professional persons retained by any of the Debtors, the Informal Vendor Debt Committee, the Informal Noteholder Committee, the Official Committee, and the Old Indenture Trustee, and each of their respective affiliates, current or former officers, directors, agents, employees and representatives; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors, the Informal Vendor Debt Committee (and each of its members in such capacity), the Informal Noteholder Committee (and each of its members in such capacity), the Official Committee (and each of its members in such capacity), the Old Indenture Trustee and counsel and other professional persons retained by any of the Debtors, the Informal Vendor Debt Committee, the Informal Noteholder Committee, the Official Committee, and the Old Indenture Trustee, and each of their respective affiliates, current or former officers, directors, agents, employees and representatives; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                  Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

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M.       RETENTION OF JURISDICTION

                  Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date to the full extent permitted by law, including, without limitation, jurisdiction to:

                  (i) Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;

                  (ii) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

                  (iii) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

                  (iv) Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

                  (v) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, the Reorganized Debtors or the Chapter 11 Cases that may be pending on the Effective Date;

                  (vi) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

                  (vii) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

                  (viii) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Court Order, the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to

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                           consummate the Plan, to the extent authorized by the Bankruptcy Code;

                  (ix) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

                  (x) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  (xi) Determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan; and

                  (xii)    Enter an Order concluding the Chapter 11 Cases.

                  The foregoing list is illustrative only and not intended to limit in any way the Court's exercise of jurisdiction. If the Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including without limitation the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

N.       MISCELLANEOUS PROVISIONS

         1.       EXEMPTION FROM TRANSFER TAXES

                  Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         2.       PAYMENT OF STATUTORY FEES

                  All fees payable on or before the Effective Date pursuant to section 1930 of Title 28 of the United States Code shall be paid on or before the Effective Date. The Debtors will pay quarterly fees to the U.S. Trustee until entry of a final decree. In addition, the Debtors will file post-Confirmation quarterly reports in conformance with the U.S. Trustee Guidelines.

         3.       MODIFICATION OR WITHDRAWAL OF THE PLAN

                  The Debtors reserve the right, in accordance with the Bankruptcy Code, to amend, modify or withdraw the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan with the consent of the Official Committee (or, if the Official Committee has disbanded, the Leap Creditor Trust Trustee) and the Informal Vendor Debt Committee.

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         4.       GOVERNING LAW

                  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan.

         5.       FILING OR EXECUTION OF ADDITIONAL DOCUMENTS

                  On or before the Effective Date, the Debtors shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

         6.       WITHHOLDING AND REPORTING REQUIREMENTS

                  In connection with the Plan and all instruments issued in connection therewith and distributions thereon, to the extent applicable and except as provided in Section 5.17(b) of the Plan, the Leap Creditor Trust Trustee and the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.

         7.       WAIVER OF RULE 62(a) OF THE FEDERAL RULES OF CIVIL PROCEDURE

                  The Debtors may request that the Confirmation Order include
(a) a finding that Rule 62(a) of the Federal Rules of Bankruptcy Procedure shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate the Plan immediately after the entry of the Confirmation Order.

         8.       HEADINGS

                  Headings used in the Plan are for convenience and reference only and shall not constitute a part of the Plan for any purpose.

         9.       EXHIBITS AND SCHEDULES

                  All Exhibits and Schedules to the Plan and Disclosure Statement are incorporated into and constitute a part of the Plan as if set forth herein.

         10.      NOTICES

                  All notices, requests and demands hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as provided for in the Plan.

         11.      PLAN SUPPLEMENT

                  Forms of documents relating to the Amended Debtor Certificates of Incorporation, Amended Debtor Bylaws, Leap Creditor Trust Agreement and New Senior Notes Indenture shall be contained in the Plan Supplement and filed with the Clerk of the Court at least 5 days prior to the date of the Confirmation Hearing. Upon its filing with the Court, the Plan Supplement may be inspected during normal Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to counsel to the Debtors.

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         12.      CONFLICT

                  The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement.

         13.      SUCCESSORS AND ASSIGNS

                  The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

         14.      SATURDAY, SUNDAY OR LEGAL HOLIDAY

                  If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

         15.      POST-EFFECTIVE DATE EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS

                  Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

         16.      SEVERABILITY OF PLAN PROVISIONS

                  If, prior to Confirmation, any term or provision of the Plan that does not govern the treatment of Claims or Interests provided for herein or the conditions to the Effective Date is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination, and shall provide, that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         17.      BALLOTING

                  Each Holder of an Allowed Claim or an Allowed Interest entitled to vote on the Plan will receive a Ballot. The Ballot will contain two boxes, one indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the Ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan will be deemed to be an acceptance of the Plan.

         18.      NO ADMISSIONS OR WAIVER OF OBJECTIONS

                  Notwithstanding anything herein to the contrary, nothing contained herein or in the Plan shall be deemed as an admission by any Debtor, the Official Committee or the Informal Vendor Debt Committee with respect to any matter set forth herein including, without limitation,

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liability on any Claim or the propriety of any Claims classification. The Debtors are not bound by any statements herein or in the Plan as judicial admissions.

         19.      SURVIVAL OF SETTLEMENTS

                  All Court-approved settlements shall survive consummation of the Plan, except to the extent that any provision of any such settlement is inconsistent with the Plan, in which case the provisions of the Plan shall supersede such inconsistent provision of such settlement.

                                  SECTION VIII.

                                   PROJECTIONS

                  The Debtors have developed financial projections to assess the feasibility of the Reorganized Debtors generally. These projections and valuations are based on a number of significant assumptions, including the successful reorganization of the Debtors, an assumed Effective Date of September 30, 2003, and no significant downturn in the specific markets in which the Debtors operate.

                  THE PROJECTIONS ARE BASED ON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY.

                  Annexed to this Disclosure Statement as Exhibit G are unaudited financial projections of the Reorganized Debtors prepared as of July 16, 2003 (the "Projections") and include updates by the Debtors to reflect the declines in subscribers being experienced by the Debtors while in bankruptcy, their post-petition financial performance and other factors. See "Description of the Debtors' Business--Statement Regarding Financial Performance of Cricket for April and May 2003" included at page 3 of the Disclosure Statement.

                  The Projections are dependent upon many factors over which the Debtors do not have any control. No assurance can be given that any of the assumptions on which the Projections are based will prove to be correct. The Projections were not prepared with a view to public disclosure or in compliance with (i) published guidelines of the SEC, (ii) the guidelines established by the American Institute of Certified Public Accountants regarding projections or
(iii) GAAP. While presented with numerical specificity, such projections are based upon a variety of assumptions that may not be realized relating to future business and operations of the Reorganized Debtors and the integration of their operations. The Projections are subject to uncertainties and contingencies, all of which are difficult to predict, and many of which are beyond the control of the Debtors. THE DEBTORS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE PROJECTIONS, OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

                  The Debtors believe the Projections illustrate the feasibility of the Plan and of the Reorganized Debtors generally. The Projections reflect the positive effects of substantially de-leveraging the Reorganized Debtors, whose consolidated indebtedness will be reduced from approximately $2.5 billion to approximately $426.7 million immediately following the Effective Date of the Plan. The Projections show that Reorganized Leap would accumulate cash during the seven-year projection period, with projected cash balances growing from $112.6 million at the Effective Date to $169.4 million at the end of 2006 to $263.1 million at the end of 2010, with the Reorganized Debtors repaying the outstanding FCC Debt and New Senior Notes in full over the same period of time. Reorganized Leap also would incur an aggregate of $647.4 million in capital expenditures during this same period. The Projections also show that Reorganized Leap would generate EBITDA of $83.6 million, $210.6 million and $344.6 million in each of 2004,

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2006 and 2010, respectively, and net income (loss) of $(10.1 million), $83.5 million and $140.1 million in each of 2004, 2006 and 2010, respectively. Please see the Projections attached as Exhibit G for more detailed information about projected results.

                                   SECTION IX.

                             CONFIRMATION PROCEDURE

A.       SOLICITATION OF VOTES

                  The Debtors will solicit votes from Holders of Claims and Interests in Classes entitled to vote (e.g., those classes that (a) are Impaired and (b) are receiving property or Cash under the Plan). As to such Classes, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of that class that have timely voted to accept or reject a plan.

                  A vote may be disregarded if the Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  Any Holder of a Claim in an Impaired Class (i) whose Claim has been listed by the Debtors in the Debtors' Schedules filed with the Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before June 28, 2003 (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Court), which Claim is not the subject of an objection or request for estimation, is entitled to vote.

         1.       VOTING PROCEDURES FOR HOLDERS OF OLD LEAP NOTES

                  If you are a registered holder of Old Leap Notes (collectively, "Voting Securities"), in each case, to the extent such holder is entitled to vote ("Holder of Voting Securities"), you will receive the ballot relating to the securities you hold of record. Registered Holders may include brokerage firms, commercial banks, trust companies or other nominees. If such entities do not hold Voting Securities for their own account, they should provide copies of this Disclosure Statement and an appropriate Ballot to their customers and to beneficial owners. Any beneficial owner who has not received this Disclosure Statement or a Ballot should contact their brokerage firm or nominee or the Voting Agent.

                  All votes to accept or reject the Plan must be cast by using the Ballot or, in the case of a brokerage firm or other nominee holding Voting Securities in its own name on behalf of a beneficial owner, the Master Ballot, enclosed with this Disclosure Statement. Brokerage firms or other nominees holding Voting Securities for the account of only one beneficial owner may use a Ballot. Purported votes which are cast in any other manner will not be counted. Ballots and Master Ballots must be received by the Voting Agent no later than 4:00 p.m., Pacific Time, on the Voting Deadline ([_______], 2003) which may be extended at the Debtor's discretion or with Court approval. Ballots must be sent to the Voting Agent at the following address:

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                  If by U.S. Mail:

                                Poorman-Douglas Corporation
                                P.O. Box 4390
                                Portland, Oregon 97208-4390
                                Tel: (503) 350-5800
                                Fax: (503) 350-5890
                                Attn: Leap Wireless International, Inc., Cricket Communications Inc. and Affiliated Entities Claims Agent

                  If by Overnight or Hand Delivery:

                                Poorman-Douglas Corporation
                                10300 SW Allen Boulevard
                                Beaverton, Oregon 97005
                                Tel: (503) 350-5800
                                Fax: (503) 350-5890
                                Attn: Leap Wireless International, Inc., Cricket Communications Inc. and Affiliated Entities Claims Agent

                  You may receive a Ballot relating to Voting Securities that you did not beneficially own on the Distribution Record Date. You should complete only the Ballot corresponding to each class of Voting Securities which you beneficially owned on the Distribution Record Date. Holders who purchase or whose purchase is registered after the Distribution Record Date, and who wish to vote on the Plan must arrange with their seller to receive a proxy from the Holder of record on the Distribution Record Date, a form of which is provided with each Ballot and Master Ballot.

                  Holders of Voting Securities who elect to vote on the Plan should complete and sign the Ballot in accordance with the instructions thereon being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan." Holders may not split their vote on the Plan with respect to a particular class of Voting Securities. A Holder must vote all securities beneficially owned in a particular class in the same way (i.e., all "accept" or all "reject") even if such Voting Securities are owned through more than one broker or bank.

                  Again, delivery of the Ballots must be made to the Voting Agent at Poorman-Douglas Corporation at the addresses set forth above. The method of such delivery is at the election and risk of the Holder. If such delivery is by mail, it is recommended that Holders use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

                  You may receive multiple mailings of this Disclosure Statement, especially if you own your Voting Securities through more than one broker or bank. If you submit more than one Ballot for a class or issue of Voting Securities because you beneficially own such Voting Securities through more than one broker or bank, be sure to indicate in item [3] of the Ballot(s), the names of all broker dealers or other intermediaries who hold Voting Securities for you.

         2.       BENEFICIAL OWNERS OF OLD LEAP NOTES

                  All beneficial owners of Voting Securities on the Distribution Record Date are eligible to vote on the Plan, whether the Voting Securities were held on the Distribution Record Date in such beneficial owner's name or in the name of a brokerage firm, commercial bank, trust company or other nominee.

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                  Any beneficial owner holding Voting Securities in its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent using the enclosed pre-addressed stamped envelope.

                  A beneficial owner holding Voting Securities in "street name" (i.e., through a brokerage firm, bank, trust company or other nominee) or a beneficial owner's authorized signatory (a broker or other intermediary having power of attorney to vote on behalf of a beneficial owner) can vote by following the instructions set forth below:

                  1.       Fill in all the applicable information on the Ballot.

                  2. Sign the Ballot (unless the Ballot has already been signed by the bank, trust company or other nominee).

                  3. Return the Ballot to the addressee in the preaddressed, stamped envelope enclosed with the ballot. If no envelope was enclosed, contact the Voting Agent for instructions.

                  Authorized signatories voting on behalf of more than one beneficial owner must complete a separate Ballot for each such beneficial owner. Any Ballot submitted to a brokerage firm or proxy intermediary will not be counted until such brokerage firm or proxy intermediary (i) properly executes and delivers such Ballot to the Voting Agent or (ii) properly completes and delivers a corresponding Master Ballot to the Voting Agent.

                  By submitting a vote for or against the Plan, you are certifying that you are the beneficial owner of the Voting Securities being voted or an authorized signatory for such a beneficial owner. Your submission of a Ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the record holder of such Voting Securities for purposes of voting on the Plan.

         3.       BROKERAGE FIRMS, BANKS AND OTHER NOMINEES

                  A brokerage firm, commercial bank, trust company or other nominee which is the registered holder of a Voting Security for a beneficial owner, or is a participant in a securities clearing agency and is authorized to vote in the name of such securities clearing agency pursuant to an omnibus proxy (as described below) and is acting for a beneficial owner, can vote on behalf of such beneficial owner by (i) distributing a copy of this Disclosure Statement and all appropriate Ballots to such owner, (ii) collecting all such Ballots,
(iii) completing a Master Ballot compiling the votes and other information from the Ballots collected, and (iv) transmitting such completed Master Ballot to the Voting Agent. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such beneficial owner. A brokerage firm, commercial bank, trust company or other nominee which is the registered holder of a Voting Security for only one beneficial owner also may arrange for such beneficial owner to vote by executing the appropriate ballot and by distributing a copy of this Disclosure Statement and such executed Ballot to such beneficial owner for voting and returning such Ballot to the Voting Agent.

         4.       VOTING DEADLINE AND EXTENSIONS

                  In order to be counted for purposes of voting on the Plan, all of the information requested by the applicable Ballot must be provided. Ballots indicating acceptance or rejection of the Plan must be received by the Voting Agent at its address set forth below no later than 4:00 p.m., Pacific Time, on the Voting Deadline. The Debtors reserve the right, in their sole discretion, to extend the Voting Deadline or the Court may extend the Voting Deadline, in which case the term "Voting Deadline" shall mean the latest date on which a Ballot will be accepted.

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         5.       WITHDRAWAL OF VOTES ON THE PLAN

                  The solicitation of acceptances of the Plan will expire on the Voting Deadline. A properly submitted Ballot may be withdrawn by delivering a written or facsimile transmission notice of withdrawal to the Voting Agent, Poorman-Douglas, at the following address:

                  If by U.S. Mail:

                                Poorman-Douglas Corporation
                                P.O. Box 4390
                                Portland, Oregon 97208-4390
                                Tel: (503) 350-5800
                                Fax: (503) 350-5890
                                Attn: Leap Wireless International, Inc., Cricket Communications Inc. and Affiliated Entities Claims Agent

                  If by Overnight or Hand Delivery:

                                Poorman-Douglas Corporation
                                10300 SW Allen Boulevard
                                Beaverton, Oregon 97005
                                Tel: (503) 350-5800
                                Fax: (503) 350-5890
                                Attn: Leap Wireless International, Inc., Cricket Communications Inc. and Affiliated Entities Claims Agent

at any time prior to the Voting Deadline. Thereafter, withdrawal may be effected only with the approval of the Court.

                  In order to be valid, a notice of withdrawal must (i) specify the name of the Holder who submitted the votes on the Plan to be withdrawn; (ii) contain a description of the Claim or Interest to which it relates and the aggregate principal amount or number of shares represented by such Claim or Interest; and (iii) be signed by the Holder in the same manner as on the Ballot. The Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of votes on the Plan.

                  Any Holder who has previously submitted to Poorman-Douglas prior to the Voting Deadline a properly completed Ballot may revoke and change such vote by submitting to Poorman-Douglas prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the one which bears the latest date will be counted for purposes of determining whether sufficient acceptances required to seek Confirmation of the Plan have been received. If more than one Master Ballot is submitted and the later dated Master Ballot(s) supplement rather than supersede the earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words "Additional Votes" or such other language as is customarily used to indicate additional votes that are not meant to revoke earlier votes.

         6.       VOTING AGENT

                  Poorman-Douglas has been appointed as Voting Agent for the Plan. Questions and requests for assistance may be directed to the Voting Agent. Requests for additional copies of this Disclosure Statement, the Ballots or the Master Ballots should be directed to the Voting Agent.

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B.       THE CONFIRMATION HEARING

                  The Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for [___________], 2003 at 8:30 a.m., Pacific Time, before the Honorable Louise DeCarl Adler at the United States Bankruptcy Court for the Southern District of California, Jacob Weinberger U.S. Courthouse, 325 West F Street, San Diego, California 92101. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of Old Leap Common Stock or Interests held by the objector. Any such objection must be filed with the Court and served so that it is received by the Court and the following parties on or before [___________], 2003 at 4:00 p.m., Pacific Time:

Latham & Watkins LLP                        Kramer Levin Naftalis & Frankel LLP
Attorneys for the Debtors                   Attorneys for the Official Committee
633 West Fifth Street, Suite 4000           919 Third Avenue
Los Angeles, California 90071               New York, New York 10022
Attn: Robert A. Klyman                      Attn: Robert T. Schmidt

Andrews & Kurth L.L.P.                      Office of the United States Trustee
Attorneys for Informal Vendor Committee     402 West Broadway, Suite 600
805 Third Avenue                            San Diego, CA 92101
New York, New York 10022                    Attn: Tiffany L. Carroll
Attn: Paul N. Silverstein

C.       CONFIRMATION

                  This Disclosure Statement and the appropriate Ballot are being distributed to all Holders of Claims and Interests who are entitled to vote on the Plan. There is a separate Ballot designated for each Impaired Class in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance and the term "Ballot" is used without intended reference to the Ballot of any specific class of Claims or Interests.

                  The Bankruptcy Code requires that, in order to confirm the Plan, the Court must make a series of findings concerning the Plan and the Debtors, including, without limitation, that (i) the Plan has classified Claims and Interests in a permissible manner, (ii) the Plan complies with applicable provisions of the Bankruptcy Code, (iii) the Debtors have complied with applicable provisions of the Bankruptcy Code, (iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (v) the disclosure required by section 1125 of the Bankruptcy Code has been made, (vi) the Plan has been accepted by the requisite votes of creditors (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy
Code), (vii) the Plan is feasible and Confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors, (viii) the Plan is in the "best interests" of all Holders of Claims or Interests in an Impaired Class in that it provides to such Holders on account of their Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain in a chapter 7 liquidation, unless each Holder of a Claim or Interest in such Class has accepted the Plan, (ix) all fees and expenses payable under 28 U.S.C.
Section 1930, as determined by the Court at the hearing on Confirmation, have been paid or the Plan provides for the payment of such fees on the Effective Date, and (x) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the Debtors have obligated themselves to provide such benefits.

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                  A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations.

                  In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in section 1129(b) of the Bankruptcy Code discussed below.

                  The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the Plan by an insider) has accepted it. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders, as follows:

         (a) Secured Creditors: either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred Cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or
                  (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) or (ii) of this subparagraph (a).

         (b) Unsecured Creditors: either (i) each impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and interests.

         (c) Equity Holders: either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock, or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank. Attached as Exhibit M is a summary of a valuation analysis by UBS Securities LLC, financial advisor to the Debtors. Based upon the review and analysis set forth in Exhibit M, and subject to the assumptions, limitations and qualifications summarized in Exhibit M, UBS concluded on July 17, 2003 that the estimated going concern enterprise value of Reorganized Leap, as of the

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assumed Effective Date of September 30, 2003, would be in a range between $560 million and $683 million. Based on this estimate and assuming outstanding indebtedness of the Reorganized Debtors as of September 30, 2003 of $426.9 million, the Debtors believe the estimated going concern equity value of Reorganized Leap as of such date would be in a range between $133.1 million and $256.1 million. Based on the analysis by UBS, the Debtors believe that the plan satisfies the "fair and equitable" standard.

                  The Debtors believe that, if approved, the Plan will need to be crammed down over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes. To the extent necessary and appropriate, the Debtors intend to amend the Plan to permit cramdown of dissenting Classes of Claims or Interests. There can be no assurance, however, that the requirements of section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes. The Debtors believe that the treatment under the Plan of the Holders of Claims and Interests will satisfy the "fair and equitable" test since, although no distribution will be made in respect of Interests in such Classes and, as a result, such Classes will be deemed pursuant to Section 1126 of the Bankruptcy Code to have rejected the Plan, no Class junior to such non-accepting Classes will receive or retain any property under the Plan.

                  In addition, the Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or interests. The Debtors believe the Plan does not discriminate unfairly.

                  THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN UNDER
SECTION 1129(b) OF THE BANKRUPTCY CODE.

                  Subject to the conditions set forth in the Plan, a determination by the Court that the Plan is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect the Debtors' ability to modify the Plan to satisfy the Confirmation requirements of section 1129 of the Bankruptcy Code.

         1.       FEASIBILITY

                  Section 1129(a)(11) of the Bankruptcy Code requires as a condition for Confirmation that the Court determine that the Plan is not likely to be followed by a liquidation, or the need for further financial reorganization, of the Debtors or the Reorganized Debtors, unless such liquidation or reorganization is proposed in the Plan. The Debtors believe that the Plan satisfies this requirement. The Debtors have prepared the Projections which are attached to this Disclosure Statement as Exhibit G. The Debtors believe that throughout the forecast period ending December 31, 2010, assuming the underlying assumptions are realized, Cash provided by operations combined with availability under the post-Effective Date borrowings will be adequate to meet capital expenditure and debt service requirements.

                  The Debtors believe the Projections illustrate the feasibility of the Plan and of the Reorganized Debtors generally. The Projections reflect the positive effects of substantially de-leveraging the Reorganized Debtors, whose consolidated indebtedness will be reduced from approximately $2.5 billion to approximately $426.7 million immediately following the Effective Date of the Plan. The Projections show that Reorganized Leap would accumulate cash during the seven-year projection period, with projected cash balances growing from $112.6 million at the Effective Date to $169.4 million at the end of 2006 to $263.1 million at the end of 2010, with the Reorganized Debtors repaying the outstanding FCC Debt and New Senior Notes in full over

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the same period of time. Reorganized Leap also would incur an aggregate of $647.4 million in capital expenditures during this same period. The Projections also show that Reorganized Leap would generate EBITDA of $83.6 million, $210.6 million and $344.6 million in each of 2004, 2006 and 2010, respectively, and net income (loss) of $(10.1 million), $83.5 million and $140.1 million in each of 2004, 2006 and 2010, respectively. Please see the Projections attached as Exhibit G for more detailed information about projected results.

         2.       BEST INTERESTS TEST/LIQUIDATION ANALYSIS

                  With respect to each Impaired Class of Claims and Interests, Confirmation of the Plan requires that each Holder of a Claim or Interest either
(i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what Holders of Claims and Interests of each Impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional Administrative and Priority Claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

                  The Debtors' cost of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including unpaid expenses incurred by the Debtors during the Chapter 11 Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

                  To determine if the Plan is in the best interests of each Impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims and Interests under the Plan.

                  After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases including (i) the increased costs and expenses of a liquidation under chapter 7 from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that Confirmation of the Plan will provide each Holder of an Allowed Claim or Interest with a recovery that is not less than such Holder would receive pursuant to liquidation of the Debtors under chapter 7.

                  The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It

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is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the likely event litigation was necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged.

                  The Debtors' Liquidation Analysis is attached hereto as Exhibit F. The information set forth in Exhibit F provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Court would liquidate the assets of the Debtors' Estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of more than one year, allowing for, among other things, the (i) discontinuation of operations, (ii) selling of assets and (iii) collection of receivables.

                                   SECTION X.

                   CONFIRMATION AND EFFECTIVE DATE CONDITIONS

A.       CONDITIONS TO CONFIRMATION

                  The conditions to Confirmation shall be the following:

                  (a) A finding by the Court that the requirements of 11 U.S.C. Section 1129 have been satisfied;

                  (b) The Confirmation Order shall (i) be acceptable in form and substance to the Debtors (in the Debtors' sole and absolute discretion), the Informal Vendor Debt Committee and the Official Committee and (ii) expressly authorize and direct the Debtors to perform the actions that are conditions to the effectiveness of the Plan;

                  (c) Each of the events and actions required by the Plan to occur or to be taken prior to Confirmation shall have occurred or have been taken, or the Debtors or the party whose obligations are conditioned by such occurrences and/or actions, as applicable, shall have waived such occurrences or actions;

                  (d) Holders of at least two-thirds in dollar amount of the Allowed Leap Class 4 General Unsecured Claims that actually vote on the Plan shall have voted to accept the Plan; and

                  (e) The Confirmation Order shall have been entered on or before [October 31], 2003.

B.       CONDITIONS TO INITIAL DISTRIBUTION DATE

                  The conditions to the Initial Distribution Date shall be the following: the Confirmation Order shall (i) be acceptable in form and substance to the Debtors, the Informal Vendor Debt Committee and the Official Committee;
(ii) expressly authorize the Debtors to perform the actions that are conditions to the effectiveness of the Plan; and (iii) shall be entered by the Court.

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C.       CONDITIONS TO EFFECTIVE DATE

                  The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived: (1) the Confirmation Order in a form satisfactory to the Debtors shall have become a Final Order; (2) all authorizations, consents and regulatory approvals (including, without limitation, any approvals required under regulations relating to the change in ownership of the Debtors upon the Effective Date) required (if any) for the Plan's effectiveness shall have been obtained including, without limitation, all FCC approvals and consents in form and substance reasonably acceptable to the Informal Vendor Debt Committee; (3) the New Senior Notes Indenture has been qualified under the Trust Indenture Act of 1939, as amended, if required; (4) the Debtors shall have purchased, at Cricket's expense, directors' and officers' liability insurance for the directors and officers of the Reorganized Debtors in form and amounts reasonably acceptable to the Informal Vendor Debt Committee; and (5) all other actions and documents necessary to implement the treatment of Claims and Interests shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof. The occurrence of the Effective Date is not a condition precedent to the occurrence of the Initial Distribution Date.

D.       WAIVER OF CONDITIONS

                  The Debtors, the Official Committee, and/or the Informal Vendor Debt Committee, as applicable, may waive any or all of the other conditions set forth in the Plan without leave of or order of the Court and without any formal action. No waiver of the condition set forth in Section X.A(d) above shall be effective without the prior written consent of the Official Committee. The Debtors reserve the right to amend or revoke the Plan. Although the Plan is styled as a joint Plan, the Debtors reserve the right to proceed with Confirmation under the Plan for one or more Debtors but not all Debtors.

E.       EFFECT OF FAILURE OF CONDITIONS

                  Except as provided in the next paragraph, in the event that the Effective Date does not occur within one year following Confirmation, upon notification submitted by the Debtors to the Court: (a) the Confirmation Order shall be vacated, (b) no additional distributions under the Plan shall be made,
(c) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors' obligations with respect to the Claims and Interests shall remain unchanged (except to the extent of any post-Confirmation pre-Effective Date payments) and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

                  Notwithstanding anything set forth above, if the Debtors notify the Court that the Effective Date will not occur in accordance with the procedures set forth above, and the Initial Distribution Date has already occurred at the time of such notification, (i) the Holders of Allowed Claims against Leap and the Leap Creditor Trust will be entitled to retain all assets that have been transferred to them on the Initial Distribution Date or thereafter pursuant to the Plan prior to such notification (including but not limited to the Leap General Unsecured Claim Cash Distribution and the Cash proceeds of any Leap Creditor Trust Assets to the extent such Leap Creditor Trust Assets were converted to Cash prior to such notification), (ii) the Leap Creditor Trust shall retain the right to receive a distribution of equity securities of the parent company of the reorganized Debtors with a value equivalent to the value of the proposed Leap General Unsecured Claim Equity Distribution under the Plan, in a manner reasonably acceptable to the Official Committee and the Informal Vendor Debt Committee, if and to the extent that one or more of the Debtors reorganize their businesses under a plan of reorganization other than the

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Plan; provided, that no such equity securities will be distributed to the Leap Creditor Trust prior to the effective date of any such plan; and (iii) Leap, its Estate and its creditors shall be entitled to the benefit of the Intercompany Releases from the non-Leap Debtors and their Estates and the Holders of Old Vendor Debt, as described in the Plan. In exchange, Leap, its Estate and the Holders of Leap General Unsecured Claims shall be deemed to implement the Intercompany Releases and to release the non-Leap Debtors and their creditors (including the Holders of Old Vendor Debt) from all Intercompany Claims and Litigation Claims (arising out of or related to intercompany transfers) held or asserted by Leap and/or the Holders of Leap General Unsecured Claims as of the Initial Distribution Date. Upon the implementation of the Intercompany Releases as of the Initial Distribution Date, all non-Leap Debtors and their Estates, the Holders of Old Vendor Debt, and all Holders of Claims or Interests against such non-Leap Debtors claiming through such non-Leap Debtors shall be deemed to have waived any rights or Claims against the Leap Creditor Trust Assets and the Leap General Unsecured Claim Cash Distribution, and, subject to the satisfaction of all Allowed Administrative Claims against Leap and Allowed Priority Claims against Leap, only Holders of Leap General Unsecured Claims shall have a right against the Leap Creditor Trust Assets, whether or not the Effective Date occurs.

F.       ORDER DENYING CONFIRMATION

                  If an order denying Confirmation of the Plan is entered, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Holder of any Claim against, or Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors, the Informal Vendor Debt Committee or the Official Committee, or any committees' respective members.

                                   SECTION XI.

                          ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

A.       LIQUIDATION UNDER CHAPTER 7

                  If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the Debtors' assets for distribution in accordance with the priorities established by chapter 7. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests and the Debtors' liquidation analysis are set forth herein. The Debtors, the Informal Vendor Debt Committee and the Official Committee believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because of (a) the likelihood that the Debtors' assets would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations.

B.       ALTERNATIVE PLANS OF REORGANIZATION

                  If the Plan is not confirmed, the Debtors could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors to realize the most

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value under the circumstances. However, in a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and Interest holders than the Plan because of the greater return provided by the Plan.

C.       POST-CONFIRMATION CONVERSION/DISMISSAL

                  A creditor or party in interest may bring a motion to convert or dismiss the Chapter 11 Cases under Section 1112(b), after the Plan is confirmed if there is a default in performance under the Plan. If the Court orders the case converted to chapter 7 after the Plan is confirmed, then all property that had been property of the chapter 11 Estates, and that has not been disbursed pursuant to the Plan, will revest in the chapter 7 estates. The automatic stay will be reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Court during these cases.

                  The Confirmation Order may also be revoked under very limited circumstances. The Court may revoke the Confirmation Order if the Confirmation Order was procured by fraud and if a party in interest brings an adversary proceeding to revoke Confirmation within 180 days after the entry of the Confirmation Order.

D.       FINAL DECREE

                  Once the Estates have been fully administered as referred to in Bankruptcy Rule 3019, Reorganized Cricket, or such other party as the Court shall designate in the Plan Confirmation Order, shall file a motion with the Court to obtain a final decree to close the Chapter 11 Cases.

                                  SECTION XII.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

                  The following discussion summarizes certain material federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"). There can be no assurance that the Service will not take a contrary view. No ruling from the Service has been or will be sought nor will any counsel provide a legal opinion as to any of the expected tax consequences set forth below.

                  Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Holders of Leap General Unsecured Claims and Old Vendor Debt (collectively, the "Holders"), Leap and its subsidiaries (collectively, the "Debtor Group") and Reorganized Leap and its subsidiaries (collectively, the "Reorganized Debtor Group"). It cannot be predicted whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Debtor Group or the Reorganized Debtor Group.

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                  The following discussion is for general information only and describes the anticipated tax consequences to only those Holders that are entitled to vote on the Plan. The tax treatment of a Holder may vary depending upon such Holder's particular situation. This discussion assumes that Holders of Leap General Unsecured Claims and Old Vendor Debt (collectively, the "Old Investment Securities") have held such property as "capital assets" within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will also hold the New Leap Common Stock and the New Senior Notes as "capital assets." This discussion also assumes that the New Senior Notes are properly treated as indebtedness for federal income tax purposes. This summary does not address all of the tax consequences that may be relevant to a Holder, such as the potential application of the alternative minimum tax, nor does it address the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, foreign trusts, foreign estates, Holders who are not citizens or residents of the United States, Holders that hold the Old Investment Securities as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, Holders that have a "functional currency" other than the United States dollar and Holders that have acquired the Old Investment Securities in connection with the performance of services. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR GROUP

         CANCELLATION OF INDEBTEDNESS AND REDUCTION OF TAX ATTRIBUTES

                  Leap generally will realize cancellation of indebtedness ("COI") income on the exchange of Leap General Unsecured Claims for Cash and other property of Leap to the extent that the sum of Cash and the fair market value of any property received by the Holders of Leap General Unsecured Claims is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of the Leap General Unsecured Claims discharged thereby. The adjusted issue price of the Leap General Unsecured Claims will be equal to their issue price, reduced by the amount of any payments previously made thereon that were not payments of "qualified stated interest." "Qualified stated interest" is generally the stated interest on a debt instrument that is unconditionally payable in Cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. Leap will also realize COI income on the discharge of other existing indebtedness to the extent that such indebtedness is satisfied with an amount of Cash and other property of Leap that is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of such indebtedness.

                  Cricket generally will realize COI income to the extent that the sum of (i) the issue price of the New Senior Notes and (ii) the fair market value of the New Leap Common Stock received by Holders of Old Vendor Debt is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of such Old Vendor Debt discharged thereby. The adjusted issue price of the Old Vendor Debt will be equal to its issue price, reduced by the amount of any payments previously made thereon that were not payments of qualified stated interest. Cricket will also realize COI income on the discharge of other existing indebtedness to the extent that such indebtedness is satisfied with an amount of Cash and other property of Cricket that is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of such indebtedness.

                  Although not free from doubt, the Debtor Group believes that guarantee obligations among members of the Debtor Group cancelled pursuant to the Plan will not be treated as existing indebtedness forgiven in the implementation of the Plan for purposes of the COI income calculation. The determination of whether the cancellation of a guarantee obligation

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gives rise to COI income should be based on whether the guarantor's net worth increased as a result of the cancellation (not merely the prevention of a decrease in the guarantor's net worth) or whether it is more probable than not that the guarantor would be called upon to pay the guaranteed obligation in the amount claimed. If any guarantee obligations among the members of the Debtor Group are treated as indebtedness for purposes of the COI income determination, the guarantor would realize COI income on the forgiveness. However, the Debtor Group also believes, although not free from doubt, that the guarantor and the debtor on the underlying guaranteed obligation would not both be required to realize COI income with respect to a single obligation and any COI income realized by a guarantor would only result in a reallocation of the total amount of COI income from one member (the debtor member) to another (the guarantor member).

                  Under Section 108 of the Tax Code, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of the court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court (the "Bankruptcy Exception"). Accordingly, because the cancellation of Leap's and Cricket's indebtedness will occur in a case brought under the Bankruptcy Code, Leap and Cricket will be under the jurisdiction of the court in such case and the cancellation of Leap's and Cricket's indebtedness will be pursuant to the Plan, Leap and Cricket will not be required to recognize any COI income realized as a result of the implementation of the Plan.

                  Under Section 108(b) of the Tax Code, a taxpayer that does not recognize COI income under the Bankruptcy Exception will be required to reduce certain tax attributes, including its net operating losses and loss carryforwards ("NOLs") (and certain other losses, credits and carryforwards, if any) and its tax basis in its assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount generally equal to the amount of COI income excluded from income under the Bankruptcy Exception. Such taxpayer may elect under Section 108(b)(5) of the Tax Code (the "Section 108(b)(5) Election") to avoid the prescribed order of attribute reduction (which begins first with NOLs for the taxable year of the discharge and NOL carryovers to such taxable year) and instead reduce the basis of depreciable property first. The Section 108(b)(5) Election will extend to and reduce the basis of the stock of any subsidiary of the taxpayer if such subsidiary consents to a concomitant reduction in the basis of its depreciable property. If the taxpayer makes a Section 108(b)(5) Election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liabilities does not apply to the basis reduction resulting from the Section 108(b)(5) Election. Leap and Cricket have not yet determined whether they will make the Section 108(b)(5) Election.

                  It is not clear whether any reduction in tax attributes should occur on a separate company or consolidated group basis or whether the same separate company or consolidated group approach should apply to each tax attribute. Because the Leap General Unsecured Claims are obligations of Leap, if attribute reduction is applied on a separate company basis, only the tax attributes of Leap (which with respect to the Debtor Group's consolidated NOL may be limited to Leap's share thereof) would be reduced with respect to the COI income realized on the discharge of the Leap General Unsecured Claims. Similarly, because the Old Vendor Debt is an obligation of Cricket, attribute reduction applied on a separate company basis would only require the tax attributes of Cricket (which with respect to the Debtor Group's consolidated NOL may be limited to Cricket's share thereof) to be reduced. Although the Service's current position with respect to NOLs appears to be that attribute reduction applies to a consolidated NOL on a consolidated group basis, it appears that a taxpayer may still apply attribute reduction on a separate company basis. The Debtor Group is still determining whether the reduction of tax attributes on a separate company basis will yield a different result than the reduction of tax attributes on a consolidated group basis, although a recent proposal in the U.S. Senate would require, if enacted, the Debtor Group to reduce tax attributes on a consolidated basis. However,

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regardless of whether the Debtor Group's tax attributes are reduced on a separate company or consolidated group basis, substantially all, if not all, of the Debtor Group's NOLs may be eliminated (assuming a Section 108(b)(5) Election is not made) as a result of the consummation of the Plan.

                  CCH would likely be required to recognize income if the amount of the COI income realized by Cricket as a result of the consummation of the Plan exceeds the amount of its tax attributes available for reduction under
Section 108 of the Tax Code. A parent corporation in a consolidated group has an "excess loss account" ("ELA") when its basis in the stock of its subsidiary is reduced under the intercompany adjustment rules for members of consolidated groups and the reductions exceed the parent's basis in the subsidiary's stock. A parent corporation is required to include the amount of an ELA into income if certain events occur, for example, when the parent's stock in its subsidiary becomes worthless. If COI income realized by a subsidiary exceeds the tax attributes available for reduction under Section 108 of the Tax Code, the parent's stock in such subsidiary is deemed worthless and the parent's ELA in such subsidiary must be included into income by the parent. CCH may have an ELA with respect to its interest in Cricket. CCH would be required to include its ELA with respect to its Cricket stock into income if Cricket realizes COI income as a result of the consummation of the Plan in excess of tax attributes available for reduction under Section 108 of the Tax Code.

         SECTION 382 LIMITATIONS ON NOLs

                  Under Section 382 of the Tax Code, if a corporation or a consolidated group with NOLs (a "Loss Corporation") undergoes an "ownership change," the use of such NOLs (and certain other tax attributes) will generally be subject to an annual limitation as described below. In general, an "ownership change" occurs if the percentage of the value of the Loss Corporation's stock (including the parent corporation in a consolidated group) owned by one or more direct or indirect "five percent shareholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable "testing period" (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). Leap believes the Plan will trigger an ownership change of Leap on the Effective Date.

                  Except as otherwise discussed below, a Loss Corporation's use of NOLs (and certain other tax attributes) after an "ownership change" will generally be limited annually to the product of the long-term tax-exempt rate (as published by the Service for the month in which the "ownership change" occurs) and the value of the Loss Corporation's outstanding stock immediately before the ownership change (excluding certain capital contributions) (the "Section 382 Limitation"). However, the Section 382 Limitation for a taxable year any portion of which is within the five-year period following the date of the "ownership change" will be increased by the amount of any "recognized built-in gains" for such taxable year. The increase in a year cannot exceed the "net unrealized built-in gain" (if such gain exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in gains from prior years ending during such five-year period. In addition, any "recognized built-in losses" for a taxable year any portion of which is within the five-year period following the Effective Date will be subject to limitation in the same manner as if such loss was an existing NOL to the extent such recognized built-in losses do not exceed the "net unrealized built-in loss" (if such loss exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in losses for prior taxable years ending during such five-year period. Although the rule applicable to "net unrealized built-in losses" generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be included in the group computation of "net unrealized built-in loss." However, such corporations would be taken into account in determining whether the consolidated group has a "net unrealized built-in gain."

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Thus, a consolidated group could be considered to have both a "net unrealized built-in loss" and a "net unrealized built-in gain." NOLs (and certain other tax attributes) not utilized in a given year because of the Section 382 Limitation remain available for use in future years until their normal expiration dates. To the extent that the Loss Corporation's Section 382 Limitation in a given year exceeds its taxable income for such year, that excess will increase the Section 382 Limitation in future taxable years. Finally, if the Loss Corporation does not continue the Loss Corporation's historic business or use a significant portion of the Loss Corporation's business assets in a new business for two years after the Effective Date, the Section 382 Limitation would be zero (except as increased by recognized built-in gains, as described above). The Reorganized Debtor Group has no intention to discontinue the conduct of its historic business after the Effective Date.

                  Two alternative bankruptcy exceptions for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding are provided for in the Tax Code. The first exception, Section 382(1)(5) of the Tax Code, applies where qualified (so-called "old and cold") creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor's pre-change NOLs are not subject to the Section 382 Limitation but are instead reduced by the amount of any interest deductions allowed during the three taxable years preceding the taxable year in which the ownership change occurs, and during the part of the taxable year prior to and including the effective date of the bankruptcy reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

                  An "old and cold" creditor includes a creditor who has held the debt of the debtor for at least eighteen months prior to the date of the filing of the case or who has held "ordinary course indebtedness" at all times it has been outstanding. However, any debt owned immediately before an ownership change by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of any creditor whose participation in formulating the plan of reorganization makes evident to the debtor that such creditor has not owned the debt for such period.

                  The second bankruptcy exception, Section 382(1)(6) of the Tax Code, requires no reduction of pre-ownership change NOLs and provides relief in the form of a relaxed computation of the Section 382 Limitation. In that regard,
Section 382(1)(6) of the Tax Code provides that the value of the Loss Corporation's outstanding stock for purposes of computing the Section 382 Limitation will be increased to reflect the cancellation of indebtedness in the bankruptcy case (but the value of such stock as adjusted may not exceed the value of the Loss Corporation's gross assets immediately before the ownership change (subject to certain adjustments)).

                  The Treasury Regulations that apply the rules of Section 382 of the Tax Code to consolidated groups do not address how the bankruptcy exceptions of Section 382(1)(5) of the Tax Code and Section 382(1)(6) of the Tax Code apply to consolidated groups. Accordingly, it is not clear how these exceptions will apply to the Debtor Group. The Debtor Group currently intends to take the position, consistent with certain rulings issued by the Service and other authority, that the rules of Section 382(1)(6) of the Tax Code will apply on a consolidated group basis as if the Debtor Group were a single entity. If the requirements of Section 382(1)(5) of the Tax Code are otherwise satisfied and the Debtor Group does not elect to apply the rules of Section 382(1)(6) of the Tax Code, the Debtor Group currently intends to similarly apply the rules of
Section 382(1)(5) of the Tax Code on a consolidated group basis as if the Debtor Group were a single entity.

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                  Implementation of the Plan will trigger an "ownership change" of the Debtor Group on the Effective Date. If the exception of Section 382(l)(5) of the Tax Code is unavailable or if the Debtor Group determines that the exception in Section 382(l)(6) of the Tax Code is more desirable, the Debtor Group will elect to apply the provisions of Section 382(l)(6) of the Tax Code. In such event, the Reorganized Debtor Group's use of pre-ownership change NOLs, AMT (as defined below) NOLs and certain other tax attributes (if any), to the extent remaining after the reduction thereof as a result of the cancellation of indebtedness of Leap and Cricket, will be limited and generally will not exceed each year the product of the applicable long-term tax-exempt rate and the value of Reorganized Leap's stock increased to reflect the cancellation of indebtedness pursuant to the Plan.

         ALTERNATIVE MINIMUM TAX

                  In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In addition, even though the Reorganized Debtor Group might otherwise be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of its AMTI may be offset by available AMT NOL carryforwards. Thus, for tax periods after the Effective Date, the Reorganized Debtor Group may have to pay AMT regardless of whether it generates a NOL or has sufficient NOL carryforwards to offset regular taxable income for such periods. In addition, if a corporation undergoes an "ownership change" within the meaning of Section 382 of the Tax Code (as discussed above) and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

         CANCELLATION OF INTERCOMPANY CLAIMS

                  Although not free from doubt, the Debtor Group believes that it will not recognize a net taxable gain if any Intercompany Claims which are "obligations of a member" (within the meaning of Treasury Regulations Section 1.1502-13(g)) are extinguished in the implementation of the Plan. The Debtor Group also believes, although not free from doubt, that many of the Intercompany Claims are not "obligations of a member." The determination of whether an Intercompany Claim is an "obligation of a member" will depend upon whether, at the Effective Time, it is more probable than not that the debtor member would be called upon to perform under the obligation. If any of the Intercompany Claims are "obligations of members" extinguished in the implementation of the Plan, any gain recognized by a member of the Debtor Group as a result of the extinguishment should be offset by a corresponding loss or deduction of the member of the Debtor Group with an interest in such Claim.

         EXCHANGE OF PROPERTY FOR INDEBTEDNESS

                  The transfer by Leap or Cricket of property in satisfaction of indebtedness will be treated as a taxable exchange of such property. With respect to property transferred in satisfaction of recourse indebtedness or property transferred in satisfaction of nonrecourse indebtedness if such property does not secure such nonrecourse indebtedness, the amount of gain or loss will be equal to the difference between the fair market value of the property transferred and the transferor's basis in such property. If either Leap or Cricket transfers property securing nonrecourse indebtedness in satisfaction of such indebtedness, it will recognize gain or loss equal to the difference between the outstanding principal amount of the debt satisfied in the transfer

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less its tax basis in the property. The entire amount of such gain or loss would be treated as gain or loss on the disposition of the property (and not as COI).

         MERGER OF CRICKET COMMUNICATIONS HOLDINGS, INC. WITH CRICKET

                  The merger of CCH with and into Cricket should be treated as a tax-free reorganization under Section 368(a)(1)(G) of the Tax Code. Neither CCH nor Cricket should recognize any gain or loss for federal income tax purposes as a result of the merger.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF LEAP GENERAL UNSECURED CLAIMS

                  The Holders of Leap General Unsecured Claims will recognize gain or loss upon the receipt of Cash and other property transferred in complete satisfaction of such Claims. The amount of the gain or loss will be equal to the difference between (i) the sum of the Cash and the fair market value of the property received in exchange therefor, and (ii) the Holder's adjusted tax basis in the Leap General Unsecured Claims exchanged therefor. Any such gain or loss generally would be (subject to the market discount rules discussed below) long-term capital gain or loss if the Leap General Unsecured Claims had been held for more than one year. The Holder's tax basis in the other property received in exchange for Leap General Unsecured Claims would be equal to the fair market value of such other property on the Effective Date, and the holding period for such other property would begin for a Holder on the day immediately after the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OLD VENDOR DEBT

                  Whether the exchange of Old Vendor Debt for New Senior Notes and New Leap Common Stock pursuant to the Plan will be a nontaxable recapitalization under the Tax Code will depend in part upon whether the Old Vendor Debt and New Senior Notes are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term of ten years or more generally have qualified as "securities."

                  Although the treatment of the Old Vendor Debt is not entirely certain because the stated term of the Old Vendor Debt is less than ten years, both the Old Vendor Debt and the New Senior Notes should be treated as "securities" for federal income tax purposes. Accordingly, the exchange of Old Vendor Debt for New Senior Notes and New Leap Common Stock should constitute a recapitalization for federal income tax purposes and, as a result, exchanging Holders should not recognize any loss, but will recognize gain to the extent of the lesser of the amount of gain realized or the fair market value on the Effective Date of any New Leap Common Stock (which is other property received in the recapitalization since it is not a security in the issuer of the Old Vendor
Debt) received in exchange therefor.(6) The Holders of Old Vendor Debt would

------------------

(6) Although unlikely, the Service may view the new Leap Common Stock received by the Holders of Old Vendor Debt pursuant to the Plan as "securities" for federal income tax purposes. If the Service took such a position, the receipt of the New Leap Common Stock would be treated as part of a recapitalization, and gain, if any, should only be realized by the Holders of Old Vendor Debt to the extent any consideration received pursuant to the Plan is attributable to interest that accrued while the Holder held the Old Vendor Debt, in which event Holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes (see "Accrued Interest" below) and no loss will be recognized upon such exchange. A Holder's aggregate tax basis in any stock or "securities" received in a recapitalization pursuant to the Plan will be the same as that of the Old Vendor Debt exchanged therefore, increased

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also recognize income to the extent the New Senior Notes and the New Leap Common Stock are attributable to accrued but unpaid interest on the Old Vendor Debt, in which event Holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes (see "Accrued Interest" below). A Holder's adjusted tax basis in any New Senior Notes received in exchange for Old Vendor Debt will equal the Holder's tax basis in such Old Vendor Debt, increased by any gain recognized in respect of such Old Vendor Debt and decreased by the fair market value of the New Leap Common Stock (other than any portion that is allocable to accrued interest with respect to the Old Vendor Debt). The Holder's basis in the New Leap Common Stock will be the fair market value of such Stock. The Holder's holding period for the New Senior Notes will include the Holder's holding period for the Old Vendor Debt, and the Holder's holding period for the New Leap Common Stock will begin on the day immediately following the Effective Date.

                  If the Old Vendor Debt were determined not to constitute "securities" for federal income tax purposes, then an exchanging Holder would recognize gain or loss equal to the difference between (i) the sum of the issue price of the New Senior Notes and the fair market value of the New Leap Common Stock received and (ii) the Holders' adjusted tax basis in the Old Vendor Debt exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules discussed below) if the Old Vendor Debt had been held for more than one year. In this event, a Holder's initial tax basis in the New Senior Notes and the New Leap Common Stock received would be equal to their issue price and fair market value, respectively, on the Effective Date, and the holding period for the New Senior Notes and the New Leap Common Stock would begin on the day immediately after the Effective Date.

   NEW SENIOR NOTES

         ORIGINAL ISSUE DISCOUNT

                  Because the New Senior Notes provide for the payment of interest in Additional Notes (as defined below), the New Senior Notes will be issued with original issue discount ("OID"). Consequently, a Holder will be required to include OID in gross income on an annual basis under a constant yield accrual method, regardless of its regular method of tax accounting, possibly in advance of the receipt of Cash attributable to such income.

                  The amount of OID on a New Senior Note will be equal to the excess of (i) the sum of the New Senior Note's principal amount due at maturity plus all scheduled interest payments thereon over (ii) the issue price of the New Senior Note. The "issue price" of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is "traded on an established securities market" at any time during the sixty-day period ending thirty days after the effective date of the exchange of such instruments. If neither is so traded, the issue price of the debt instrument received will be equal to its stated principal amount, assuming the debt instrument provides for "adequate stated interest" (i.e., interest at least at the applicable federal rate), and will be equal to its "imputed principal amount" if the debt instrument does not provide for "adequate stated interest." Since the New Senior Notes will not bear "adequate stated interest," the issue price of the New Senior Notes would equal the "imputed principal amount" of such New Senior Notes if neither the Old Vendor Debt nor the New Senior Notes is "traded on an established securities market." The "imputed principal amount" of the New Senior Notes would be equal to the sum of the present values of all

------------------

     by the amount of gain, if any, recognized upon such exchange and reduced by the fair market value of any property received other than stock or "securities." Also in such case, the Holder's holding period for any stock or "securities" received in a recapitalization pursuant to the Plan will include the Holder's holding period for the Old Vendor Debt.

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payments due under such New Senior Notes, as long as the "imputed principal amount" so calculated exceeds the stated redemption price at maturity of such New Senior Notes. If the debt instrument received is "traded on an established securities market," then its issue price will be its trading price immediately following issuance. If the exchanged debt instrument is so traded (but the debt instrument received in exchange therefor is not), the issue price of the debt instrument received will generally be equal to the fair market value of the debt instrument exchanged therefor at the time of the exchange (less the fair market value of the portion of such debt instrument allocable to any other property received in addition to the new debt instrument, such as the New Leap Common Stock in the exchange of Old Vendor Debt for New Senior Notes and New Leap Common Stock).

                  In general, the Holder of a New Senior Note must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to such New Senior Note for each day during the taxable year or portion of a taxable year on which such Holder holds the New Senior Note. The daily portion is determined by allocating to each day of any accrual period a Pro Rata portion of an amount equal to the "adjusted issue price" of the New Senior Note at the beginning of the accrual period multiplied by the yield to maturity of the Note (taking into account the length of the accrual period). The "adjusted issue price" of a New Senior Note at the start of any accrual period is the issue price of the New Senior Note increased by the accrued OID for all prior accrual periods and reduced by any prior Cash payments made on such New Senior Note. The tax basis of the New Senior Note in the hands of a Holder will be increased by the amount of OID, if any, on the New Senior Note that is included in the Holder's gross income and will be decreased by the amount of any Cash payments received with respect to the New Senior Note, whether such payments are denominated as principal or interest.

                  When Reorganized Cricket is deemed to issue additional New Senior Notes ("Additional Notes") as interest on such New Senior Notes, the issuance of the Additional Notes will not be treated as a payment of interest on the originally issued New Senior Notes and the New Senior Notes will be deemed to be "reissued" on the date that the Additional Notes are issued solely for purposes of computing the amount of OID includible in income during the then remaining term of the New Senior Notes. Under these rules, the New Senior Notes will be deemed to be reissued at their then adjusted issue price (i.e., their original issue price plus accrued OID less any previous payments of interest in
Cash). The amount of OID includible in ordinary income over the remaining term of the New Senior Notes, determined on the basis of a constant yield method described above, will be equal to the excess of (i) the sum of the principal amount due at maturity of the New Senior Notes and any Additional Notes issued in lieu of Cash interest payments, plus all remaining scheduled interest payments thereon over (ii) the revised adjusted issue price of the New Senior Notes.

         AHYDO RULES

                  The New Senior Notes will constitute "applicable high yield discount obligations" ("AHYDOs") if the yield to maturity of such New Senior Notes equals or exceeds the sum of the "applicable federal rate" in effect on the Effective Date (the "AFR") plus five percentage points and the New Senior Notes have "significant" OID. Because payments of interest on the New Senior Notes will be made with Additional Notes, the New Senior Notes should be considered to have "significant" OID. Based on the current AFR, the New Senior Notes would likely be AHYDOs. However, the final determination of whether the New Senior Notes will constitute AHYDOs will ultimately be made on the Effective Date.

                  If the New Senior Notes are AHYDOs, Reorganized Cricket will not be permitted to deduct OID that accrues with respect to such New Senior Notes until amounts attributable to such OID are paid in Cash or in property other than stock or debt of Reorganized Cricket (or persons related to Reorganized Cricket). In addition, to the extent that the yield to maturity of the New Senior Notes exceeds the sum of the AFR plus six percentage points, interest attributable to

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such excess yield (the "Dividend-Equivalent Interest") will not be deductible at any time by Reorganized Cricket (regardless of whether Reorganized Cricket actually pays such Dividend-Equivalent Interest in Cash or in other property). Such Dividend-Equivalent Interest would be treated as a dividend to the extent it is deemed to have been paid out of Reorganized Cricket's current or accumulated earnings and profits. Subject to otherwise applicable limitations, Holders of New Senior Notes that are domestic corporations may be entitled to a dividends received deduction (generally at a 70% rate) with respect to any Dividend-Equivalent Interest to the extent that Reorganized Cricket has sufficient current or accumulated earnings and profits. If the Dividend-Equivalent Interest exceeds Reorganized Cricket's current and accumulated earnings and profits, the excess will continue to be subject to tax as ordinary OID income in accordance with the OID rules described above.

         MARKET DISCOUNT

                  The Tax Code generally requires holders of "market discount bonds" to treat as ordinary income any gain realized on the disposition of such bonds (including in certain non-recognition transactions, such as a gift) to the extent such gain does not exceed accrued market discount. A "market discount bond" is a debt obligation purchased at a market discount subject to a statutorily-defined de minimis exception. For this purpose, a purchase at a market discount includes a purchase at a price less than the stated redemption price at maturity of the debt instrument (in the case of the Old Vendor Debt, the stated redemption price at maturity will be equal to the principal amount of such Old Vendor Debt).

                  Market discount generally accrues on a straight line basis, unless a holder elects to use a constant interest rate method. A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues on a current basis, in which case the rule with respect to the recognition of ordinary income on a sale or other disposition of such bond described in the previous paragraph would not apply.

                  Assuming the exchange of Old Vendor Debt for New Senior Notes and New Leap Common Stock described above is treated as a non-recognition transaction, a Holder whose Old Vendor Debt has accrued market discount thereon should be required to recognize the accrued market discount as ordinary income when the Holder exchanges such Debt for New Senior Notes and New Leap Common Stock only to the extent of the total gain recognized by the Holder (although this conclusion may depend on the issuance of as-yet unissued implementation regulations). Any remaining accrued market discount should be allocated to the New Senior Notes received in the exchange, although no regulations or rules have been provided on this subject. If the New Senior Notes received in the exchange are themselves treated as market discount bonds, the portion of the accrued market discount allocable to the New Senior Notes will be treated as accrued market discount on those instruments. The portion of the accrued market discount allocated to New Senior Notes that are not market discount bonds will be treated as ordinary income upon disposition of such New Senior Notes, but not in excess of the total gain recognized upon such disposition. Holders who hold Old Vendor Debt with accrued market discount may have been required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry their Old Vendor Debt. Holders who deferred their interest expense should be permitted to claim their deferred deductions to the extent they recognize gain on the disposition of such Debt in the exchange of Old Vendor Debt for New Senior Notes and New Leap Common Stock. The balance of such deferred deductions generally will be deductible on a taxable disposition of the New Senior Notes received in the exchange.

                  If the exchange of Old Vendor Debt for New Senior Notes does not constitute a recapitalization, any gain recognized by a Holder with respect to the exchange of Old Vendor Debt with market discount for New Senior Notes and New Leap Common Stock will generally be treated as ordinary income to the extent of the market discount accrued during the Holder's

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period of ownership. This rule will not apply to a Holder who had previously elected to include market discount in income as it accrued for federal income tax purposes.

         AMORTIZABLE BOND PREMIUM

                  Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess will constitute amortizable bond premium that the Holder may elect to amortize under the constant interest rate method over the period from its acquisition date to the obligation's maturity date. Amortizable bond premium generally is treated as an offset to interest income on the related debt instrument. A Holder who elects to amortize bond premium must generally reduce its tax basis in the related obligation by the amount of amortizable bond premium used to offset interest income. If a debt instrument purchased at a premium is redeemed in full prior to its maturity, a Holder who has elected to amortize bond premium should generally be entitled to a deduction for any remaining unamortized bond premium in the taxable year of redemption.

    NEW LEAP COMMON STOCK

         DIVIDENDS

                  A Holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Leap Common Stock to the extent that such distributions are paid out of Reorganized Leap's current or accumulated earnings and profits as determined for federal income tax purposes. Distributions in excess of such earnings and profits will reduce the Holder's tax basis in its New Leap Common Stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from a sale or exchange of such New Leap Common Stock. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction (generally at a 70% rate) with respect to distributions out of earnings and profits and are urged to consult their tax advisor regarding the rules relating to the dividends received deduction.

         SALE OR OTHER TAXABLE DISPOSITION

                  Upon the sale or other taxable disposition of New Leap Common Stock, a Holder generally will recognize capital gain or loss equal to the difference between the amount of Cash and fair market value of any property received and such Holder's adjusted tax basis in such New Leap Common Stock (determined as described above). Capital gain or loss recognized upon the disposition of the New Leap Common Stock will be long-term if, at the time of the disposition, the holding period for the New Leap Common Stock exceeds one year. Holders should consult their tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and noncorporate taxpayers.

ACCRUED INTEREST

                  A Holder will be treated as receiving a payment of interest (includible in income in accordance with the Holder's method of accounting for federal income tax purposes) to the extent that any property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, with respect to the Holder's Leap General Unsecured Claims or Old Vendor Debt, as the case may be. The extent to which the receipt of Cash or other property should be attributable to accrued but unpaid interest is unclear. The Reorganized Debtor Group intends to take the position that such Cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a Holder's Leap General Unsecured Claims or Old Vendor Debt, as the case may be, and then, to the extent necessary, to any accrued but unpaid interest thereon. It is possible, however, that the Service may take a contrary position.

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                  To the extent any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a Holder will recognize ordinary income to the extent the value of such property exceeds the amount of interest previously taken into income by the Holder, and a Holder's basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date. A Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE DETERMINATION OF THE AMOUNT OF CONSIDERATION RECEIVED UNDER THE PLAN THAT IS ATTRIBUTABLE TO INTEREST (IF ANY).

BACKUP WITHHOLDING AND INFORMATION REPORTING

                  Holders may be subject to backup withholding at the applicable tax rate with respect to the receipt of consideration received pursuant to the Plan, unless such Holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number ("TIN") on IRS Form W-9 (or a suitable substitute form), certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. An otherwise exempt Holder may be subject to backup withholding if, among other things, the Holder (i) fails to properly report payments of interest and dividends or (ii) in certain circumstances, has failed to certify, under penalty of perjury, that such Holder has furnished a correct TIN. Holders that do not provide a correct TIN may also be subject to penalties imposed by the Service.

                  Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of federal income taxes, a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Service.

                  The Reorganized Debtor Group (or its paying agent) may be obligated to provide information statements to the Service and to Holders who receive consideration pursuant to the Plan reporting such payments (except with respect to Holders that are exempt from the information reporting rules, such as corporations).

                  The backup withholding and information reporting rules described above may also apply with respect to payments (and deemed payments) made after the Effective Date with respect to the New Leap Common Stock.

THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS SHALL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

                                  SECTION XIII.

                             LIMITATION OF LIABILITY

                  Neither (a) any Debtor or Reorganized Debtor or any of their respective postpetition employees, officers, directors, agents, representatives, affiliates, attorneys, financial

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advisors or any other professional persons employed by any of them, nor (b) the Informal Vendor Debt Committee and the Informal Noteholder Committee, or any of their respective members, agents, employees, directors, officers, representatives, attorneys or other professional advisors, (c) the Official Committee, or any of their respective postpetition members, agents, employees, directors, officers, representatives, attorneys or other professional advisors, nor (d) the Old Indenture Trustee, or any of its agents, employees, directors, officers, representatives, attorneys or other professional advisors, in each case, shall have any responsibility, or have or incur any liability, to any Person whatsoever, under any theory of liability (except for any claim based upon willful misconduct or gross negligence), for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan, provided that nothing in this paragraph shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or under any post-petition agreement or other post-petition document entered into by such Person or in accordance with the terms of this Plan or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

DATED:  July __, 2003                 LEAP WIRELESS INTERNATIONAL,
                                      INC.

                                      By: _________________________
                                      Title:

DATED:  July __, 2003                 CRICKET COMMUNICATIONS
                                      HOLDINGS, INC.

                                      By: _________________________
                                      Title:

DATED:  July __, 2003                 CRICKET COMMUNICATIONS, INC.

                                      By: _________________________
                                      Title:

DATED:  July __, 2003                 FOR EACH OF THE LICENSE
                                      HOLDING COMPANIES

                                      By: _________________________
                                      Title:

DATED:  July __, 2003                 FOR EACH OF THE PROPERTY
                                      HOLDING COMPANIES

                                      By: _________________________
                                      Title:

DATED:  July __, 2003                 FOR EACH OF THE OTHER
                                      SUBSIDIARIES

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                                      By: _________________________
                                      Title:

                                      LATHAM & WATKINS LLP
                                        Michael S. Lurey
                                        Robert A. Klyman
                                        Eric D. Brown
                                      633 West Fifth Street, Suite 4000
                                      Los Angeles, California 90071

                                      By: _________________________
                                          Robert A. Klyman
                                          Counsel for the Debtors

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                             DECLARATION OF SERVICE

     LEAP WIRELESS INTERNATIONAL, INC., CRICKET COMMUNICATIONS, INC., ET AL.
                     CASE NO. 03-3470-ALL THROUGH 033535-ALL

         I am a resident of the State of California, over the age of eighteen years, and not a party to the within action. My business address is Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071-2007.

         On July __, 2003, I served the foregoing document entitled DISCLOSURE STATEMENT ACCOMPANYING THIRD AMENDED JOINT PLAN OF REORGANIZATION, AS MODIFIED, DATED AS OF JULY 17, 2003 on the interested parties as stated on the attached Service List.

      [X] I placed a sealed envelope or package containing the document(s) in a post office, mailbox, sub-post office, substation, mail chute, or other like facility regularly maintained by the United States Postal Service for receipt of U.S. Mail, with U.S. Mail postage paid.

         I declare that I am employed in the office of a member of the Bar of or permitted to practice before this Court at whose direction the service was made.

         Executed on July __, 2003, at Los Angeles, California.

                                                      /s/
                                     -------------------------------------
                                                  JOAN ROBLES

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                                                                       Exhibit F

I. SIGNIFICANT UNCERTAINTIES

In addition to the General Assumptions and the Notes to the Liquidation Analysis that are set forth below, there are significant areas of uncertainty that exist with respect to this Liquidation Analysis.

1) The Liquidation Analysis assumes that the liquidation of the Debtors would commence and would be substantially complete within a twelve-month period. The wind-down costs during the liquidation period have been estimated by the Debtors' management and any deviation from this assumed period could have a material impact on the wind-down costs, the amount of administrative claims, proceeds from asset sales, and the ultimate recovery to the creditors of the Debtors' Estates.

2) In any liquidation there is a general risk of unanticipated events, which could have a significant impact on the projected cash receipts and disbursements. These events include changes in the general economic condition, changes in consumer preferences, obsolescence, new developments in the wireless telecommunications industry, changes in the market value of the Debtors' assets and problems with current and former employees.

In addition to the specific assumptions described in the footnotes to the table below, the following general assumptions were used in formulating the Liquidation Analysis.

II. GENERAL ASSUMPTIONS

1) This Liquidation Analysis was prepared in accordance with section 1129(a)(7)(A)(ii) of the Bankruptcy Code to determine whether the Joint Plan of Reorganization is in the best interest of each holder of a claim or interest.

2) The Liquidation Analysis at Cricket Communications, Inc. includes the liquidation of the assets of Cricket Communications, Inc., its subsidiaries and certain license holding companies which have been pledged as collateral to the holders of senior secured vendor debt. The Liquidation Analysis at Leap Wireless International, Inc. includes the assets at Leap Wireless International, Inc. and its subsidiaries, other than those previously discussed which are part of the collateral pool for the senior secured vendor debt.

3) The Liquidation Analysis is based upon a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic, business, governmental regulation and competitive uncertainties and contingencies beyond the control of the Debtors or their management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

4) The Liquidation Analysis assumes the liquidation of the operating subsidiaries with proceeds used first to repay the subsidiaries' liabilities with any surplus being applied against the obligations of the parent company. It is assumed that all operating assets would be disposed of through sale, liquidation and/or termination as appropriate.

5) The Liquidation Analysis uses information from Debtors' consolidated unaudited financial statements as of March 31, 2003 (except for items specifically noted), and other figures estimated by the Debtors' management.

6) Nature and Timing of the Liquidation Process--Under section 704 of the Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of the Debtors' estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for purposes of preparing this Liquidation Analysis, it is assumed that the Debtors would voluntarily convert the pending Chapter 11 case to a Chapter 7 liquidation. The Debtors' assets would be sold during a twelve-month period. Management believes that the actual sale periods for some of the assets could be shorter than those assumed, and there can be no assurance that the actual sale period for other assets would not be longer than assumed.

7) Estimated Liquidation Proceeds--All telecommunications equipment and wireless spectrum are assumed to be sold in a straight liquidation to the highest bidder. The following list identifies factors considered by the Debtors in estimating the proceeds that might be received from the liquidation sales.

         - The historical cost of the assets,

         - Asset location and market demand,

         - Recently transacted telecommunications equipment and wireless spectrum sales,

         - Management's expertise in asset resale values, based on its experience buying and selling wireless spectrum and used telecommunications network equipment in the resale markets,

         - Analysis of liabilities and obligations relating to particular assets,

         - Current industry trends including general availability of used telecommunications equipment and wireless spectrum,

         - The number of companies in the industry selling new and used telecommunications equipment, and

         - The current technology being used in telecommunications equipment build outs.

8) This Liquidation Analysis was prepared assuming a distressed sale scenario (under which all license sales were completed within a 12 month period) and assuming all parties are informed of the relevant facts. Given the valuation uncertainty within the telecommunications industry that currently exists, particularly for wireless spectrum, management has made its best estimates of the high and low values realizable by the Debtors for their assets in a liquidation process.

9) Certain Tax Matters--Management believes that it is unlikely that any taxable gains would be triggered through a liquidation of the Debtors' assets. However, if for some reason there were to be a taxable gain from the liquidation of the Debtors' assets, management believes any realized gains would be reduced to zero by the Debtors' net operating loss carryforward.

10) Additional Liabilities and Reserves--The Debtors believe that in addition to the expenses that would be incurred in a Chapter 11 reorganization, there would be certain actual and contingent liabilities and expenses for which provision would be required in a Chapter 7 liquidation before distributions could be made to priority or general unsecured creditors, including: (a) Administrative Claims including damages from rejected post petition contracts, the fees of a trustee and of counsel and other professionals (including financial advisors and accountants), retention bonuses paid to employees required to effectuate the wind down process and other liabilities (including retirement, vacation pay, and other employee-related administrative costs and liabilities) that would be funded from continuing operations if the Debtors were reorganized as a going concern; and (b) certain administrative costs. Management believes that there is significant uncertainty as to the reliability of the Debtors' estimates of the amounts related to the foregoing that have been assumed in this Liquidation Analysis. In addition, it is possible that the FCC may require the Debtors to take steps to ensure a smooth transition of their wireless customers to a new service provider as a condition to approving the sale/transfer of their spectrum licenses to a third party buyer. This requirement may add substantial incremental wind down costs beyond the subscriber transition costs estimated herein.

11) Distributions--Under a Chapter 7 liquidation, all secured claims are required to be satisfied from the proceeds of the collateral securing such claims before any such proceeds would be distributed to any other creditors. The remaining proceeds of the Debtors, to the extent proceeds remain after satisfaction of all secured claims, would be allocated in the following priority: the proceeds would first be distributed to the Holders of Administrative Claims, then to Priority Unsecured Claims and finally to the Unsecured Claims.

12) Intercompany Claims--The amounts included in the Liquidation Analysis do not include any charges against or recovery by any Debtors on account of intercompany claims. The Debtors believe that the recovery, if any, on account of intercompany claims in a Chapter 7 liquidation would not be material.

13) Conclusion--The Debtors believe that a Chapter 7 liquidation of the Debtors would result in a meaningful diminution in the value to be realized by the aggregate claimants against the Debtors. Consequently, the Debtors believe that the Joint Plan of Reorganization will provide a greater aggregate return to the creditors than would a Chapter 7 liquidation.

NOTES TO LIQUIDATION ANALYSIS:

NOTE A: Cash & Cash Equivalents are estimated as of the Petition Date and are assumed recoverable at 100% in both high and low liquidation scenarios for Cricket Communications, Inc. and Leap Wireless International, Inc.

NOTE B: Restricted Cash & Cash Equivalents at Cricket Communications, Inc. on the Petition Date consist of cash pledged to credit card processors to ensure performance on prepaid services. In a liquidation scenario, the credit card processors will have claims against Cricket Communications, Inc. that they are likely to deduct from the deposits. As a result, these assets are valued at 30% to 70% of book value. Restricted Cash & Cash Equivalents at Leap Wireless International, Inc. on the Petition Date consist of cash and cash deposits and excludes $14.1 million paid to senior noteholders in May 2003 in accordance with a court order. Recovery percentages ranged from 0% to 100%, which rendered an overall recovery range of 29% to 33%.

NOTE C: Accounts Receivable at Cricket Communications, Inc. includes receivables from other wireless telecommunications carriers, large indirect dealers, local exchange carriers and various other parties. For purposes of this analysis, Accounts Receivables were divided into sub-categories based on receivable type and specific high and low recovery values were applied to each category. Individual recovery percentages ranged from 0% to 90% of outstanding balances, which rendered an overall recovery range for all receivables of 53% to 70%. This range reflects the fact that the recovery on receivables is likely to be reduced by offsetting claims by the creditors for services owed to or provided by the creditors.

NOTE D: Inventories at Cricket Communications, Inc. consist mainly of recently purchased wireless handsets that management believes could be resold for meaningful value. Inventories were valued from 60% to 80% of book value.

NOTE E: Other Current Assets include prepaid insurance, prepaid rent, prepaid expenses and prepaid IT and were assumed to carry no value.

NOTE F: Property, Plant & Equipment (PP&E) assets were divided into a number of different classes, and high and low recovery values were applied to each class. Individual recovery percentages ranged from 0% to 35% of gross book value and were based on management's estimate of realizable value for each class of asset. Capitalized labor and software costs, which represent approximately 38% of total PP&E, were assumed to have no value. The overall recovery of PP&E ranged from 3% to 10% at Cricket Communications, Inc. and 8% to 17% at Leap Wireless International, Inc. The net book value of PP&E at March 31, 2003, after subtraction of accumulated depreciation, was $1,010.1 million for Cricket and $4.6 million for Leap, respectively.

NOTE G: Net book values of the wireless licenses are as of April 30, 2003 and are shown net of accumulated amortization. Wireless licenses were valued on a license-by-license basis based on a discount to implied FCC Auction 35 pricing for similar sized markets. FCC Auction 35, completed in January 2001, was the last major FCC auction of PCS spectrum and a widely accepted benchmark for spectrum values. Individual recovery percentages by market ranged from 17% to 22% of implied Auction 35 pricing. The estimated liquidation amounts included for wireless licenses that are pledged to secure FCC debt or the NTCH Note were reduced by the amount of the respective debt obligations as of the Petition Date, as these amounts would have to be repaid upon liquidation of this collateral. If the estimated liquidation value was less than the remaining debt obligations for a wireless license, a liquidation value of zero was ascribed to such license. The asset realization upon liquidation, net of debt obligations, ranged from 36% to 47% at Cricket Communications, Inc. and 87% to 112% at Leap Wireless International, Inc.

NOTE H: Other Long Term Assets include life insurance, deposits used to secure operating contracts, long-term investments in marketable securities and deferred tax assets. Recovery percentages for life insurance, deposits, long-term investments and deferred tax assets ranged from 0% to 100%. The overall recovery of Other Long Term Assets at Cricket Communications, Inc. was estimated at 20% for high and low recovery values. The recovery at Leap Wireless International, Inc. ranged from 8% to 10%.

NOTE I: Wind-Down Operating Costs at Cricket Communications, Inc. assume a 3-month period to transition customers off the Cricket system, followed by 5 months to decommission the cell sites and switches. Wind-Down Operating Costs at Cricket Communications, Inc. and Leap Wireless International, Inc. also include corporate costs required to complete a wind down.

NOTE J: Subscriber Transition Costs at Cricket Communications, Inc. reflect administrative and transfer costs that management estimates would be incurred by a third party to transition existing Cricket subscribers to its network and back office systems. Management estimates that these transfer costs would range from $0 to $30 per subscriber. It is possible that the FCC may require the Debtors to take steps to ensure a smooth transition of Cricket's wireless customers to a new service provider as a condition to approving the sale/transfer of the Debtors' spectrum licenses to a third party buyer. This requirement may add substantial incremental wind down costs beyond the subscriber transition costs estimated herein.

NOTE K: The costs of Chapter 7 liquidation are assumed to come out of the proceeds from the sale of unencumbered assets or secured creditor collateral.

NOTE L: Chapter 7 Trustee fees are estimated at 3.0% of the gross liquidated proceeds.

NOTE M: Professional Fees for legal expenses were estimated at $1.5 to $2.5 million at Cricket Communications, Inc. and $0.5 to $1.5 million at Leap Wireless International, Inc.

NOTE N: Liquidation Costs are estimated as 5.0% of the total realization for PP&E and wireless licenses. These charges are the selling costs associated with liquidating the fixed assets and wireless licenses of the Debtors through auction or other means (e.g. commissions).

NOTE O: Secured Claims at Cricket Communications, Inc. consist of the estimated balances of the vendor debt on the Petition Date. The vendor debt obligation is only secured to the extent of the estimated value of the assets securing the obligation. The balance of the obligation is considered an unsecured claim.

NOTE P: In the event that the estimated recovery value of a specific asset (e.g. spectrum licenses) pledged as collateral is less than its respective debt obligation, the undercollateralized portion of that obligation is shown as an unsecured claim. For purposes of presentation, the unsecured claim balances shown under the "Estimated Balance" column reflects the average unsecured portion of a secured claim. The corresponding high and low recovery values, however, are calculated based on the actual high and low unsecured portions of the secured claims. The table below shows the estimated high, low and average unsecured portion of secured claims:

($ in millions)
UNSECURED CLAIM                   LOW SCENARIO         HIGH SCENARIO            AVERAGE
---------------------------------------------------------------------------------------
Vendor Debt                         $1,325.6              $1,092.1             $1,208.8
FCC Debt                                30.8                  19.2                 25.0
---------------------------------------------------------------------------------------

NOTE Q: Unsecured Claims at Cricket Communications, Inc. in the amount of $66.5 million consist of all pre-petition accounts payable and accrued liabilities.

NOTE R: Investments in Subsidiaries at Leap Wireless International, Inc. are assumed to carry no value.

NOTE S: ENDESA has alleged breaches of representations and warranties under the purchase agreement in regards to the sale of Smartcom and offset related claims against a $35.0 million (face value) promissory note.

NOTE T: 12.5% Senior Notes on the Petition Date are secured by up to $0.2 million of restricted cash held in a pledged account. The balance of the obligation is shown as an unsecured claim.

NOTE U: Chapter 11 Administrative Claims at Leap Wireless International, Inc. consist of accrued salaries, wages, and other compensation and restructuring fees (financial and legal advisory) and exclude priority claims under Section 507 (except those under Section 507(a)(1)).

NOTE V: This amount is an estimate only and will be revised after the Debtors file their schedules and statements of financial affairs.

NOTE W: This analysis does not include unsecured deficiency claims against Leap Wireless International, Inc. held by holders of Cricket vendor debt that could be asserted under Section 1111(b) of the Bankruptcy Code, as such claims would not be available in a Chapter 7 liquidation.

NOTE X: Unsecured Claims at Leap Wireless International, Inc. in the amount of $6.0 million consist of all pre-petition accounts payable and accrued liabilities.

NOTE Y: Balance as of the Petition Date.

CHAPTER 7 LIQUIDATION ANALYSIS
CRICKET COMMUNICATIONS, INC.
(US$ in millions)

--------------------------------------------------------------------------------------------------------------------
                                                                     ASSET REALIZATION        LIQUIDATION RECOVERIES
                                            NOTES                    -----------------        ----------------------
STATEMENT OF ASSETS                          REF.       BOOK VALUE    LOW        HIGH           LOW           HIGH
-------------------                         -----       ----------   -----       -----          ------        ------
Cash and Cash Equivalents                     A           $118.0     100.0%      100.0%         $118.0        $118.0
Restricted Cash and Cash Equivalents          B             10.3      30.0%       70.0%            3.1           7.2
Accounts Receivable                           C              9.3      53.3%       70.0%            5.0           6.5
Inventories                                   D             19.3      60.0%       80.0%           11.6          15.4
Other Current Assets                          E             16.0       0.0%        0.0%            0.0           0.0

Property, Plant & Equipment, Gross            F          1,477.9       3.4%        9.7%           49.8         142.7
Wireless Licenses, Net                        G            723.6      35.7%       46.6%          258.2         336.9
Other Long-Term Assets                        H              8.2      20.1%       20.1%            1.7           1.7
                                                         -------     -----       -----          ------        ------

TOTAL LIQUIDATED PROCEEDS AVAILABLE TO PAY CHAPTER 7 ADMINISTRATIVE CLAIMS, GROSS               $447.3        $628.4
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                                              LIQUIDATION RECOVERIES
                                                                                              ----------------------
WIND-DOWN AND TRANSITION COSTS                                                                   LOW           HIGH
------------------------------                                                                  ------        ------
Wind-Down Operating Costs                     I                                                   85.0          65.0
Subscriber Transition Costs                   J                                                   45.4           0.0
                                                                                                ------        ------
  TOTAL WIND-DOWN AND TRANSITION COSTS                                                          $130.4        $ 65.0
                                                                                                ------        ------

TOTAL LIQUIDATED PROCEEDS AVAILABLE TO PAY CHAPTER 7 ADMINISTRATIVE CLAIMS, NET                 $316.9        $563.4
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                                              LIQUIDATION RECOVERIES
                                                                                              ----------------------
CHAPTER 7 ADMINISTRATIVE CLAIMS               K                                                  LOW           HIGH
-------------------------------                                                                 ------        ------
Trustee Fees                                  L                                                 $ 13.4        $ 18.9
Professional Fees                             M                                                    2.5           1.5
Liquidation Costs                             N                                                   15.4          24.0
                                                                                                ------        ------
  TOTAL CHAPTER 7 ADMINISTRATIVE CLAIMS                                                         $ 31.3        $ 44.3
Net Estimated Recovery - Chapter 7 Admin Claims                                                  100.0%        100.0%

NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION AFTER CHAPTER 7 ADMINISTRATIVE CLAIMS         $285.5        $519.1
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                     REALIZATION PERCENTAGE   LIQUIDATION RECOVERIES
                                                        ESTIMATED    ----------- ----------   ----------------------
SECURED CLAIMS                                           BALANCE        LOW         HIGH         LOW           HIGH
--------------                                          ----------     ------      ------       ------         -----
Vendor Debt including Accrued Interest        O         $  1,611.1       17.7%       32.2%       285.5         519.1
                                                        ----------                              ------        ------
  TOTAL SECURED CLAIMS                                  $  1,611.1                               285.5         519.1

NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION AFTER SECURED CLAIMS                          $  0.0        $  0.0
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                     REALIZATION PERCENTAGE   LIQUIDATION RECOVERIES
                                                                     ----------- ----------   ----------------------
CHAPTER 11 ADMINISTRATIVE AND OTHER PRIORITY CLAIMS                     LOW         HIGH         LOW           HIGH
---------------------------------------------------                    -----       -----        ------        ------
Chapter 11 Administrative and Other Priority Claims                     N/A         N/A         $  0.0        $  0.0
                                                                       -----       -----        ------        ------
  TOTAL CH. 11 ADMINISTRATIVE AND OTHER PRIORITY CLAIMS                 N/A         N/A         $  0.0        $  0.0

BALANCE AVAILABLE FOR DISTRIBUTION TO UNSECURED CLAIMS                                          $  0.0        $  0.0
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                     REALIZATION PERCENTAGE   LIQUIDATION RECOVERIES
                                                        ESTIMATED    ----------- ----------   ----------------------
UNSECURED CLAIMS                                         BALANCE      LOW          HIGH          LOW           HIGH
----------------                                        ----------   ------      --------       ------        ------
Vendor Debt including Accrued Interest        O, P      $  1,208.8      0.0%          0.0%      $  0.0        $  0.0
FCC Debt Including Accrued Interest             P             25.0      0.0%          0.0%         0.0           0.0
Trade Payables                                  Q             66.5      0.0%          0.0%         0.0           0.0
                                                        ----------      ---           ---       ------        ------
  TOTAL UNSECURED CLAIMS                                $  1,300.4      0.0%          0.0%      $  0.0        $  0.0

BALANCE AVAILABLE FOR DISTRIBUTION TO EQUITY INTERESTS                                          $  0.0        $  0.0
--------------------------------------------------------------------------------------------------------------------

CHAPTER 7 LIQUIDATION ANALYSIS
LEAP WIRELESS INTERNATIONAL, INC.
(US$ in millions)

----------------------------------------------------------------------------------------------------------------
                                                                    ASSET REALIZATION     LIQUIDATION RECOVERIES
                                          NOTES                    ------------------     ----------------------
STATEMENT OF ASSETS                        REF.     BOOK VALUE      LOW          HIGH         LOW        HIGH
-------------------                       -----     ----------     -----        -----        -----      ------
Cash and Cash Equivalents                   A         $  84.2      100.0%       100.0%       $84.2      $ 84.2
Restricted Cash and Cash Equivalents        B             2.5       29.2%        33.3%         0.7         0.8
Other Current Assets                        E             4.0        0.0%         0.0%         0.0         0.0

Property, Plant & Equipment, Gross          F             9.3        8.0%        17.2%         0.7         1.6
Investments in Subsidiaries                 R           763.3        0.0%         0.0%         0.0         0.0
Wireless Licenses, Net                      G             5.5       86.5%       111.9%         4.8         6.2
ENDESA Note Receivable                      S            35.0        0.0%        30.0%         0.0        10.5
Other Long-Term Assets                      H            31.5        8.4%         9.8%         2.7         3.1
                                                      -------      -----        -----        -----      ------

TOTAL LIQUIDATED PROCEEDS AVAILABLE TO PAY CHAPTER 7 ADMINISTRATIVE CLAIMS, GROSS            $93.1      $106.4
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                                          LIQUIDATION RECOVERIES
                                                                                          ----------------------
WIND-DOWN AND TRANSITION COSTS                                                                LOW        HIGH
------------------------------                                                               -----      ------
  Wind-Down Operating Costs                 I                                                  2.0         1.0
                                                                                             -----      ------
     TOTAL WIND-DOWN AND TRANSITION COSTS                                                      2.0         1.0

TOTAL LIQUIDATED PROCEEDS AVAILABLE TO PAY CHAPTER 7 ADMINISTRATIVE CLAIMS, NET              $91.1      $105.4
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                                          LIQUIDATION RECOVERIES
                                                                                          ----------------------
CHAPTER 7 ADMINISTRATIVE CLAIMS             K                                                 LOW        HIGH
-------------------------------                                                             ------      ------
Trustee Fees                                L                                               $  2.8      $  3.2
Professional Fees                           M                                                  1.5         0.5
Liquidation Costs                           N                                                  0.3         0.4
                                                                                            ------      ------
  TOTAL CHAPTER 7 ADMINISTRATIVE CLAIMS                                                     $  4.6      $  4.1
Net Estimated Recovery - Chapter 7 Admin Claims                                              100.0%      100.0%

NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION AFTER CHAPTER 7 ADMINISTRATIVE CLAIMS     $ 86.5      $101.3
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                 REALIZATION PERCENTAGE   LIQUIDATION RECOVERIES
                                                    ESTIMATED    ----------------------   ----------------------
SECURED CLAIMS                                       BALANCE        LOW          HIGH         LOW        HIGH
--------------                                      ---------      -----        -----        -----      ------
12.5% Senior Notes                          T         $225.0         0.1%         0.1%         0.2         0.2
                                                      ------                                 -----      ------
  TOTAL SECURED CLAIMS                                $225.0                                   0.2         0.2

NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION AFTER SECURED CLAIMS                       $86.3      $101.1
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                 REALIZATION PERCENTAGE   LIQUIDATION RECOVERIES
                                                    ESTIMATED    ----------------------   ----------------------
CHAPTER 11 ADMINISTRATIVE CLAIMS                     BALANCE        LOW         HIGH          LOW        HIGH
--------------------------------                    ---------      -----        -----        -----      ------
Post-Petition Taxes, Accrued Salaries,
  Accrued Bonuses                           U         $  6.0       100.0%       100.0%       $ 6.0       $ 6.0
Restructuring Professionals                 U            3.0       100.0%       100.0%         3.0         3.0
                                                      ------       -----        -----        -----       -----
  TOTAL CHAPTER 11 ADMINISTRATIVE CLAIMS              $  9.0       100.0%       100.0%       $ 9.0       $ 9.0

BALANCE AVAILABLE FOR DISTRIBUTION TO PRIORITY CLAIMS                                        $77.3       $92.1
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                 REALIZATION PERCENTAGE   LIQUIDATION RECOVERIES
                                                    ESTIMATED    ----------------------   ----------------------
OTHER PRIORITY CHAPTER 11 UNSECURED CLAIMS           BALANCE        LOW          HIGH         LOW        HIGH
------------------------------------------          ---------      -----        -----        -----      ------
Pre-Petition Section 507 Claims             V         $  1.5       100.0%       100.0%       $ 1.5       $ 1.5
                                                      ------       -----        -----        -----       -----
  TOTAL OTHER PRIORITY CHAPTER 11 UNSECURED CLAIMS    $  1.5       100.0%       100.0%       $ 1.5       $ 1.5

BALANCE AVAILABLE FOR DISTRIBUTION TO UNSECURED CLAIMS                                       $75.8       $90.6
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                 REALIZATION PERCENTAGE   LIQUIDATION RECOVERIES
                                                    ESTIMATED    ----------------------   ----------------------
UNSECURED CLAIMS                            W        BALANCE        LOW          HIGH         LOW        HIGH
----------------                                    ---------      -----        -----        -----      ------
Trade Payables                              X         $  6.0        10.3%        12.3%       $ 0.6       $ 0.7
NTCH Note Payable Including
  Accrued Interest                                       2.9        10.3%        12.3%         0.3         0.4
12.5% Senior Notes                          T          224.8        10.3%        12.3%        23.1        27.6
14.5% Senior Discount Notes                 Y          504.5        10.3%        12.3%        51.8        61.9
                                                      -------      -----        -----        -----       -----
  TOTAL UNSECURED CLAIMS                              $738.2        10.3%        12.3%       $75.8       $90.6

BALANCE AVAILABLE FOR DISTRIBUTION TO EQUITY INTERESTS                                       $ 0.0       $ 0.0
----------------------------------------------------------------------------------------------------------------

                                                                       EXHIBIT G

                              FINANCIAL PROJECTIONS

         The Debtors' management has developed the Debtors' business plan and prepared certain projections of the Debtors' results of operations, cash flows and certain other items for the quarter ending December 31, 2003 through December 31, 2004 and the fiscal years 2004 through 2010 (together, the "Projection Period"). Such projections (the "Projections") are based upon various assumptions, including those described below, and have been adjusted to reflect the confirmation and consummation of the Joint Plan of Reorganization.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO STAKEHOLDERS PRIOR TO THE EFFECTIVE DATE OF THE JOINT PLAN OF REORGANIZATION OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

         The following Projections were not prepared with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forecasts. The independent auditors of the Debtors have not audited, reviewed, compiled or otherwise applied procedures to the Projections and consequently, do not express an opinion or any other form of assurance with respect to the Projections. The forecast data was not prepared on a basis consistent with generally accepted accounting principles ("GAAP") as applied to the Debtors' historical financial statements and should not be relied upon as such.

         THE PROJECTIONS PROVIDED HEREIN HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS OR WARRANTIES CAN BE MADE AS TO THEIR ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE

PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

         The Projections should be read in conjunction with the assumptions, qualifications and expectations set forth herein and in the "Business" section, "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and the Consolidated Financial Statements (including the notes and schedules thereto) in Leap's 2002 Annual Report of Form 10-K/A, annexed as Exhibit D to this Disclosure Statement and in Leap's Quarterly Report on Form 10-Q for the period ending March 31, 2003, annexed as Exhibit E to this Disclosure Statement. The Debtors also urge you to read the section entitled "Risk Factors" in Leap's Quarterly Report on Form 10-Q for the period ending March 31, 2003. The risks described in that section may affect the Reorganized Debtors' ability to achieve the projected results.

                  PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS

         The Projections are based on, and assume the successful implementation of, the Debtors' business plan and the Joint Plan of Reorganization. Both the business plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Debtors. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation or warranty can be or is being made with respect to the Projections or the ability of the Debtors or the Reorganized Debtors to achieve the projected results of operations. See the section entitled "Risk Factors" in Leap's Quarterly Report on Form 10-Q for the period ending March 31, 2003, annexed as Exhibit E to this Disclosure Statement.

         (a)      Key Projected Operating and Financial Assumptions

         Additional information relating to the key projected operating and financial assumptions used in preparing the Projections is set forth in the Projections under the heading "Metrics," which includes key assumptions used by the Debtors' management relating to numbers of customers (subs), churn, average revenue per user per month (ARPU), cost per gross customer addition (CPGA) and non-selling cash costs per user per month (CCU) to prepare the Projections.

         (b)      Effective Date

         The projected consolidated pro forma financial information of the Debtors set forth below has been prepared based on the assumption that the Effective Date under the Debtors' Joint Plan of Reorganization will be September 30, 2003. Although the Debtors' will seek to cause the Effective Date to occur as soon as practicable, it could occur well after September 30, 2003, and there can be no assurance as to when the Effective Date actually will occur.

         (c)      New Senior Secured Notes

         The Debtors' management has assumed for the purpose of the Projections that the new Senior Secured Notes to be issued by Reorganized Cricket on the Effective Date will be in the aggregate principal amount of $350.0 million. The new Senior Secured Notes are described in greater detail in the "Description of New Senior Notes" attached as Exhibit K to the Disclosure Statement. The Debtors' management has assumed for the purpose of the Projections that the terms of the new Senior Secured Notes would be as follows: (a) maturity date of September 30, 2010, (b) 12.0% pay-in-kind semi-annual interest payments for the first two years, (c) 1.0% cash-pay semi-annual interest payments for the first two years, and (d) 13.0% cash-pay semi-annual interest payments from December 31, 2005 to maturity.

         (d)      Existing FCC Debt

         The Debtors' management has assumed for the purpose of the Projections that the Debtors' pre-petition FCC Debt will be reinstated and that any and all accrued interest and principal amortization payments in arrears are made shortly after the Effective Date. The remaining FCC Debt balances as of the Effective Date would be repaid under their original amortization schedule.

         (e)      Income Taxes

         The Debtors' management has assumed for the purpose of the Projections that any and all gains associated with the extinguishment of existing debt as part of the Joint Plan of Reorganization will be offset by the Debtors' existing net operating losses and carryforwards and other tax attributes. Subsequent to the Effective Date, the Debtors will generate additional net operating losses, so that the first year in which the Debtors' project to pay income taxes is 2009.

         (f)      Accounting Adjustments

         The projected consolidated balance sheet information as of September 30, 2003 for the Reorganized Debtors reflects the Debtors' preliminary estimates of adjustments required by "fresh start" accounting as of the Effective Date of the Joint Plan of Reorganization. Actual "fresh start" accounting adjustments to the Debtors' consolidated financial statements upon the Effective Date of the Joint Plan of Reorganization are likely to differ from those reflected in the Projections and such differences could be material.

CONSOLIDATED PROFORMA PROJECTIONS                     Q3 - 03     Q4 - 03         Q1 - 04       Q2 - 04        Q3 - 04
METRICS
Beginning Subs                                                    1,430,184      1,480,658      1,512,143      1,550,576
Ending Subs                                                       1,480,658      1,512,143      1,550,576      1,598,002
Churn %                                                                 4.3%           3.9%           3.7%           3.6%
Covered Pops                                                     25,533,664     25,533,664     25,533,664     25,533,664
ARPU                                                            $     36.26    $     37.14    $     37.44    $     37.55
CPGA                                                            $       241    $       250    $       247    $       244
CCU                                                             $     22.76    $     21.70    $     21.64    $     21.41

INCOME STATEMENT (000s)

Revenue
Service Revenue                                                     157,499        166,696        171,836        177,327
Equipment Revenue                                                    17,680         17,122         17,220         17,737
                                                                --------------------------------------------------------
 Total Revenue                                                      175,179        183,818        189,056        195,064

Operating Expenses
Network Ops                                                          53,186         53,082         53,953         54,884
Cost of Equipment Revenue                                            49,168         43,429         43,660         44,971
                                                                --------------------------------------------------------
  Total Operating Expenses                                          102,354         96,511         97,612         99,856

Total Gross Profit                                                   72,824         87,307         91,444         95,209
Margin %                                                                 42%            47%            48%            49%

Customer Care                                                        22,378         22,965         23,772         24,351
Sales and Marketing                                                  31,098         30,361         30,516         31,017
G&A                                                                  17,935         16,466         16,590         16,715

                                                                --------------------------------------------------------
EBITDA                                                                1,414         17,515         20,565         23,126
Margin % (exludes equipment revenue)                                      1%            11%            12%            13%

Depreciation & amortization                                           9,690         10,128         10,551         10,973
                                                                --------------------------------------------------------
EBIT                                                                 -8,277          7,387         10,015         12,153

Interest Expense Cash                                                 1,170          2,790            959          2,732
Interest Expense Non-Cash                                               436         21,368            368         22,628
Interest Income & Gain on debt extinguishment                          -289           -292           -312           -350
Loan Fees and Other                                                  -3,200              0              0              0
                                                                --------------------------------------------------------
Total Interest                                                       -1,884         23,866          1,015         25,010

                                                                --------------------------------------------------------
Earnings before Taxes                                                -6,393        -16,479          9,000        -12,858
Taxes                                                                     0              0              0              0
                                                                --------------------------------------------------------
NET INCOME                                                           -6,393        -16,479          9,000        -12,858

CONSOLIDATED PROFORMA PROJECTIONS                       Q4 - 04          2004           2005           2006           2007
METRICS
Beginning Subs                                          1,598,002      1,480,658      1,672,298      1,875,083      2,082,583
Ending Subs                                             1,672,298      1,672,298      1,875,083      2,082,583      2,257,867
Churn %                                                       3.4%           3.7%          3.35%          3.15%          3.05%
Covered Pops                                           25,533,664     25,533,664     25,789,639     25,918,587     26,048,180
ARPU                                                  $     37.12    $     37.37    $     37.08    $     37.06    $     36.78
CPGA                                                  $       234    $       243    $       236    $       226    $       223
CCU                                                   $     20.99    $     21.46    $     20.36    $     19.10    $     18.15

INCOME STATEMENT (000s)

Revenue
Service Revenue                                           182,310        698,170        789,317        880,035        957,962
Equipment Revenue                                          19,300         71,379         77,390         86,443         87,189
                                                      -----------------------------------------------------------------------
 Total Revenue                                            201,610        769,548        866,707        966,478      1,045,151

Operating Expenses
Network Ops                                                55,868        217,787        240,588        253,992        266,387
Cost of Equipment Revenue                                  48,997        181,057        188,083        194,584        196,285
                                                      -----------------------------------------------------------------------
  Total Operating Expenses                                104,865        398,844        428,671        448,576        462,672

Total Gross Profit                                         96,745        370,704        438,036        517,902        582,480
Margin %                                                       48%            48%            51%            54%            56%

Customer Care                                              25,053         96,140        103,332        109,871        115,059
Sales and Marketing                                        32,410        124,304        127,612        129,926        130,754
G&A                                                        16,841         66,612         67,530         67,530         67,530

                                                      -----------------------------------------------------------------------
EBITDA                                                     22,441         83,648        139,561        210,574        269,136
Margin % (exludes equipment revenue)                           12%            12%            18%            24%            28%

Depreciation & amortization                                11,396         43,048         63,853         69,555         72,791
                                                      -----------------------------------------------------------------------
EBIT                                                       11,045         40,600         75,708        141,018        196,345

Interest Expense Cash                                         794          7,275          7,115         59,141         57,566
Interest Expense Non-Cash                                     368         44,734         49,584            387             11
Interest Income & Gain on debt extinguishment                -382         -1,337         -1,783         -2,045         -2,470
Loan Fees and Other                                             0              0              0              0              0
                                                      -----------------------------------------------------------------------
Total Interest                                                780         50,672         54,916         57,483         55,107

                                                      -----------------------------------------------------------------------
Earnings before Taxes                                      10,265        -10,072         20,792         83,536        141,237
Taxes                                                           0              0              0              0              0
                                                      -----------------------------------------------------------------------
NET INCOME                                                 10,265        -10,072         20,792         83,536        141,237

CONSOLIDATED PROFORMA PROJECTIONS                         2008           2009           2010
METRICS
Beginning Subs                                          2,257,867      2,384,654      2,478,943
Ending Subs                                             2,384,654      2,478,943      2,548,509
Churn %                                                      3.00%          2.98%          2.96%
Covered Pops                                           26,178,421     26,178,421     26,178,421
ARPU                                                  $     36.45    $     35.87    $     35.34
CPGA                                                  $       222    $       222    $       222
CCU                                                   $     17.50    $     17.09    $     16.83

INCOME STATEMENT (000s)

Revenue
Service Revenue                                         1,015,272      1,046,669      1,065,933
Equipment Revenue                                          86,178         85,123         83,769
                                                      -----------------------------------------
 Total Revenue                                          1,101,450      1,131,793      1,149,702

Operating Expenses
Network Ops                                               277,131        286,186        294,136
Cost of Equipment Revenue                                 194,107        194,214        193,717
                                                      -----------------------------------------
  Total Operating Expenses                                471,238        480,400        487,853

Total Gross Profit                                        630,212        651,392        661,849
Margin %                                                       57%            58%            58%

Customer Care                                             118,018        119,199        119,137
Sales and Marketing                                       130,506        130,569        130,616
G&A                                                        67,530         67,530         67,530

                                                      -----------------------------------------
EBITDA                                                    314,158        334,094        344,566
Margin % (exludes equipment revenue)                           31%            32%            32%

Depreciation & amortization                                89,996        104,433        103,137
                                                      -----------------------------------------
EBIT                                                      224,162        229,661        241,429

Interest Expense Cash                                      57,443         57,443         57,443
Interest Expense Non-Cash                                       0              0              0
Interest Income & Gain on debt extinguishment              -4,108         -6,440         -8,257
Loan Fees and Other                                             0              0              0
                                                      -----------------------------------------
Total Interest                                             53,335         51,003         49,186

                                                      -----------------------------------------
Earnings before Taxes                                     170,827        178,658        192,243
Taxes                                                           0         25,214         52,121
                                                      -----------------------------------------
NET INCOME                                                170,827        153,444        140,122

CONSOLIDATED PROFORMA PROJECTIONS                     Q3 - 03     Q4 - 03     Q1 - 04   Q2 - 04     Q3 - 04    Q4 - 04       2004
BALANCE SHEET (000s)
Current Assets:
Cash and Equivalents                                  112,604      97,222     96,514    100,949     109,169    127,308     127,308
Accounts Receivable                                    11,039      12,261     12,105     12,183      12,237     12,497      12,497
Inventories                                            22,802      21,577     21,597     22,376      22,622     23,510      23,510
Other Current Assets                                   26,491      21,491     21,491     21,491      21,491     21,491      21,491
                                                      ----------------------------------------------------------------------------
Total Current Assets                                  172,936     152,551    151,707    156,998     165,519    184,806     184,806

Net Fixed Assets                                       94,906      94,553     92,882     90,787      88,269     85,329      85,329

Net Licenses & Goodwill                               336,540     336,540    336,540    336,540     336,540    336,540     336,540

Deposits and Deferred Financing                         6,358       6,358      6,358      6,358       6,358      6,358       6,358

TOTAL ASSETS                                          610,740     590,003    587,487    590,683     596,686    613,033     613,033
                                                      ============================================================================

Current Liabilities
Current portion of FCC debt                            27,423      18,932     14,306     19,769      19,769     19,769      19,769
AP, Accruals, and Deferred Revenue                    125,869     124,422    121,642    120,167     121,168    131,723     131,723
                                                      ----------------------------------------------------------------------------
Total Current Liabilities                             153,337     143,398    135,992    139,980     140,981    151,536     151,536
DEBT:
Restructured Debt Instrument                          350,000     350,000    371,000    371,000     393,260    393,260     393,260
Deferred Tax & Other Long Term Liabilities             24,981      24,981     24,981     24,981      24,981     24,981      24,981
FCC Debt                                               45,910      41,504     41,872     32,082      27,682     23,209      23,209
                                                      ----------------------------------------------------------------------------
Total Liabilities                                     574,227     559,883    573,845    568,042     586,904    592,985     592,985

Total Shareholders Equity                              36,513      30,120     13,641     22,641       9,783     20,048      20,048

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY             610,740     590,003    587,487    590,683     596,686    613,033     613,033
                                                      ============================================================================

CASH FLOW (000s)
Cash Flow from Operations
Net Income                                                         -6,393    -16,479      9,000     -12,858     10,265     -10,072
Add:
Depreciation & Amortization                                         9,690     10,128     10,551      10,973     11,396      43,048
                                                                  ----------------------------------------------------------------
Subtotal                                                            3,298     -6,351     19,550      -1,885     21,661      32,976

Changes in Working Capital
Accounts Receivable                                                -1,223        156        -78         -54       -260        -236
Inventory                                                           1,226        -20       -779        -247       -888      -1,934
Other current assets                                                5,000          0          0           0          0           0
Accounts Payable                                                   -1,447     -2,780     -1,475       1,001     10,555       7,301
                                                                  ----------------------------------------------------------------
Cash Needed/Provided from W/C                                       3,556     -2,644     -2,332         701      9,407       5,131
                                                                  ----------------------------------------------------------------
Net Cash From Operations                                            6,854     -8,995     17,218      -1,184     31,068      38,107

Cash from Investing Activities
Capital Expenditures                                               -9,338     -8,456     -8,456      -8,456     -8,456     -33,824
Goodwill & Intangibles                                                  0          0          0           0          0           0
                                                                  ----------------------------------------------------------------
Net Cash From Investing Activities                                 -9,338     -8,456     -8,456      -8,456     -8,456     -33,824

Cash From Financing Activities
FCC Debt Drawdowns (Debt Discount Amortization)                       436        368        368         368        368       1,474
FCC Debt Paydowns                                                 -13,333     -4,625     -4,696      -4,768     -4,842     -18,932
Other Long Term Liabilities - Drawdowns                                 0          0          0           0          0           0
Other Long Term Liabilities - Paydowns                                  0          0          0           0          0           0
Restructured Debt Instrument                                            0     21,000          0      22,260          0      43,260
                                                                  ----------------------------------------------------------------
Net Cash From Financing Activities                                -12,897     16,743     -4,328      17,860     -4,473      25,802

Net Change In Cash                                                -15,382       -708      4,435       8,220     18,139      30,086
Beginning Cash                                                    112,604     97,223     96,514     100,949    109,169      97,223
                                                                  ----------------------------------------------------------------
Ending Cash                                                        97,223     96,514    100,949     109,169    127,308     127,308

CONSOLIDATED PROFORMA PROJECTIONS                       2005        2006         2007        2008         2009         2010
BALANCE SHEET (000s)
Current Assets:
Cash and Equivalents                                  143,221     169,442      278,455      433,861      554,943     263,061
Accounts Receivable                                    13,866      14,071       14,233       14,351       14,444      10,509
Inventories                                            24,323      24,536       24,263       24,263       24,277      24,215
Other Current Assets                                   21,491      21,491       21,491       21,491       21,486      21,486
                                                      ----------------------------------------------------------------------
Total Current Assets                                  202,901     229,540      338,442      493,966      615,149     319,270

Net Fixed Assets                                      110,000     147,916      178,145      194,207      191,361     185,774

Net Licenses & Goodwill                               336,540     336,540      336,540      336,540      336,540     336,540

Deposits and Deferred Financing                         6,358       6,358        6,358        6,358        6,358       6,358

TOTAL ASSETS                                          655,799     720,354      859,485    1,031,071    1,149,409     847,942
                                                      ======================================================================

Current Liabilities
Current portion of FCC debt                            21,133       3,451            0            0            0           0
AP, Accruals, and Deferred Revenue                    123,881     125,647      126,980      127,739      127,769     128,047
                                                      ----------------------------------------------------------------------
Total Current Liabilities                             145,058     129,142      127,023      127,783      127,813     128,091
DEBT:
Restructured Debt Instrument                          441,867     441,867      441,867      441,867      441,867           0
Deferred Tax & Other Long Term Liabilities             24,981      24,981       24,981       24,981      -10,155     -10,155
FCC Debt                                                3,053         -11            0            0            0           0
                                                      ----------------------------------------------------------------------
Total Liabilities                                     614,959     595,978      593,871      594,631      559,524     117,935

Total Shareholders Equity                              40,840     124,376      265,613      436,440      589,884     730,006

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY             655,799     720,354      859,484    1,031,071    1,149,408     847,942
                                                      ======================================================================

CASH FLOW (000s)
Cash Flow from Operations
Net Income                                             20,792      83,536      141,237      170,827      153,444     140,122
Add:
Depreciation & Amortization                            63,853      69,555       72,791       89,996      104,433     103,137
                                                      ----------------------------------------------------------------------
Subtotal                                               84,645     153,091      214,028      260,823      257,877     243,259

Changes in Working Capital
Accounts Receivable                                    -1,369        -206         -162         -118          -94       3,935
Inventory                                                -813        -213          272            0          -13          62
Other current assets                                        0           0            0            0            6           0
Accounts Payable                                       -7,842       1,766        1,333          760           30         278
                                                      ----------------------------------------------------------------------
Cash Needed/Provided from W/C                         -10,024       1,347        1,444          642          -72       4,275
                                                      ----------------------------------------------------------------------
Net Cash From Operations                               74,622     154,439      215,472      261,465      257,805     247,534

Cash from Investing Activities
Capital Expenditures                                  -88,524    -107,471     -103,019     -106,059     -101,587     -97,549
Goodwill & Intangibles                                      0           0            0            0            0           0
                                                      ----------------------------------------------------------------------
Net Cash From Investing Activities                    -88,524    -107,471     -103,019     -106,059     -101,587     -97,549

Cash From Financing Activities
FCC Debt Drawdowns (Debt Discount Amortization)           977         387           11            0            0           0
FCC Debt Paydowns                                     -19,769     -21,133       -3,451            0            0           0
Other Long Term Liabilities - Drawdowns                     0           0            0            0            0           0
Other Long Term Liabilities - Paydowns                      0           0            0            0      -35,136           0
Restructured Debt Instrument                           48,607           0            0            0            0    -441,867
                                                      ----------------------------------------------------------------------
Net Cash From Financing Activities                     29,815     -20,746       -3,440            0      -35,136    -441,867

Net Change In Cash                                     15,913      26,221      109,013      155,406      121,082    -291,882
Beginning Cash                                        127,308     143,221      169,442      278,455      433,861     554,943
                                                      ----------------------------------------------------------------------
Ending Cash                                           143,221     169,442      278,455      433,861      554,943     263,061

The Projections constitute "forward-looking statements" reflecting management's current forecast of the Debtors' results of operations, cash flows and certain other items for the Projection Period. The Projections are based on current information, which management has assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause actual results to differ include, but are not limited to:

         - our ability to cause a Chapter 11 plan of reorganization to be finalized and to be confirmed by the Bankruptcy Court, and our ability to successfully implement the plan;

         -    our ability to continue as a going concern;

         - our ability to obtain Bankruptcy Court approval with respect to motions prosecuted by us in our Chapter 11 cases from time to time;

         - risks associated with third parties seeking and obtaining Bankruptcy Court approval to terminate or shorten the exclusivity period to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 cases to Chapter 7 cases;

         - our ability to obtain and maintain normal terms with vendors and service providers;

         - our ability to maintain contracts that are critical to our operations;

         - the potential adverse impacts of the Chapter 11 cases on the liquidity or results of operations of Cricket;

         - our ability to attract, motivate and/or retain key executives and other employees;

         -    our ability to attract and retain customers;

         - the unsettled nature of the wireless market, the current economic slowdown, service offerings of increasingly large bundles of minutes of use at increasingly low prices by some major carriers, other issues facing the telecommunications industry in general, our announcement of restructuring discussions, and our subsequent Chapter 11 filing, which have created a level of uncertainty that adversely affects our ability to predict future customer growth, as well as other key operating metrics;

         - changes in economic conditions that could adversely affect the market for wireless services;

         - the acceptance of our product offering by our prospective customers;

         - the effects of actions beyond our control in our distribution network;

         - rulings by courts or the Federal Communications Commission (FCC) adversely affecting our rights to own and/or operate certain wireless licenses, or changes in our ownership that could adversely affect our status as an "entrepreneur" under FCC rules and regulations;

         - our ability to maintain our cost, market penetration and pricing structure in the face of competition;

         -    failure of network systems to perform according to expectations;

         -    the effects of competition;

         - global political unrest, including the threat or occurrence of war or acts of terrorism; and

         - other factors detailed in the section entitled "Risk Factors" included in Leap's Quarterly Report on Form 10-Q for the first fiscal quarter of 2003 and in its other SEC filings.

The Projections should be considered in the context of these risk factors. Stakeholders are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit M - Valuation of Reorganized Leap (1)

INTRODUCTION

To assist the Debtors' management in evaluating the Plan and the distributions that holders of Claims and Interests will receive under the Plan, the Debtors' management requested that the Debtors' financial advisor, UBS Securities LLC ("UBS") (formerly known as UBS Warburg LLC), undertake an analysis of the estimated range of the going concern enterprise value of Reorganized Leap (including the other Debtors, on a consolidated basis), after giving effect to the reorganization as set forth in the Plan. In performing this analysis, UBS has assumed that substantially all assets of value currently residing at Leap Wireless International, Inc. (including cash and wireless spectrum assets) are distributed for the benefit of Leap creditors as contemplated by the Plan, and the analysis referenced herein relates to only the business and assets remaining within Reorganized Leap and its subsidiaries post-reorganization.

In conducting its analysis, UBS, among other things: (a) reviewed certain publicly-available business and historical financial information relating to the Debtors; (b) reviewed certain internal financial information and other data relating to the business and financial prospects of Reorganized Leap, including the financial projections through 2011 (the "Financial Projections") prepared by management of Leap and its operating subsidiary, Cricket Communications, of which projection years 2003 to 2010 are set forth under "Exhibit G-Projections for Reorganized Leap," which were provided to UBS by the Debtors; (c) conducted discussions with members of the Debtors' senior management concerning the business and financial prospects of Reorganized Leap; (d) reviewed publicly-available financial and stock market data with respect to certain other companies in lines of business UBS believed to be comparable in certain respects to Reorganized Leap's businesses; (e) reviewed the financial terms, to the extent available, of certain completed or announced transactions involving companies or wireless spectrum assets that UBS believed to be generally relevant; (f) considered certain industry and economic information relevant to Reorganized Leap's businesses; (g) reviewed the Plan and the information in this Disclosure Statement as of July 8, 2003; and (h) conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED LEAP SET FORTH IN THIS SECTION REPRESENTS A HYPOTHETICAL VALUATION OF REORGANIZED LEAP, ASSUMING THAT REORGANIZED LEAP CONTINUES AS AN OPERATING BUSINESS, ESTIMATED BASED ON VARIOUS VALUATION METHODOLOGIES. IT DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF REORGANIZED LEAP, ITS SECURITIES OR ITS ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER. ACCORDINGLY, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW COMMON STOCK OR OTHER SECURITIES OF REORGANIZED LEAP MAY TRADE AFTER GIVING EFFECT TO THE REORGANIZATION SET FORTH IN THE PLAN, WHICH PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN INDICATED BY SUCH ESTIMATE. The actual value of an operating business, such as Reorganized Leap, is subject to various factors, many of which are beyond the control or knowledge of the Debtors or UBS, and such value will fluctuate with changes in such factors. In addition, the market prices of Reorganized Leap's securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of prepetition creditors

-----------------
(1) Capitalized terms used herein and not defined herein have the meaning ascribed thereto in the First Amended Joint Plan of Reorganization (the "Plan") receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities. There can be no assurance as to the trading market, if any, that may be available in the future with respect to Reorganized Leap's securities.

UBS's analysis was undertaken solely for the purpose of assisting the Debtors' management in evaluating the Plan and the distributions that holders of Claims and Interests will receive under the Plan. UBS's analysis addresses the estimated going concern enterprise value of Reorganized Leap and does not address any other aspect of the proposed reorganization, the Plan, any other transactions, or the Debtors' underlying business decision to effect the reorganization set forth in the Plan. UBS'S ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED LEAP DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CLAIMS OR INTERESTS AS TO HOW SUCH PERSON SHOULD VOTE OR OTHERWISE ACT WITH RESPECT TO THE PLAN. UBS has not been asked to, nor did UBS, express any view as to what the value of Reorganized Leap's securities will be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated going concern enterprise value of Reorganized Leap set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

UBS's analysis is based upon, among other things, Reorganized Leap achieving the Financial Projections prepared by management. The future results of Reorganized Leap are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. The financial results reflected in the Financial Projections are in certain respects materially better than the recent historical results of operations of the Debtors. Reorganized Leap's actual future results may differ materially from the Financial Projections and such differences may affect the value of Reorganized Leap. See "Exhibit G-Projections for Reorganized Leap." ACCORDINGLY, FOR THESE AND OTHER REASONS, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUE, WHICH MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATES HEREIN.

In addition, the estimated going concern enterprise value of Reorganized Leap in this section is with respect to Reorganized Leap as reorganized pursuant to the Plan. UBS has not been asked to address, and has not addressed, the estimated going concern enterprise value of Leap as reorganized under a plan different from the Plan (including any plan involving the investment of new money to fund business expansion).

As part of its investment banking business, UBS is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and reorganizations and valuations for estate, corporate and other purposes. In the ordinary course of business, UBS, its successors and affiliates may trade securities of the Debtors for the accounts of their customers and may in the future trade securities of Reorganized Leap for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

UBS completed its analysis on July 17, 2003 and delivered its analysis to the Debtors' management on July 17, 2003.

METHODOLOGY

In preparing its valuation, UBS performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by UBS, which included (a) an analysis of the market value and trading multiples of selected publicly-held companies in lines of business UBS believed to be comparable in certain respects to Reorganized Leap's businesses, (b) an analysis of selected completed or announced transactions involving companies or wireless spectrum assets UBS believed to be generally relevant and (c) a discounted cash flow analysis to estimate the present value of Reorganized Leap's future consolidated, unlevered, after-tax cash flows available to debt and equity investors based on the Financial Projections. The summary does not purport to be a complete description of the analyses performed and factors considered by UBS. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. In particular, UBS's valuation of Reorganized Leap reflects, among other things, the following:

- the assumption that virtually all assets of value currently residing at Leap Wireless International, Inc. (including cash and wireless spectrum assets) are distributed for the benefit of Leap creditors as contemplated by the Plan and are not part of Reorganized Leap;

- UBS has applied its financial analysis to both the Debtors' primary line of business (wireless telecommunications) as well as the excess wireless spectrum assets assumed to remain within Reorganized Leap post-reorganization ("excess spectrum");

- UBS has relied on management forecasts of excess cash on hand as of the assumed effective date (defined as cash expected by management to be held by Reorganized Leap post-reorganization and not planned to be utilized in the realization of its business projections); and

- UBS has aggregated the implied valuation of the Debtors' primary line of business with the implied valuation of its excess spectrum and excess cash to establish a going concern enterprise value for Reorganized Leap on a consolidated basis.

UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all its analyses, could create a misleading or incomplete view of the processes underlying UBS's conclusions. UBS did not draw, in isolation, conclusions from or with regard to any one analysis or factor, nor did UBS place any particular reliance or weight on any individual analysis. Rather, UBS arrived at its views based on all the analyses undertaken by it assessed as a whole.

For purposes of UBS's analysis, the estimated going concern enterprise value of Reorganized Leap equals the value of its fully diluted common equity plus its outstanding debt, determined based on Reorganized Leap, on a consolidated basis, as an operating business, after giving effect to the reorganization set forth in the Plan.

SELECTED PUBLICLY-TRADED COMPANIES ANALYSIS. UBS analyzed the market value and trading multiples of selected publicly-held companies in lines of business UBS believed to be comparable in certain respects to Reorganized Leap's businesses. To the extent such selected companies also operated in lines of business that were unlike the Debtors, UBS made adjustments to the market values and other financial data of the selected companies as appropriate. UBS calculated the enterprise value of the selected companies as a multiple of certain historical and projected financial data of such companies (adjusted as described above). UBS then analyzed those multiples and compared them with multiples derived by assigning a range of going concern enterprise values to Reorganized Leap and dividing those enterprise values by the corresponding historical and projected financial data of Reorganized Leap. The projected financial data for Reorganized Leap were based on the Financial Projections and the projected financial data for the selected companies were based on publicly available research analyst reports and other publicly available information.

Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to Reorganized Leap. Accordingly, UBS's comparison of the selected companies to Reorganized Leap and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and of Reorganized Leap.

SELECTED TRANSACTIONS ANALYSIS. UBS reviewed selected completed or announced transactions involving companies or wireless spectrum assets that UBS believed to be generally relevant. UBS calculated the enterprise value of the companies or wireless spectrum assets implied by the transactions as a multiple of certain historical financial data of such companies. To the extent such companies also operated in lines of business that were unlike the Debtors, UBS made adjustments to the enterprise values and historical financial data of the selected companies as appropriate. UBS then analyzed those multiples and compared them with the multiples derived by assigning a range of going concern enterprise values to operations and excess spectrum of Reorganized Leap and dividing those enterprise values by the corresponding historical financial data of Reorganized Leap.

Although the selected transactions were used for comparison purposes, no selected transaction is either identical or directly comparable to those set forth in the Plan and no companies or wireless spectrum assets involved in the selected transactions were either identical or directly comparable to the operations and excess spectrum of Reorganized Leap. Accordingly, UBS's analysis of the selected transactions was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in transaction structure, financial and operating characteristics of the companies and wireless spectrum assets involved and other factors that could affect the relative values achieved in such transactions and the enterprise value of Reorganized Leap. In reviewing the relevant transactions, UBS noted that many of the transactions were announced in a materially more favorable valuation environment for telecommunications companies and for wireless spectrum assets.

DISCOUNTED CASH FLOW ANALYSIS. UBS performed a discounted cash flow analysis to estimate the present value of Reorganized Leap's future consolidated, unlevered, after-tax cash flows available to debt and equity investors based on the Financial Projections. UBS used the Financial Projections of Reorganized Leap's consolidated cash flow through 2011. For the purpose of calculating the terminal value as of 2011, the cash flow projection from the Debtors' financial projections for 2011 was adjusted for a statutory tax rate and the assumption that annual depreciation expense would equal annual capital expenditures. UBS calculated a range of terminal values by applying a range of perpetual growth factors to the terminal year cash flow projection. UBS then applied a range of discount rates to arrive at a range of present values of those cash flows and terminal values. The discounted cash flow analysis also involves complex considerations and judgments concerning appropriate adjustments to terminal year cash flows for perpetuity purposes, perpetuity growth factors and discount rates.

ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED LEAP

IN CONNECTION WITH UBS'S ANALYSIS, WITH THE DEBTORS' CONSENT, UBS HAS NOT ASSUMED ANY RESPONSIBILITY FOR INDEPENDENT VERIFICATION OF ANY OF THE INFORMATION PROVIDED TO UBS, PUBLICLY AVAILABLE TO UBS OR OTHERWISE REVIEWED BY UBS, AND UBS, WITH THE DEBTORS' CONSENT, HAS RELIED ON SUCH INFORMATION BEING COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. UBS HAS FURTHER RELIED UPON THE REPRESENTATIONS OF THE DEBTORS' SENIOR MANAGEMENT THAT THEY ARE NOT AWARE OF ANY FACTS OR CIRCUMSTANCES THAT WOULD MAKE SUCH INFORMATION INACCURATE OR MISLEADING. WITH RESPECT TO THE DEBTORS' FINANCIAL PROJECTIONS, UBS HAS ASSUMED, AT THE DEBTORS' DIRECTION, THAT SUCH FINANCIAL PROJECTIONS HAVE BEEN REASONABLY PREPARED ON A BASIS REFLECTING THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS OF THE DEBTORS' SENIOR MANAGEMENT AS TO THE FUTURE PERFORMANCE OF REORGANIZED LEAP AFTER GIVING EFFECT TO THE REORGANIZATION AS SET FORTH IN THE PLAN.

In addition, with the Debtors' consent, UBS has not independently evaluated the achievability of the Financial Projections or the reasonableness of the assumptions upon which they are based. Furthermore, with the Debtors' consent, UBS has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Debtors that will be part of Reorganized Leap, nor has UBS been furnished with any such evaluation or appraisal.

UBS has also assumed, with the Debtors' consent, among other things, the following (as to which UBS makes no representation):

- The Plan will be confirmed and consummated in accordance with its terms, and the Debtors will be reorganized as set forth in the Plan;

- For purposes of the UBS analysis, the effective date will be September 30, 2003;

- Reorganized Leap's capitalization and available cash will be as set forth in the Plan and this Disclosure Statement. In particular, the pro forma principal amount of indebtedness of Reorganized Leap (on a consolidated book basis) as of the effective date will be $426.9 million ($423.7 million, net of GAAP accounting discount);

- Debtors' existing tax benefits and attributes (including net operating loss carryforwards) will be completely utilized as part of the reorganization and no such existing benefits will be available to Reorganized Leap, as reflected in the Plan and the Financial Projections prepared by the Debtors;

- Reorganized Leap will be able to obtain all future financings on the terms and at the times necessary to achieve the Financial Projections;

- Neither the Debtors nor Reorganized Leap will engage in any material asset sales or other strategic transaction, and no such asset sales or strategic transactions are required to meet Reorganized Leap's ongoing cash requirements;

- All governmental, regulatory or other consents and approvals necessary for the consummation of the Plan will be obtained without any material adverse effect on Reorganized Leap or the Plan;

- There will not be any material change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Debtors other than as reflected in the Financial Projections; and

- There will not be any material change in economic, market, financial and other conditions.

The estimated range of the going concern enterprise value of Reorganized Leap is necessarily based on economic, market, financial and other conditions as they existed on, and on the information available to UBS as of the date of its analysis, July 17, 2003. Although subsequent developments may affect UBS's analysis and views, UBS does not have any obligation to update, revise or reaffirm its estimate.

Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, UBS's view, as of July 17, 2003, was that, subject to no material change in economic, market, financial or other conditions and no material change in the condition, projections or prospects of Reorganized Leap, the estimated going concern enterprise value of Reorganized Leap, as of the assumed effective date (September 30, 2003), would be in a range between $560 million and $683 million.

                                                                       EXHIBIT N

          RECONCILIATION OF TOTAL LIABILITIES REPORTED BY LEAP WIRELESS

                  Set forth below is a chart and related footnotes that reconciles total liabilities reported by Leap Wireless International, Inc. in its Chapter 11 Petition, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and Leap's Schedules filed with the Bankruptcy Court. For presentation of Leap's standalone total liabilities reported in its Form 10-Q, please see Note 7 to Leap's consolidated financial statements starting at page 18 of Leap's Form 10-Q.

                                              LEAP WIRELESS              LEAP WIRELESS              LEAP WIRELESS
                                             CH. 11 PETITION               FORM 10-Q                  SCHEDULES
                                          (DATA AS OF 3/01/03)       (DATA AS OF 3/31/03)       (DATA AS OF 4/13/03)
                                          --------------------       --------------------       --------------------
SCHEDULE D:
 Senior notes (1)
   Face value (1)                             $225,000,000              $ 225,000,000              $  225,000,000
   Discount (warrants) (2)                                                (47,033,123)
   Accrued interest (3)                          9,374,500                                             13,906,250

 Note payable (NTCH) (4)
   Face value (4)                                7,971,575                  8,383,942                   8,383,942
   Discount (5)                                                              (361,653)

 Qualcomm term loan (6)
   Face value (6)                                1,527,215                  1,537,364                   1,541,501
   Discount (7)                                                              (737,028)
 Vendor debt (8)                                                                                    1,611,128,534

                                              -------------------------------------------------------------------
Subtotal                                       243,873,290                186,789,502               1,859,960,227
                                              -------------------------------------------------------------------

SCHEDULE F:
 Senior discount notes (9)
   Face value (10)                             668,000,000                668,000,000                 668,000,000
   Discount (unamortized OID) (11)                                       (165,965,168)               (165,965,168)
   Discount (warrants) (12)                                               (75,944,441)

 Excess accrued interest (13)                                                                           2,844,112

 Senior Notes - also listed as secured
 debt (14)                                                                                            224,632,764
                                              -------------------------------------------------------------------

Subtotal                                       668,000,000                426,090,391                 729,511,708

All other Unsecured Debt (15)                   20,974,521                 35,564,238                   3,927,074
                                              -------------------------------------------------------------------

Subtotal                                       688,974,521                461,654,629                 733,438,782
                                              ===================================================================

SCHEDULE E (16):                                                                                        1,537,685
                                              -------------------------------------------------------------------

TOTAL LIABILITIES                             $932,847,811              $ 648,444,131              $2,594,936,694
                                              ===================================================================

                 NOTES TO RECONCILIATION OF CERTAIN LIABILITIES

(1) In February 2000, Leap completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 and one warrant to purchase Leap common stock. Each senior note has a principal amount at maturity of $1,000. The aggregate outstanding principal amount of the senior notes is $225,000,000. Interest on the senior notes is payable semi-annually. Under the terms of the senior units offering, a portion of the proceeds of the senior units offering was invested in an account pledged by Leap to secure the first seven interest payments and certain other obligations under the senior notes. As of the Petition Date, there was approximately $14.3 million in the pledged account. By order of the Bankruptcy Court, on May 7, 2003 approximately $14.1 million was distributed to the holders of the senior notes in payment of accrued interest that was payable on April 15, 2003. The remaining approximately $200,000 in the pledged account is now collateral securing Leap's obligations under the senior notes. All outstanding amounts under the senior notes in excess of the approximately $200,000 pledged account are general unsecured obligations of Leap.

(2) Under U.S. generally accepted accounting principles (GAAP), Leap is required to allocate a portion of the value received from the senior units offering to the fair value of the warrants issued to the senior note holders in the offering. The amount allocated to the fair value of the warrants is reflected in Leap's GAAP financial statements as "discount" and is amortized over the life of the senior notes using the effective interest method. The $47,033,123 reflected as "discount" on the senior notes in the financial statements included in Leap's Form 10-Q for the quarter ended March 31, 2003 is the remaining unamortized portion of the value previously allocated to the warrants. However, as of the Petition Date, the full $225,000,000 aggregate principal amount outstanding under the senior notes became due and payable, so that amount was reported in Leap's Schedules.

(3) Accrued interest for the senior notes is included in Other Current Liabilities on Leap's consolidated balance sheets in Leap's Form 10-Q for the quarter ended March 31, 2003 (See Note (15)), in contrast to the presentation in the Petition and the Schedules. The difference between the amounts of accrued interest reflected in the Petition (shown as of March 1, 2003) and in the Schedules (shown as of April 13, 2003) is due to the accrual of additional interest on the senior notes with the passage of time.

(4) In April 2002, Leap completed the exchange of certain wireless licenses with NTCH and in connection with that transaction, Leap issued to NTCH a note payable totaling approximately $8.4 million, which is secured by a pledge of the stock of a Leap subsidiary that owns wireless licenses not used in the Cricket business. The note is in default. The face value of the NTCH debt reflected in the Petition was erroneously shown to be net of a scheduled April principal installment payment that was not made. The actual outstanding principal amount of the NTCH debt that should have been reflected on the Petition is $8,383,942, and that amount was reported in Leap's Schedules.

(5) Under U.S. GAAP accounting, Leap is required to present indebtedness in its financial statements net of a deemed "discount" if the stated interest rate under an obligation is less than the prevailing market interest rates at the time the debt is incurred. The amount of the "discount" is the difference between the stated interest rates and management's best estimate of the prevailing market interest rates at the time the debt is incurred, and is amortized over the life of the debt using the effective interest method. The $361,653 reflected as "discount" on the NTCH note in the financial statements included in Leap's Form 10-Q for the quarter ended March 31, 2003 is the remaining unamortized portion of the deemed "discount" on the NTCH note. However, the full principal amount of $8,383,942 is due and payable under the note, and that amount was reported in Leap's Schedules.

(6) In January 2001, Leap entered into a secured loan agreement with Qualcomm Incorporated under which Qualcomm agreed to loan Leap approximately $125.3 million to finance the acquisition of wireless licenses in the FCC's Auction #35. Under the agreement, Leap borrowed approximately $1.5 million to pay loan fees payable under the agreement. This note accrues interest at a variable rate based on LIBOR and accrued interest is added to the outstanding principal amount of the note. The differences in the outstanding amounts shown as of March 1, 2003 in the Petition, as of March 31, 2003 in the Form 10-Q and as of April 13, 2003 in the Schedules reflect the accrual of additional interest on the note with the passage of time.

(7) As more fully discussed in Note (5) above, under U.S. GAAP accounting, Leap is required to present indebtedness in its financial statements net of a deemed "discount" if the stated interest rate under an obligation is less than the prevailing market interest rates at the time the debt is incurred. The $737,028 reflected as "discount" on the Qualcomm note in the financial statements included in Leap's Form 10-Q for the quarter ended March 31, 2003 is the remaining unamortized portion of the deemed "discount" on the Qualcomm note. However, the full outstanding amount of $1,541,501 is due and payable under the note, and that amount was reported in Leap's Schedules.

(8) In connection with the senior secured vendor debt facilities of Cricket Communications, Inc., Leap has pledged to the vendor debt collateral pool the stock of substantially all of Leap's subsidiaries that own FCC wireless licenses, as security for the repayment of Cricket's indebtedness under the vendor debt facilities. Leap did not specifically guarantee this debt. As a result of these pledges of Leap's property as security for the vendor debt, and in accordance with the instructions to the Schedules, Leap reported the approximately $1.6 billion amount outstanding under the senior secured vendor debt facilities on its Schedule D.

(9) In February 2000, Leap completed an offering of 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 and one warrant to purchase Leap common stock. The senior discount notes were issued with substantial original issue discount (OID). Each senior discount note had an initial accreted value of $486.68 and the accreted value increases over time as interest accrues on the notes through April 15, 2005. Interest on the senior discount notes (whether accreted or cash pay) is payable semi-annually. The senior discount notes do not begin to accrue cash interest until April 15, 2005. Each senior discount note has a principal amount at maturity of $1,000. The senior discount notes are general unsecured obligations of Leap.

(10) In preparing its Petition, Leap erroneously included the $668 million face amount at maturity of the senior discount notes as a liability rather than the approximately $500 million accreted value of the senior discount notes which is currently due and payable.

(11) In its GAAP financial statements, the original issue discount that accretes as interest accrues under the senior discount notes is reflected as discount. Of the total amounts shown as discount on the senior discount notes in the financial statements included in Leap's Form 10-Q for the quarter ended March 31, 2003, $165,965,168 is the remaining unamortized portion of the original issue discount. However, the approximately $500,000,000 accreted value under the senior notes became due and payable as of the Petition Date, and accordingly, that amount is reported on Leap's Schedules.

(12) Under U.S. GAAP, Leap is required to allocate a portion of the value received from the senior discount units offering to the fair value of the warrants received by the senior discount note holders in the offering. The amount allocated to the fair value of the warrants is reflected in Leap's GAAP financial statements as "discount" and is amortized over the life of the senior discount notes using the effective interest method. Of the total amounts shown as discount on the senior discount notes in the financial statements included in Leap's Form 10-Q for the quarter ended March 31, 2003, $75,944,441 is the remaining unamortized portion of the value previously allocated to the warrants. However, the approximately $500,000,000 accreted value under the senior discount notes became due and payable as of the Petition Date, and accordingly, that amount is reported on Leap's Schedules.

(13) Represents excess accrued interest on senior notes erroneously reported on Schedule F.

(14) As more fully described in Note (1), Leap's obligations under the senior notes are secured by approximately $200,000 of cash collateral in a pledged account. Thus, the indebtedness under the senior notes was listed as secured debt on Schedule D. However, the remaining $224,632,764 as of the Petition Date represents that portion of the senior note obligations which constitutes general unsecured debt of Leap, and accordingly, that amount was also reported on Schedule F.

(15) "All Other Unsecured Debt" of Leap reported in the Petition and in the financial statements included in Leap's Form 10-Q for the quarter ended March 31, 2003 include deferred tax liabilities (net of deferred tax assets), accrued in accordance with GAAP, of $13.3 million and $14.3 million, respectively. Deferred tax liabilities (net) were not included on Leap's Schedules because these deferred liabilities will be eliminated in connection with the company's emergence from bankruptcy on the effective date of the Plan. As noted above, accrued interest for the senior notes is included in Other Current Liabilities on Leap's consolidated financial statements included in Leap's Form 10-Q, but accrued interest was reported with senior note indebtedness on Schedule D of Leap's Schedules. Other differences in "All Other Unsecured Debt" of Leap between Leap's Petition, GAAP financial statements and Schedules are primarily attributable to fluctuations arising due to the passage of time.

(16) Amounts reported on Leap's Schedule E reflect accrued but unpaid Chilean taxes and employment tax obligations. Amounts shown on this Schedule were included in calculating deferred tax liabilities for Leap's GAAP financial statements, including those set forth in Leap's Form 10-Q for the quarter ended March 31, 2003.